Exhibit 10.16

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXECUTION VERSION

COLLABORATION, OPTION, AND LICENSE AGREEMENT

This COLLABORATION, OPTION, AND LICENSE AGREEMENT (this “Agreement”) is made as of 23 May, 2018 (the “Execution Date), and effective as of the Effective Date (as defined herein) by and between VIR BIOTECHNOLOGY, INC., a Delaware corporation, having a place of business at 499 Illinois Street, San Francisco, California 94158, United States of America (“Vir”), BIIG THERAPEUTICS LIMITED, DBA BRII BIOSCIENCES LIMITED, a corporation organized under the laws of the Cayman Islands, having a registered office at Vistra (Cayman) Limited, P. O. Box 31119, Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1—1205 Cayman Islands (“Parent”), and BRII BIOSCIENCES OFFSHORE LIMITED a corporation to be established by Parent in accordance with Section 17.1 of this Agreement and organized under the laws of the Cayman Islands, having a registered office at Vistra (Cayman) Limited, P. O. Box 31119, Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1—1205 Cayman Islands (“Brii Bio”). Vir, Parent and Brii Bio (following the Effective Date) are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Vir is a biopharmaceutical company that is engaged in the research, development, and commercialization of biopharmaceutical products, including for the treatment of infectious diseases, for commercialization within the United States and globally;

WHEREAS, Brii Bio is a biopharmaceutical company that will be wholly-owned by Parent and will be engaged, itself or through its Affiliates, in the research, development, and commercialization of pharmaceutical products in the greater China market that is exploring opportunities to acquire rights in other programs for the treatment of chronic infectious diseases;

WHEREAS, Vir and Brii Bio wish to collaborate in connection with certain development activities under each other’s programs (or programs of Parent or of a Party’s Affiliates), and following proof of concept in such programs (or such other earlier time as Vir and Brii Bio may agree), to grant to the applicable Party a specified number of options, exercisable at times and as further set forth in this Agreement, to obtain exclusive rights to develop and commercialize products arising from such programs;

WHEREAS, upon each exercise of an option for a Vir Program, Brii Bio wishes to obtain from Vir an exclusive license to develop and commercialize products arising from such Licensed Vir Program in the China Territory, and Vir is willing to grant such a license to Brii Bio, all in accordance with the terms and conditions set forth herein; and

WHEREAS, following each exercise of an option by Brii Bio for a Vir Program, Brii Bio will grant to Vir a corresponding option for a Brii Bio Program;

EXECUTION VERSION

WHEREAS, upon each exercise of an option for a Brii Bio Program, Vir wishes to obtain from Brii Bio an exclusive license to develop and commercialize products arising from such Licensed Brii Bio Program in the United States, and Brii Bio is willing to grant such a license to Vir, all in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants contained herein, the receipt and sufficiency of which are acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1 “Acquisition Affiliate” means an Third Party that becomes an Affiliate of a Party after the Effective Date as a result of a Change of Control of such Party.

1.2 “Active Ingredient” means the clinically active materials that provide pharmacological activity in a pharmaceutical product (excluding formulation components such as coatings, stabilizers, excipients or solvents, adjuvants or controlled release technologies).

1.3 “Affiliate” means, with respect to an Entity, any Entity that controls, is controlled by, or is under common control with such Entity. For the purpose of this definition only, “control” (including, with correlative meaning, the terms “controlled by” and “under the common control”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of an Entity, whether by the ownership of more than fifty percent (50%) of the voting stocking of such Entity, by contract or otherwise.

1.4 “Applicable Laws” means collectively all laws, regulations, ordinances, decrees, judicial and administrative orders (and any license, franchise, permit or similar right granted under any of the foregoing) and any policies and other requirements of any applicable Governmental Authority that govern or otherwise apply to a Party’s activities in connection with this Agreement.

1.5 “Brii Bio Know-How” means (a) any and all Know-How that is Controlled by Brii Bio or its Affiliates (including Parent) as of the Effective Date or during the Pre-Option Development Period that is [***] in connection with Products arising from Collaboration Programs, and (b) any and all Know-How that is Controlled by Brii Bio or its Affiliates as of the Option Exercise Date or thereafter during the Term that is [***] the Development, Manufacture, or Commercialization of Licensed Products. Notwithstanding the foregoing, Brii Bio Know-How will exclude any Know-How Controlled by any Acquisition Affiliate of Brii Bio before such Third Party became an Acquisition Affiliate of Brii Bio.

1.6 “Brii Bio Option Period” means, for each Vir Program, the period beginning on the earlier of (a) the date that [***] for such Vir Program (or the date that [***]), or (b) the date that such Vir Program is [***], and expiring on the date that is [***] after the date on which Vir [***] (subject to any applicable extensions to such [***] time period provided under Section 4.2(a)).

EXECUTION VERSION

1.7 “Brii Bio Option Term” means the period commencing on the Effective Date, and ending on the earlier of (a) the date that Brii Bio delivers an Option Exercise Notice for the fourth Vir Program under this Agreement, and (b) (i) if Parent has not undergone an IPO, the fifth anniversary of the Effective Date, or (ii) if Parent has undergone an IPO, the seventh anniversary of the Effective Date.

1.8 “Brii Bio Patents” means (a) any and all Patents that are Controlled by Brii Bio or its Affiliates (including Parent) as of the Effective Date or during the Pre-Option Development Period that are [***] in connection with Products arising from Collaboration Programs, and (b) any and all Patents that are Controlled by Brii Bio or its Affiliates as of the Option Exercise Date or thereafter during the Term that are [***] the Development, Manufacture, or Commercialization of Licensed Products. Notwithstanding the foregoing, Brii Bio Patents will exclude any Patents Controlled by any Acquisition Affiliate of Brii Bio before such Third Party became an Acquisition Affiliate of Brii Bio.

1.9 “Brii Bio Program” means any Program in the Field that is being conducted by or on behalf of Brii Bio or Parent, or that is Controlled by Brii Bio or Parent as a result of the grant of development and commercialization rights from a Third Party.

1.10 “Brii Bio Technology” means the Brii Bio Know-How and the Brii Bio Patents.

1.11 “Business Day” means a day other than a Saturday, Sunday or a day on which banking institutions in San Francisco, California or Shanghai, China, are required by Applicable Laws to remain closed.

1.12 “Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.13 “Calendar Year” means each twelve (12)-month period commencing on January 1.

1.14 “CFDA” means the China Food and Drug Administration, and local counterparts thereto, and any successor agency(ies) or authority thereto having substantially the same function.

1.15 “Change of Control” means, with respect to a Party: (a) the sale of all or substantially all of such Party’s assets or business to which the subject matter of this Agreement relates; (b) a merger, reorganization or consolidation involving such Party in which the holders of the voting securities of such Party outstanding immediately prior thereto cease to beneficially own at least fifty percent (50%) of the combined voting power of the surviving entity, directly or indirectly, immediately after such merger, reorganization or consolidation; or (c) a transaction or series of related transactions in which an entity (together with its Affiliates) or individual, or group of entities (and their affiliates) and/or individuals acting in concert, acquires more than fifty percent (50%) of the voting equity securities of such Party, or (d) the stockholders or equity holders of such Party will approve a plan of complete liquidation of such Party or an agreement

EXECUTION VERSION

for the sale or disposition by such Party of all or a substantial portion of its assets, other than pursuant to the transaction as described above or to an Affiliate. Notwithstanding the foregoing, the sale or issuance of shares in exchange for cash for purposes of a bona fide financing will not constitute a Change of Control.

1.16 “China Territory” means the People’s Republic of China, Hong Kong, Taiwan, and Macau.

1.17 “Clinical Trial” means a Phase 1 Trial, Phase 2 Trial, Phase 3 Trial, Pivotal Clinical Trial or Phase 4 Trial, or such other study in humans that is conducted in accordance with good clinical practices and is designed to generate data in support or maintenance of Regulatory Approval or other similar marketing application.

1.18 “Collaboration Program” means (a) any Vir Program or Brii Bio Program, as applicable, where (i) the Parties have agreed to collaborate under and pursuant to this Agreement, by the conduct of Pre-Option Development Activities, or (ii) one Party has elected to conduct Pre-Option Development Activities without the assistance of the other Party in the China Territory (in the case of a Vir Program), or the United States (in the case of a Brii Bio Program) (i.e. where Section 3.10 or Section 3.12 apply), (b) any Licensed Vir Program, and (c) any Licensed Brii Bio Program.

1.19 “Commercialization Plan” means, with respect to a Licensed Product, the written strategic and tactical plans and commercial budget for the Commercialization of such Licensed Product in the applicable Territory.

1.20 “Commercialization” or “Commercialize” means those activities conducted by a Party after exercise of an Option with respect to a Collaboration Program directed to marketing, promoting, advertising, exhibiting, distributing, detailing, selling (and offering for sale or contracting to sell) or otherwise commercially exploiting (including pricing and reimbursement activities) a Licensed Product of such Collaboration Program (including importing and exporting activities in connection therewith) in the Field in the applicable Territory.

1.21 “Commercially Reasonable Efforts” means, with respect to a Party’s obligations or activities under this Agreement, [***].

1.22 “Competing Product” means, with respect to a particular Licensed Product, a biological or pharmaceutical product that (a) is directed to the same Target as such Licensed Product, (b) is being clinically developed or commercialized for use in the same indication as such Licensed Product, and (c) has the same mechanism of action as such Licensed Product.

1.23 “Complete,” “Completed,” or “Completion” means, with respect to a Clinical Trial, the point in time at which the primary database lock for such study has occurred and, if such study has a statistical analysis plan, the data generated based on that primary database lock under the statistical analysis plan for such study are available.

EXECUTION VERSION

1.24 “Confidential Information” means any and all proprietary Know-How and Information, including scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, whether communicated in writing or orally or by any other method, that is provided by or on behalf of one Party or its Affiliate to the other Party or its Affiliate in connection with this Agreement. Notwithstanding the foregoing, all Know-How and Information [***], and all Know-How and Information [***]. The terms of this Agreement are the Confidential Information of both Parties.

1.25 “Control” or “Controlled” means, with respect to (a) any Know-How, Patents or other intellectual property rights, that a Party has the legal authority or right (whether by ownership, license or otherwise) to grant to the other Party a license, sublicense, access or right to use (as applicable) under such Know-How, Patents, or other intellectual property rights, on the terms and conditions set forth herein, and (b) any Program, that a Party has the legal authority or right (whether by ownership, license, contract or otherwise) to grant to the other Party a license, sublicense, access or other right to Develop and Commercialize Compounds and Products arising from such Program, on the terms and conditions set forth herein, including in the China Territory (in the case of a Vir Program), or the United States (in the case of a Brii Bio Program), in each case of (a) and/or (b), without breaching the terms of any agreement with a Third Party.

1.26 “Cover” means, with respect to a claim of a Patent and a Licensed Product, that such claim would be infringed, absent a license, by the use, offer for sale, sale or importation of such Licensed Product (considering claims of patent applications to be issued as then pending).

1.27 “Develop” or “Development” or “Developing” means those activities conducted by a Party after exercise of an Option with respect to a Collaboration Program related to preclinical and clinical drug or biological development activities for Licensed Products in the Field, including test method development, stability testing, toxicology, formulation, statistical analysis, preclinical and clinical studies and regulatory affairs, making Regulatory Submissions, and seeking and obtaining Regulatory Approval.

1.28 “Dollar” means the U.S. dollar, and “$” shall be interpreted accordingly.

1.29 “Effective Date” means the later of (a) the date upon which the conditions set forth in Section 17.1 are satisfied, and (b) the date upon which the shares are issued to Vir by Brii Bio pursuant to the Share Purchase Agreement.

1.30 “Entity” means a partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization.

1.31 “FDA” means the United States Food and Drug Administration or any successor entity thereto.

1.32 “Field” means the treatment, palliation, diagnosis, prevention or cure of acute and chronic diseases of infectious pathogen origin or hosted by pathogen infection.

1.33 “First Commercial Sale” means, with respect to any Licensed Product in any country or jurisdiction, the first sale of such Licensed Product to a Third Party for distribution, use or consumption in such country or jurisdiction after Regulatory Approvals, as applicable, have been obtained for such Licensed Product in such country or jurisdiction.

EXECUTION VERSION

1.34 “FTE Rate” means a rate of [***].

1.35 “FTE” means the equivalent of the work of a full-time employee of a Party for a twelve (12)-month period.

1.36 “Fully Burdened Manufacturing Cost” means, with respect to any Licensed Product supplied by or on behalf of a Party to the other Party hereunder:

(a) if such Licensed Product (or any precursor or intermediate thereof) is Manufactured by a Third Party manufacturer, (i) [***]; or

(b) if such Licensed Product (or any precursor or intermediate thereof) is Manufactured by the supplying Party or its Affiliate, the [***]. Such [***] costs shall be calculated in accordance with GAAP.

1.37 “GAAP” means United States generally accepted accounting principles, consistently applied.

1.38 “GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of clinical trials, including, as applicable (a) as set forth in the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) (the “ICH Guidelines”) and any other guidelines for good clinical practice for trials on medicinal products in the applicable Territory, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) the equivalent Applicable Laws in the applicable Territory, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.39 “Generic Product” means, with respect to a Licensed Product in a particular regulatory jurisdiction, any pharmaceutical product that (a) (i) contains the same active pharmaceutical ingredients as such Licensed Product and is approved by the Regulatory Authority in such country based on reference to data contained in an earlier regulatory filing of the Licensed Product; or (ii) is A or AB Rated (defined below) with respect to such Licensed Product or otherwise approved by the Regulatory Authority in such country as a substitutable generic for such Licensed Product; and (b) is sold in such jurisdiction by a Third Party that is not a sublicensee and did not purchase such product or its active pharmaceutical ingredients in a chain of title that included Vir or Brii Bio or their Affiliates or sublicensees. For purposes of this definition, “A or AB Rated” means “therapeutically equivalent” as determined by the FDA, CFDA, or the applicable Regulatory Authority.

1.40 “Global Development Plan” means the Vir Global Plan or the Brii Bio Global Plan, as applicable.

EXECUTION VERSION

1.41 “GLP” means all applicable Good Laboratory Practice standards, including, as applicable, as set forth in the then-current good laboratory practice standards promulgated or endorsed by the U.S. Food and Drug Administration, as defined in 21 C.F.R. Part 58, and the equivalent Applicable Laws in the applicable Territory, each as may be amended and applicable from time to time.

1.42 “GMP” means all applicable current Good Manufacturing Practices, including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, (b) European Directive 2003/94/EC and Eudralex 4, (c) the principles detailed in the International Conference on Harmonization’s Q7 guidelines, and (d) the equivalent Applicable Laws in any relevant country or region, each as may be amended and applicable from time to time.

1.43 “Governmental Authority” means any federal, state, national, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.44 “HBV” means human hepatitis B virus.

1.45 “High-Commercial Potential Program” means (a) any Licensed Vir Program that is [***] or (b) any Licensed Brii Bio Program that is [***].

1.46 “IND” means an investigational new drug application or equivalent application filed with a Regulatory Authority in a given country, which application is required to commence human clinical trials in such country.

1.47 “Information” means any and all tangible and intangible (a) techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms, and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material; that, in each case, are not in the public domain.

1.48 “Included Vir Programs” means the Vir Programs listed on Exhibit 1.48.

1.49 “Invention” means any information, discovery, improvement, modification, process, method, design, protocol, formula, data, invention, algorithm, forecast, profile, strategy, plan, result, know-how and trade secret, patentable or otherwise, that is discovered, generated, conceived or reduced to practice by or on behalf of either Party (including by its Affiliates, employees, agents, or contractors), whether solely or jointly, in the course of the performance of this Agreement, including all rights, title and interest in and to the intellectual property rights therein and thereto.

1.50 “IPO” means an initial public offering of the equity securities of Brii Bio.

EXECUTION VERSION

1.51 “Know-How” means any proprietary scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including databases, safety information, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and Manufacturing Process and development information, results and data.

1.52 “Licensed Product” means any Product that is part of a Licensed Program.

1.53 “Licensed Brii Bio Program” means a Brii Bio Program for which Vir has exercised a Vir Option pursuant to Section 4.3(b).

1.54 “Licensed Program” means a Licensed Vir Program or a Licensed Brii Bio Program, as applicable.

1.55 “Licensed Vir Program” means a Vir Program for which Brii Bio has exercised a Brii Bio Option pursuant to Section 4.3(a).

1.56 “Low-Commercial Potential Program” (a) any Licensed Vir Program that is [***] or (b) any Licensed Brii Bio Program that is [***].

1.57 “Manufacture”, “Manufactured” or “Manufacturing” means all activities conducted in connection with the manufacture or production of a Product or Licensed Product, including activities relating to the receipt of materials, labeling, quality control testing, release, and storage of Product or Licensed Product, as applicable, and all related controls.

1.58 “Manufacturing Process” means with respect to Product or Licensed Product, as applicable, the Manufacturing production steps and control system (e.g., analytical methods), including any improvements or modifications thereto.

1.59 “Manufacturing Technology Transfer” means the transfer of the Manufacturing Process (and modifications and improvements thereof from time to time) from the Transferring Party to the Assuming Party, as further provided for in this Agreement and in the Manufacturing Technology Transfer Agreement, in each case to include the provision of (a) copies of the technical documentation, specifications, procedures and other know-how related to the Manufacturing Process (including all data, documentation, and records describing or otherwise related to the Manufacturing Process or any part thereof), and (b) technical transfer services by a reasonable number of people knowledgeable and skilled in the Manufacture of Licensed Product, including reasonable access to and consultation with such people.

1.60 “Mid-Commercial Potential Program” (a) any Licensed Vir Program that is [***] or (b) any Licensed Brii Bio Program that is [***].

EXECUTION VERSION

1.61 “Net Sales” means with respect to a Licensed Product, the aggregate amount billed during the applicable period in a country by the selling Party or its Affiliates, licensees and sublicensees (each of the foregoing, a “Seller”) in such country for all sales of such Licensed Product to independent, unrelated persons (“Buyers”) in bona fide arm’s length transactions after deducting, if not previously deducted, from the amount invoiced or received, the following deductions to the extent actually applied or taken with respect to such sales of Licensed Products:

(a) [***];

(b) [***];

(c) [***];

(d) [***];

(e) [***];

(f) [***];

(g) [***]; and

(h) [***].

All such amounts shall be determined from the books and records of the Seller, maintained in accordance with applicable accounting standards, consistently applied.

If a Licensed Product is sold in the form of a combination product containing both a Licensed Product and one or more other Active Ingredients (whether co-formulated or co-packaged) that is not a Licensed Product (a “Combination Product”), the Net Sales of such Licensed Product for the purpose of calculating royalties owed under this Agreement for sales of such Licensed Product, is determined as follows: first, Seller shall determine the actual Net Sales of such Combination Product (using the above provisions) and then such amount is multiplied by the fraction A/(A+B), where A is the invoice price of such Licensed Product, if sold separately, and B is the total aggregate invoice price of all other Active Ingredients in such Combination Product if sold separately, in each case, in the country in which the Combination Product was sold. In each case, A and B will be adjusted on a pro rata basis to account for dosing differences between the amounts of Active Ingredients included in the Combination Product relative to the amounts of Active Ingredients included in the separately sold product. If any other Active Ingredient in such Combination Product is not sold separately, Net Sales will be calculated by multiplying actual Net Sales of such Combination Product by a fraction A/C where A is the invoice price of such Licensed Product if sold separately, and C is the invoice price of such Combination Product in such country. If neither such Licensed Product nor any other Active Ingredient in such Combination Product is sold separately, the adjustment to Net Sales shall be determined by the Parties in good faith to reasonably reflect the fair market value of the contribution of such Licensed Product in such Combination Product to the total fair market value of such Combination Product. [***]. With respect to any sale of any Licensed Product in a given country for any substantive consideration other than monetary consideration on arm’s-length terms (which has the effect of reducing the invoiced amount below what it would have been in the absence of such non-monetary consideration), for purposes of calculating the Net Sales, such Licensed Product shall be deemed to be [***]. Notwithstanding the foregoing, Net Sales excludes amounts (whether actually existing or deemed to exist for purposes of

EXECUTION VERSION

calculation) for Licensed Products distributed for use in Clinical Trials, inter-company transfers to Affiliates, registration samples, compassionate uses, named patient, and promotional samples (in commercially reasonable quantities), provided that in each case the amounts paid on transfer is no greater than the fully burdened cost to Manufacture and supply such Licensed Product.

If two (2) or more Licensed Products are (i) sold together in the form of a combination product (whether co-packaged, bundled, or co-formulated), or (ii) sold for use in a combination therapy, including where each Licensed Product is packaged and sold separately (a “Combination Licensed Product”), then no later than [***] of such Licensed Products in such combination (or for such combination therapy) the Parties will discuss through the JSC to agree upon the appropriate accounting treatment for Net Sales of such Combination Licensed Product for royalty and sales milestone purposes, which may include, without limitation [***].

1.62 “Option” means the Brii Bio Option or the Vir Option, as applicable.

1.63 “Option Data Package” means, with respect to data and other information from all Pre-Option Development Activities for a given Collaboration Program through the achievement of Proof of Concept, a package of materials comprising copies of: [***].

1.64 “Option Exercise Date” means (a) with respect to a Vir Program, the date on which Brii Bio provides Vir with an Option Exercise Notice for such Vir Program pursuant to Section 4.3(a), and (b) with respect to a Brii Bio Program, the date on which Vir provides Brii Bio with an Option Exercise Notice for such Brii Bio Program pursuant to Section 4.3(b), as applicable.

1.65 “Option Exercise Fee” means, on a Collaboration Program-by-Collaboration Program basis for which a Brii Bio Option or Vir Option as applicable, is exercised, (a) the amount paid by Brii Bio to Vir under Section 10.2(a) or (b) the amount paid by Vir to Brii Bio under Section 10.2(b), as applicable.

1.66 “Option Exercise Notice” means the written notice provided by (a) Vir to Brii Bio, or (b) by Brii Bio to Vir, in each case to exercise the delivering Party’s Option for a Collaboration Program pursuant to Section 4.3.

1.67 “Option Period” means the Brii Bio Option Period or the Vir Option Period, as applicable.

1.68 “Option Term” means the Brii Bio Option Term or the Vir Option Term, as applicable.

1.69 “Patents” means any U.S., foreign, international or regional patent application or patent in any jurisdiction (including any provisional, non-provisional, divisional, continuation or continuation-in-part application, and any patents that issue thereon); and any reissue, renewal, substitution, extension or addition of any of the foregoing patents or applications; and any foreign equivalents of any of the foregoing (as more fully set forth in this Agreement).

1.70 “Person” means any individual, Entity, unincorporated organization or association, or governmental authority or agency.

EXECUTION VERSION

1.71 “Phase 1 Trial” means, with respect to a Product, a first Clinical Trial in human beings of such Product, as further defined in 21 C.F.R. 312.21(a) or the corresponding regulation in jurisdictions other than the United States.

1.72 “Phase 2 Trial” means, with respect to a Product, a Clinical Trial that is intended to explore the feasibility, safety, dose ranging or efficacy of such Product, that is prospectively designed to generate sufficient data (if successful) to commence a Pivotal Clinical Trial (or foreign equivalent) of such Product, as further defined in 21 C.F.R. 312.21(b) or the corresponding regulation in jurisdictions other than the United States.

1.73 “Phase 3 Trial” means, with respect to a Licensed Product, a Pivotal Clinical Trial in humans performed to gain evidence with statistical significance of the efficacy of such product in a target population, and to obtain expanded evidence of safety for such Product that is needed to evaluate the overall benefit-risk relationship of such product, to form the basis for approval of an NDA by a Regulatory Authority and to provide an adequate basis for physician labeling, as described in 21 C.F.R. 312.21(c), as amended from time to time, or the corresponding regulation in jurisdictions other than the United States.

1.74 “Phase 4 Trial” means, with respect to a Licensed Product, (a) any Clinical Trial conducted to satisfy a requirement of a Regulatory Authority in order to maintain a Regulatory Approval for such Licensed Product or (b) any Clinical Trial conducted after the first Regulatory Approval in the same disease state for which such Licensed Product received Regulatory Approval other than for purposes of obtaining Regulatory Approval.

1.75 “Pivotal Clinical Trial” means (a) a Phase 3 Trial, or (b) a human clinical trial of a Licensed Product that satisfies the requirements of 21 C.F.R. § 312.21(c) and is a registration trial designed to establish statistically significant efficacy and safety of such Licensed Product for the purpose of enabling the preparation and submission of application for Regulatory Approval to the competent Regulatory Authorities in a given country, as evidenced by (i) an agreement with or statement from the FDA on a Special Protocol Assessment or equivalent in another country or (ii) other guidance or minutes issued by the FDA, for such registration trial or equivalent in another country, or (iii) a Party’s public statements, with respect to each, where the results of such clinical trial are intended (if supportive) to be used to establish both safety and efficacy of such Licensed Product in patients that are the subject of such trial and serve as the basis for obtaining initial or supplemental Regulatory Approval in the United States of such Licensed Product. For clarity, any compassionate use dosing with respect to a Licensed Product shall not be considered the initiation of a Pivotal Clinical Trial with respect to such Licensed Product.

1.76 “Pre-Option Development Activities” means with respect to a Collaboration Program prior to exercise of an Option for such Collaboration Program, all activities related to the clinical development of Products and Compounds arising from such Collaboration Program, including, as applicable, [***].

1.77 “Pre-Option Development Budget” means the budget for the conduct of the Pre-Option Development Activities for a given Collaboration Program, as set forth in the Pre-Option Development Plan, as the same may be amended from time to time in accordance with this Agreement.

EXECUTION VERSION

1.78 “Pre-Option Development Period” means, for each Collaboration Program, the period of time beginning on the date [***] and ending upon the earliest of (a) [***], (b) [***], and (c) [***].

1.79 “Pre-Option Development Plan” means the written plan, as it may be amended from time to time by mutual agreement of the Parties, for the conduct by a Party of Pre-Option Development Activities for the other Party’s Collaboration Program in such first Party’s Territory (i.e., Brii Bio’s conduct of Pre-Option Development Activities for a Vir Program in the China Territory or Vir’s conduct of Pre-Option Development Activities for a Brii Bio Program in the United States), setting forth, among other things (a) a description of such Pre-Option Development Activities, including an estimated timeline for performance of such Pre-Option Development Activities, (b) the quantities and timing of supply of Product and Compound for such Pre-Option Development Activities, (c) the protocol for any Clinical Trials, and (d) the Pre-Option Development Budget for such Pre-Option Development Activities.

1.80 “Product” means any pharmaceutical or biological compound or product included in a Collaboration Program, in any form, presentation, formulation or dosage form.

1.81 “Program” means, with respect to a Party, a program of activities (a) conducted internally by or on behalf of such Party, or (b) to which such Party acquires development and commercialization rights from a Third Party, in each case directed to the research, development, manufacture or commercialization of one or more biological or pharmaceutical products directed to a specified Target. A Program includes all compounds and products directed to such Target, [***]. Notwithstanding the foregoing, if any Third Party becomes an Acquisition Affiliate of a Party after the Effective Date, the programs of such Acquisition Affiliate existing prior to the date such Third Party became such Party’s Acquisition Affiliate will not be included as a Program under this Agreement.

1.82 “Proof of Concept” means, with respect to each Collaboration Program, the date upon which Vir provides written notice to Brii Bio (in the case of a Vir Program), or Brii Bio provides written notice to Vir (in the case of a Brii Bio Program), that [***], provided that if a Controlling Party fails to provide written notice to the other Party of such achievement, Proof of Concept will be [***].

1.83 “Regulatory Approval” means, with respect to a Licensed Product in a Territory, all approvals that are necessary for the commercial sale of such Licensed Product in such Territory, excluding any pricing and reimbursement approvals.

1.84 “Regulatory Authority” means any applicable Governmental Authority responsible for granting Regulatory Approvals and any pricing or reimbursement approvals, as applicable, for Licensed Products, including the FDA and the CFDA, and any corresponding national or regional regulatory authorities.

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1.85 “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a Licensed Product other than Patents, including rights conferred in the United States under the Hatch-Waxman Act or the FDA Modernization Act of 1997 (but excluding any patent term extension mechanism), in the China Territory by the Regulations for the Implementation of Drug Administration Law of the People’s Republic of China, or rights similar thereto in any other jurisdiction.

1.86 “Regulatory Submissions” means any filing, application or submission with any Regulatory Authority, including authorizations, approvals or clearances arising from the foregoing, including Regulatory Approvals and any pricing or reimbursement approvals, as applicable, and all correspondence or communication with or from the relevant Regulatory Authority, as well as minutes of any material meetings, telephone conferences, or discussions with the relevant Regulatory Authority, in each case, with respect to a Licensed Product.

1.87 “Share Purchase Agreement” means that certain Share Purchase Agreement between the Parties dated as of the Effective Date and attached hereto as Exhibit 1.87.

1.88 “Target” means (a) a specific biological molecule that is identified by a GenBank accession number or similar information, or by its amino acid or nucleic acid sequence, (b) any naturally occurring mutant or allelic variant of a molecule disclosed in the foregoing clause (a), including transcriptional and posttranscriptional isoforms (e.g., alternative splice variants), and post-translational modification variants (e.g., protein processing, maturation and glycosylation variants), and (c) truncated forms (including fragments thereof); in each case of (b) and (c) that have a biological function substantially identical to that of a molecule disclosed in the foregoing clause (a).

1.89 “Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including any interest thereon). For the avoidance of doubt, Taxes includes value add taxes (“VAT”).

1.90 “Territory” means, with respect to a Licensed Vir Program, the China Territory, or with respect to a Licensed Brii Bio Program, the United States.

1.91 “Territory Development Plan” means the China Development Plan or the U.S. Development Plan, as applicable.

1.92 “Third Party” means any Person other than (a) Vir and its Affiliates or (b) Brii Bio and its Affiliates.

1.93 “United States” means the United States of America.

1.94 “Valid Claim” means, with respect to any claim included in the Vir Patents (with respect to a Vir Program) or the Brii Bio Patents (with respect to a Brii Bio Program), (a) a claim of an issued, unexpired Patent that has not been revoked, disclaimed, abandoned or held invalid or unenforceable by a court or other body of competent jurisdiction in an unappealed or unappealable decision and (b) a claim of any patent application included in such Patents that has been pending [***] or less from the date of its earliest priority date, and that has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application.

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1.95 “Vir-Alnylam Agreement” means the Collaboration and License Agreement between Vir and Alnylam Pharmaceuticals, Inc. (“Alnylam”) dated October 2, 2017.

1.96 “Vir-Alnylam Program” means the Program to which Vir obtained rights from Alnylam pursuant to the Vir-Alnylam Agreement for the development and commercialization of products that contain or are comprised of one or more siRNAs as an active ingredient that are directed to HBV as the Target, including [***] (as such terms are defined in the Vir-Alnylam Agreement).

1.97 “Vir Know-How” means (a) any and all Know-How that is Controlled by Vir or its Affiliates as of the Effective Date or during the Pre-Option Development Period that is [***], and (b) any and all Know-How that is Controlled by Vir or its Affiliates as of the Option Exercise Date or thereafter during the Term that is [***]. Notwithstanding the foregoing, Vir Know-How will exclude any Know-How Controlled by any Acquisition Affiliate of Vir before such Third Party became an Acquisition Affiliate of Vir.

1.98 “Vir Option Period” means each period beginning on the date on which Brii Bio exercises a Brii Bio Option for a Vir Program, and expiring on the date that is [***] after the date on which Brii Bio [***] for a Brii Bio Program that is the subject of Pre-Option Development Activities following the commencement of and during the Vir Option Period (subject to any applicable extensions to such [***] time period provided under Section 4.2(b)).

1.99 “Vir Option Term” means the period commencing on the Effective Date, and ending two (2) years following the expiration of the Brii Bio Option Term.

1.100 “Vir Patents” means (a) any and all Patents that are Controlled by Vir or its Affiliates as of the Effective Date or during the Pre-Option Development Period that are [***] in connection with Products arising from Collaboration Programs, and (b) any and all Patents that are Controlled by Vir or its Affiliates as of the Option Exercise Date or thereafter during the Term that are [***] the Development, Manufacture, or Commercialization of Licensed Products. Notwithstanding the foregoing, Vir Patents will exclude any Patents Controlled by any Acquisition Affiliate of Vir before such Third Party became an Acquisition Affiliate of Vir.

1.101 “Vir Program” means any Program in the Field that is being conducted by or on behalf of Vir, or that is Controlled by Vir as a result of the grant of development and commercialization rights from a Third Party.

1.102 “Vir Technology” means the Vir Know-How and the Vir Patents.

1.103 Additional Definitions. The following table identifies the location of definitions set forth in various Sections of this Agreement:

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Definition	Section
Agreement	Preamble
Alliance Manager	2.2
Alnylam	1.94
Anti-Corruption Laws	12.7(a)
Assuming Party	8.3(b)
Arbitration Notice	16.3(a)
Arbitrators	16.3(b)
Brii Bio Commercial Quality Agreement	8.2(b)
Brii Bio Commercial Supply Agreement	8.2(b)
Brii Bio Global Plan	6.3(b)
Brii Bio Indemnitees	13.2
Brii Bio Option	4.1(a)
Brii Bio Program Termination Costs	15.5(a)(ii)
Brii Bio Program Termination Notice	4.5(b)
Brii Bio Publication	11.4(a)
Brii Bio Technology Transfer	5.10(b)
Brii Bio Pre-Option Inventions	3.11(b)
Buyer	1.58
China Development Plan	6.2(a)
Combination Product	1.58
Commercial Potential	10.7(b)
Competing Program	5.9(a)
Confidentiality Agreement	17.6
Controlling Party	3.1(a)(i)
Development Records	6.6
Different Mechanism	1.78
Disclosing Party	11.1(a)
Dispute	16.1
Early Option Trigger Notice	4.3(d)
Effective Date	Preamble
Examined Party	10.10
Executive Officers	2.3(d)
Examined Party	10.10
Executive Officers	2.3(d)
Global Brand Elements	9.3(c)
Global Development Plan	6.3
Granting Party	2.1(b)
ICH Guidelines	1.37
Indemnified Party	13.3
Indemnifying Party	13.3
Joint Inventions	14.1(a)
Joint Patent	14.1(a)
JDC	2.4(a)

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JSC	2.3(a)
Losses	13.1
Materials	3.6
QA	1.35(a)
QC	1.35(a)
Option Party	2.1(b)
Party/Parties	Preamble
Paying Party	10.11(b)
Potential Program List	3.1(a)(i)
Public Official	12.7(d)
Publication	11.4
Receiving Party	11.1(a)
Recipient	10.11(b)
Review Period	11.4(a)
Royalty Term	10.5(b)
Rules	16.3(a)
Safety Agreement	7.3(a)
Sales Model	10.7(b)
SEC	11.6(c)
Seller	1.58
Sole Inventions	14.1(a)
Sponsor	3.5
Term	15.1
Terminated Brii Bio Program Products	15.5(a)(ii)
Terminated Vir Program Products	15.5(a)(i)
Third Party Brii Bio Program IP	5.6
Third Party Vir Program IP	5.5(a)
Transferring Party	8.3(b)
U.S. Development Plan	6.2(b)
VAT	1.86
Vir Commercial Quality Agreement	8.2(a)
Vir Commercial Supply Agreement	8.2(a)
Vir Global Plan	6.3(a)
Vir Indemnitees	13.1
Vir Option	4.1(b)
Vir Program Development Costs	15.5(a)(i)
Vir Program Termination Notice	4.5
Vir Publication	11.4(b)
Vir Technology Transfer	5.10(a)
Vir Pre-Option Inventions	3.11(a)

EXECUTION VERSION

ARTICLE 2

COLLABORATION OVERVIEW; GOVERNANCE

2.1 Collaboration Overview. In accordance with the terms and conditions of this Agreement, the Parties shall undertake a collaboration under this Agreement consisting, in general, of the following major components:

(a) Pre-Option Research and Development Activities. During the Pre-Option Development Period, the Parties will mutually agree upon certain Programs for which they desire to collaborate to conduct certain discovery, research, preclinical development, and clinical development activities in the China Territory (in the case of Vir Programs) or the United States (in the case of Brii Bio Programs), as further set forth in Article 3.

(b) Option and License. On a Collaboration Program-by-Collaboration Program basis, each Controlling Party will grant the other Party (the “Option Party”) an exclusive option, exercisable by Brii Bio with respect to up to four (4) Collaboration Programs of Vir during the Brii Bio Option Term and exercisable by Vir only after each exercise by Brii Bio of a Brii Bio Option for up to four (4) Collaboration Programs of Brii Bio during the Vir Option Term, as applicable, at times specified in and in accordance with Article 4, to be granted the exclusive right to develop and commercialize compounds and products arising from such Collaboration Program. The rights and obligations of the Parties with respect to the foregoing, and the licenses granted to the Option Party thereafter, are set forth in Article 4 and Article 5.

(c) Post-Option Development and Commercialization Activities. After an Option Party has exercised an option with respect to a Collaboration Program, the Parties shall collaborate under mutually agreed development plans with respect to additional clinical development activities directed to obtaining regulatory approval for licensed products within such Collaboration Program, The rights and obligations of the Parties with respect to the foregoing are set forth in Article 6 and Article 7. Each Party’s rights and obligations with respect to commercialization of Licensed Products are set forth in Article 9.

(d) Manufacturing and Supply. Each Controlling Party shall be responsible for the supply to the Option Party of all compounds and Products necessary for the conduct of Pre-Option Development, if any, and Licensed Products for Development. Upon the request of the Option Party, the Parties shall negotiate a commercial supply agreement following exercise of the option. The rights and obligations of the Parties with respect to the foregoing are set forth in Article 8.

2.2 Alliance Managers. Within fifteen (15) days following the Effective Date, each Party shall appoint a senior representative having a general understanding of drug manufacturing, Development, and Commercialization issues to act as such Party’s alliance manager under this Agreement (“Alliance Manager”). The Alliance Managers will be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration within and among the JSC and the JDC, and between the Parties. Each Party may replace its Alliance Manager on written notice to the other Party.

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2.3 Joint Steering Committee.

(a) Formation. The Parties shall establish a joint steering committee (the “JSC”) to monitor and coordinate the Development, Manufacture, and Commercialization of Licensed Products. The JSC will be composed of [***] senior executives of each Party, and will be co-chaired by one senior executive from each Party.

(b) Role. The JSC will perform the following functions:

(i) [***];

(ii) [***];

(iii) [***];

(iv) [***];

(v) [***];

(vi) [***];

(vii) [***];

(viii) [***];

(ix) [***];

(x) [***];

(xi) establish and oversee the JDC and additional subcommittees as deemed necessary or advisable to further the purpose of this Agreement (which may include joint committees for Manufacturing or Commercialization activities), and delegate responsibilities to such subcommittees;

(xii) resolve any disputes arising at the JDC or additional subcommittees; and

(xiii) perform such other functions as expressly agreed to by the Parties in writing.

The JSC shall only have the powers expressly assigned to it in this Section 2.3 and shall not have the authority to (A) modify or amend the terms and conditions of this Agreement, (B) waive either Party’s compliance with the terms and conditions of this Agreement, or (C) determine any issue in a manner that would conflict with the express terms and conditions of this Agreement.

(c) Meetings. The JSC shall hold meetings at such times as it elects to do so, but shall meet no less frequently than four (4) times per Calendar Year. The JSC may meet in person or by means of teleconference, Internet conference, videoconference, or other similar communication method wherein all members can hear the other members and be heard by the

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other members; provided that at least once each Calendar Year, such meetings will be conducted in person at a location selected alternately by Vir and then Brii Bio. Each Party shall bear its own expenses related to participation in and attendance at such meetings by its respective JSC representatives. The Alliance Managers will agree on an agenda for each JSC meeting no later than [***] before each JSC meeting. The Alliance Managers will jointly prepare and circulate minutes for each JSC meeting within [***] of each such meeting and will ensure that such minutes are reviewed and approved by their respective companies within [***] days thereafter. Each Party may invite a reasonable number of participants, in addition to its representatives, to attend a meeting of the JSC (in a non-voting capacity) if the planned agenda for such meeting would require such participants’ expertise; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide prior written notice to the other Party and shall ensure that such Third Party is bound by confidentiality and non-use obligations consistent with this Agreement.

(d) Decision-Making. All decisions of the JSC shall be made by unanimous vote, with each Party’s representatives having one vote. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC, the JSC cannot reach a decision as to such matter within [***] after such matter was brought to the JSC for resolution, such matter shall be referred to the [***] for resolution. If the [***] cannot resolve such matter within [***] after such matter has been referred to them, then:

(i) Brii Bio shall have final decision-making authority with respect to [***]; provided that (A) Brii Bio’s decision is [***]. If Vir reasonably believes that any decision made by Brii Bio pursuant to this Section 2.3(d)(i) is inconsistent with clause (A), (B) or (C) of this Section 2.3(d)(i), then Vir shall so notify Brii Bio, and [***], and (y) [***] The Parties shall [***], with the [***] by the Parties. Except in cases of [***] on the Parties;

(ii) Except as provided in subsection (iii) below, Brii Bio shall have the final decision-making authority with respect to [***]; provided that Brii Bio shall not make any decision that would [***] without Vir’s prior written consent.

(iii) Vir shall have final decision-making authority with respect to any [***]; provided that [***]. If Brii Bio reasonably believes that any decision made by Vir pursuant to this Section 2.3(d)(iii) is inconsistent with clause (1), (2) or (3) of this Section 2.3(d)(iii), then Brii Bio shall so notify Vir, and [***], and [(***]. The Parties shall [***] by the Parties. Except in [***] on the Parties; and

(iv) Vir shall have the final decision-making authority with respect to [***]; provided that Vir shall not make any decision that would [***] without Brii Bio’s prior written consent.

2.4 Joint Development Committee.

(a) Formation. Promptly following the Option Exercise Date for each Collaboration Program, the Parties shall establish a joint development committee (the “JDC”) to monitor and coordinate the Development of Licensed Products arising from such Collaboration Program in the applicable Territory. The JDC will be composed of an equal number of

EXECUTION VERSION

representatives of both Parties, as mutually agreed by the Parties. The JDC shall have an annually rotating chairperson selected alternately by the Party granting the license for such Collaboration Program and then the party receiving the license for such Collaboration Program. The first chair of each JDC shall be the licensor with respect to such Collaboration Program. The role of the chairperson is to convene and preside at the meetings of the JDC and to prepare meeting minutes, but the chairperson has no additional powers or rights beyond those held by other JDC representatives.

(b) Role. The JDC will [***]; and (vi) perform such other functions as expressly agreed to by the Parties in writing. The JDC shall only have the powers expressly assigned to it in this Section 2.4 and shall not have the authority to (A) modify or amend the terms and conditions of this Agreement, (B) waive either Party’s compliance with the terms and conditions of this Agreement, or (C) determine any issue in a manner that would conflict with the express terms and conditions of this Agreement.

(c) Meetings. The JDC shall hold meetings at such times as it elects to do so, but shall meet no less frequently than four (4) times per Calendar Year. The JDC may meet in person or by means of teleconference, Internet conference, videoconference, or other similar communication method wherein all members can hear the other members and be heard by the other members; provided that at least once each Calendar Year, such meetings will be conducted in person at a location selected alternately by Vir and then Brii Bio. Each Party shall bear its own expenses related to participation in and attendance at such meetings by its respective JDC representatives. The chairperson of the JDC will prepare and circulate minutes for each JDC meeting within [***] days after each meeting and shall ensure that such minutes are reviewed and approved by their respective companies within [***] days thereafter. Each Party may invite a reasonable number of participants, in addition to its representatives, to attend a meeting of the JDC (in a non-voting capacity) if the planned agenda for such meeting would require such participants’ expertise; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide prior written notice to the other Party and shall ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement.

(d) Decision-Making. All decisions of the JDC shall be made by unanimous vote, with each Party’s representatives having one vote. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JDC, the JDC cannot reach a decision as to such matter within [***] after such matter was brought to the JDC for resolution, such matter shall be referred to the JSC and resolved pursuant to Section 2.3(d).

EXECUTION VERSION

ARTICLE 3

PRE-OPTION RESEARCH AND DEVELOPMENT ACTIVITIES

3.1 Conduct of Research and Development Activities.

(a) Inclusion of Programs within the Collaboration.

(i) Within [***] following the Effective Date, each Party shall provide the other Party with a list of Programs Controlled by such Party, if any, that such Party desires to include within the collaboration and/or believes are suitable for the conduct of Pre-Option Development Activities in the China Territory (in the case of Programs proposed by Vir), or the United States (in the case of Programs proposed by Brii Bio), and consideration by such other Party for exercise of a Brii Bio Option or Vir Option, as applicable (such list of Programs, the “Potential Program List”). A Party placing a Program on the Potential Program List and with the right to grant the Option for such Program (and that subsequently grants rights to the other Party under such Program) is the “Controlling Party” for such Program. The Parties acknowledge and agree that as of the Effective Date, (A) the Included Vir Programs will be included on the Potential Program List, and (B) Brii Bio does not Control any Programs that are suitable for inclusion on the Potential Program List. At each meeting of the JSC, each Party shall update the Potential Program List with any additional Programs that are Controlled by such Party and that such Party considers are suitable candidates for inclusion on the Potential Program List.

(ii) At each meeting of the JSC, the Parties shall discuss in good faith the Programs then included on the Potential Program List, and decide whether and when to commence Pre-Option Development Activities in the China Territory or the United States for such Programs, as applicable. If the Parties elect to proceed with Pre-Option Development Activities for a Program on the Potential Program List, such Program will be deemed a Collaboration Program, and will be removed from the Potential Program List. For clarity, [***]. Furthermore, except as set forth in Section 3.12, (A) with respect to any Vir Program, Vir shall not grant rights to any Third Party during the Brii Bio Option Period to Develop or Commercialize compounds or products arising from such Program in the China Territory, and (B) with respect to any Brii Bio Program, Brii Bio shall not grant rights to any Third Party to Develop or Commercialize compounds or products arising from such Program in the United States during the period commencing on the [***]. The Parties agree that as of the Effective Date, only the Vir-Alnylam Program has reached a stage of Development suitable for negotiation of a Pre-Option Development Plan and commencement of Pre-Option Development Activities. Vir shall be solely responsible for the conduct of all pre-clinical development activities globally for any Vir Program, and Brii Bio shall be solely responsible for the conduct of all pre-clinical development activities globally for any Brii Bio Program.

(iii) With the exception of the Included Vir Programs, prior to the inclusion of a Vir Program or a Brii Bio Program, as applicable, on the Potential Program List, or the commencement by a Controlling Party of Pre-Option Development Activities for a Program, whichever is earlier, the Controlling Party shall have no obligation to include such Program as a Collaboration Program under this Agreement, and the Controlling Party shall be free to grant rights to any Third Party to Develop and Commercialize compounds and products arising from such Program in the United States (in the case of a Brii Bio Program) or the China Territory (in the case of a Vir Program). Once a Program is placed on the Potential Program List, or a Controlling Party elects to commence Pre-Option Development Activities, Section 3.1(a)(ii) will apply.

(b) Vir Programs. During the Pre-Option Development Period, Vir shall be solely responsible for the conduct of Pre-Option Development Activities in connection with each Vir Program. Upon election by Vir and written agreement by Brii Bio pursuant to this Section 3.1(b), Vir may designate Brii Bio to conduct certain Pre-Option Development Activities

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on Vir’s behalf in the China Territory pursuant to an agreed Pre-Option Development Plan (as further described in Section 3.2). If Vir desires to conduct any Pre-Option Development Activities for a Vir Program in the China Territory, Vir shall prepare a Pre-Option Development Plan for such Vir Program, which shall include any activities that are to be performed by Brii Bio, and shall provide such Pre-Option Development Plan to the JSC for review and comment. Vir shall consider in good faith comments made by Brii Bio in preparing such Pre-Option Development Plan. The Parties shall [***], which shall include agreeing upon the [***] for such Vir Program. Upon agreement by the Parties of a Pre-Option Development Plan for such Vir Program, Brii Bio shall conduct the Pre-Option Development Activities set forth in such Pre-Option Development Plan in accordance therewith, including the budget for the Pre-Option Development Plan. If the Parties are unable to agree on a Pre-Option Development Plan for such Vir Program in the China Territory after such good faith negotiations or Brii Bio declines or ceases to conduct Pre-Option Development Activities for a Vir Program, then, notwithstanding Section 3.12, Vir may, directly or indirectly, conduct activities in connection with such Vir Program in the China Territory. If Vir elects to conduct activities with respect to such Vir Program in the China Territory without participation from Brii Bio (including if Vir engages Third Parties as subcontractors), then (i) Vir may conduct such activities at its sole cost and expense, (ii) Vir shall provide Brii Bio with an Option Data Package upon achievement of Proof of Concept with respect to such Vir Program pursuant to Section 4.2(a), (iii) Brii Bio may exercise a Brii Bio Option with respect to such Vir Program pursuant to Section 4.3(a), and (iv) [***].

(c) Brii Bio Programs. During the Pre-Option Development Period, Brii Bio shall be solely responsible for the conduct of Pre-Option Development Activities in connection with each Brii Bio Program. Upon election by Brii Bio and written agreement by Vir pursuant to this Section 3.1(c), Brii Bio may designate Vir to conduct certain Pre-Option Development Activities on Brii Bio’s behalf in the United States pursuant to an agreed Pre-Option Development Plan (as further described in Section 3.2). If Brii Bio desires to conduct any Pre-Option Development Activities for a Brii Bio Program in the United States, Brii Bio shall prepare a Pre-Option Development Plan for such Brii Bio Program, which shall include any activities that are to be performed by Vir, and shall provide such Pre-Option Development Plan to the JSC for review and comment. Brii Bio shall consider in good faith comments made by Vir in preparing such Pre-Option Development Plan. The Parties shall [***], which shall include agreeing upon the [***] for such Brii Bio Program. Upon agreement by the Parties of a Pre-Option Development Plan for such Brii Bio Program, Vir shall conduct the Pre-Option Development Activities set forth in such Pre-Option Development Plan in accordance therewith, including the budget for the Pre-Option Development Plan. If the Parties are unable to agree on a Pre-Option Development Plan for such Brii Bio Program in the United States after such good faith negotiations or Vir declines or ceases to conduct Pre-Option Development Activities for a Brii Bio Program, then, notwithstanding Section 3.12, Brii Bio may, directly or indirectly, conduct activities in connection with such Brii Bio Program in the United States. If Brii Bio elects to conduct activities with respect to such Brii Bio Program in the United States (including if Brii Bio engages Third Parties as subcontractors), then (i) Brii Bio may conduct such activities at its sole cost and expense, (ii) Brii Bio shall provide Vir with an Option Data Package upon achievement of Proof of Concept with respect to such Brii Bio Program pursuant to Section 4.2(b), (iii) Vir may exercise a Vir Option with respect to such Brii Bio Program pursuant to Section 4.3(b), and (iv) [***].

EXECUTION VERSION

(d) Timing of Vir Option Exercise. For clarity, Vir may commence conducting Pre-Option Development Activities allocated to it under an agreed Pre-Option Development Plan for Brii Bio Programs at any point after the Effective Date, but Vir may nevertheless not exercise each Vir Option unless and until Brii Bio has exercised its corresponding Brii Bio Option (e.g., Vir may not exercise its first Vir Option until after Brii Bio exercises its first Brii Bio Option, and Vir may not exercise its second Vir Option until after Brii Bio has exercised its second Brii Bio Option).

3.2 Pre-Option Development Plans. Each Pre-Option Development Plan negotiated by the Parties under Section 3.1(b) or Section 3.1(c), as applicable, will identify, for each Pre-Option Development Activity, which Party is responsible for conducting such Pre-Option Development Activity. Each Party may update a Pre-Option Development Plan, including the applicable Pre-Option Development Budget, by providing an updated Pre-Option Development Plan to the other Party; [***]. The number of FTEs of a Party to be allocated to the conduct of Pre-Option Development Activities shall be mutually agreed by the Parties prior to commencement of such Pre-Option Development Activities and set forth in the applicable Pre-Option Development Plan.

3.3 Pre-Option Development Program License.

(a) License Grant to Brii Bio. Subject to the terms and conditions of this Agreement, Vir hereby grants to Brii Bio during the Pre-Option Development Period a non-exclusive, worldwide, royalty-free license, without the right to sublicense (but with the right to engage subcontractors in accordance with Section 3.7), under the Vir Technology solely to the extent necessary to perform or have performed (in accordance with Section 3.7) the Pre-Option Development Activities allocated to Brii Bio under a Pre-Option Development Plan in accordance with such Pre-Option Development Plan. Vir hereby grants to Brii Bio a right of reference to all Regulatory Submissions pertaining to compounds and Products of a Vir Program that is the subject of a Pre-Option Development Plan. Brii Bio may use such right of reference to Vir’s Regulatory Submissions solely to perform or have performed (in accordance with Section 3.7) the Pre-Option Development Activities allocated to Brii Bio under a Pre-Option Development Plan in accordance with such Pre-Option Development Plan.

(b) License Grant to Vir. Subject to the terms and conditions of this Agreement, Brii Bio hereby grants to Vir during the Pre-Option Development Period a non-exclusive, worldwide, royalty-free license, without the right to sublicense (but with the right to engage subcontractors in accordance with Section 3.7), under the Brii Bio Technology solely to the extent necessary to perform or have performed (in accordance with Section 3.7) the Pre-Option Development Activities allocated to Vir under a Pre-Option Development Plan in accordance with such Pre-Option Development Plan. Brii Bio hereby grants to Vir a right of reference to all Regulatory Submissions pertaining to compounds and Products of a Brii Bio Program that is the subject of a Pre-Option Development Plan. Vir may use such right of reference to Brii Bio’s Regulatory Submissions solely to perform or have performed (in accordance with Section 3.7) the Pre-Option Development Activities allocated to Vir under a Pre-Option Development Plan in accordance with such Pre-Option Development Plan.

EXECUTION VERSION

3.4 Performance Standard. Each Party shall perform the Pre-Option Development Activities for which it is responsible in accordance with [***] the terms and conditions of this Agreement. In addition, each Party shall (a) perform all such Pre-Option Development Activities in good scientific manner and in compliance with all Applicable Laws; (b) [***]; (c) prepare and maintain, or shall cause to be prepared and maintained, complete and accurate written records, accounts, notes and reports in good scientific manner and in sufficient detail for patent and regulatory purposes, which shall fully and properly reflect all work done, results achieved, Information generated, and Inventions made in whole or in part, by such Party; and (d) upon the reasonable request of the other Party, make such records available to the other Party for inspection or copying.

3.5 Clinical Trials. Vir shall be the sponsor for any Clinical Trials conducted by Brii Bio under a Pre-Option Development Plan for a Vir Program, and Brii Bio shall be the Sponsor for any Clinical Trials conducted by Vir under a Pre-Option Development Plan for a Brii Bio Program (such sponsoring Party, the “Sponsor”). The Sponsor shall select Clinical Trial sites and clinical trial investigators, and enter into clinical trial agreements in connection therewith. The Sponsor for a Clinical Trial shall lead with all interactions with Regulatory Authorities in the applicable Territory and for other regulatory matters related to such Clinical Trial in such Territory as permitted by Applicable Law. The Sponsor shall prepare all Regulatory Submissions for each Clinical Trial. The Sponsor shall provide the other Party all material Regulatory Submissions reasonably prior to submission thereof and such other Party may review and comment upon such Regulatory Submissions. The Sponsor shall [***]. The Sponsor shall obtain and maintain (including all routine maintenance) all investigational study applications (including INDs) for the applicable Clinical Trial, and all such INDs, shall be in the name of the Sponsor (or its Affiliate). The other Party will [***].

3.6 Materials Transfer. In furtherance of any Pre-Option Development Activities to be conducted by a Party pursuant to a Pre-Option Development Plan, each Party may provide to the other Party chemical compounds or biological materials Controlled by the supplying Party (collectively, the “Materials”) for use by the other Party in conducting such Pre-Option Development Activities. Except as otherwise expressly provided under this Agreement, all such Materials delivered to the other Party remain the sole property of the supplying Party. The receiving Party shall use the Materials only in accordance with the Pre-Option Development Plan and the terms and conditions of this Agreement, shall not use the Materials for the benefit of or deliver the Materials to any Third Party without the prior written consent of the supplying Party, and shall use the Materials in compliance with all Applicable Laws. The Materials supplied under this Agreement must be used with prudence and appropriate caution in any experimental work because not all of their characteristics may be known. Except as expressly set forth in this Agreement, THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

EXECUTION VERSION

3.7 Use of Affiliates and Contractors.

(a) Affiliates. Each Party may perform any Pre-Option Development Activity allocated to it under a Pre-Option Development Plan with respect to the other Party’s Program through an Affiliate of such Party; provided, in each case, that (i) such Affiliate is bound by written agreement to comply with all applicable terms and conditions of this Agreement to the same extent as such Party; (ii) such Party remains fully responsible for the performance of such obligations by such Affiliate and for the compliance of such Affiliate with the terms and conditions of this Agreement; and (iii) any failure of such Affiliate to comply with the terms and conditions of this Agreement shall be deemed a breach of this Agreement by such Party. For clarity, each Party may freely perform any Pre-Option Development Activities with respect to its own Program by an Affiliate of such Party.

(b) Subcontractors. A Party may contract any Pre-Option Development Activity allocated to it under a Pre-Option Development Plan with respect to the other Party’s Program [***]; provided, in each case, that [***]; and (iv) such Party is responsible for the performance of such obligations by such subcontractor, for the compliance of such subcontractor with the terms and conditions of this Agreement, and for payment of such subcontractor. For clarity, a subcontractor is not a sublicensee, but may be granted rights by a Party as are necessary for such subcontract to conduct work on behalf of such Party.

3.8 Reports. Throughout the Pre-Option Development Period and in accordance with the requirements of a Pre-Option Development Plan, each Party shall regularly inform the other Party (no less than on a quarterly basis) through the JSC of (a) the progress and results of Pre-Option Development Activities conducted by or on behalf of such Party pursuant to such Pre-Option Development Plan and [***]. Each Party shall maintain such reports and the information contained therein in confidence in accordance with Article 11 hereof and shall not use such records or information except to the extent permitted by this Agreement.

3.9 Pre-Option Development Costs and Expenses.

(a) Brii Bio Costs and Expenses. Brii Bio shall be solely responsible for all costs and expenses related to the conduct of each Brii Bio Program, excluding the internal FTE costs incurred by Vir in the performance of Pre-Option Development Activities, in each case in the United States for a Brii Bio Program pursuant to a Pre-Option Development Plan. Vir shall [***] for or on behalf of Brii Bio in accordance with the applicable Pre-Option Development Plan and shall [***]. Brii Bio shall reimburse Vir for [***].

(b) Vir Costs and Expenses. Vir shall be solely responsible for all costs and expenses related to the conduct of each Vir Program, excluding the internal FTE costs incurred by Brii Bio in the performance of Pre-Option Development Activities, in each case in the China Territory for a Vir Program pursuant to a Pre-Option Development Plan. Brii Bio shall [***] for or on behalf of Vir in accordance with the applicable Pre-Option Development Plan and shall [***]. Vir shall reimburse Brii Bio for [***].

3.10 Cessation of Pre-Option Development. Notwithstanding the remainder of this Article 3, (a) [***], and (b) [***]. Either Party may, when it is the Controlling Party, [***] prior to the exercise of the Option for such Program upon written notice to the other Party. If such [***], then such Controlling Party shall notify the other Party in writing, indicating [***]

EXECUTION VERSION

Pre-Option Development Activities. Without limiting the foregoing, if a Controlling Party provides such [***] in accordance with this Section 3.10, and such notice includes the China Territory in the case of a Vir Program, or the United States in the case of a Brii Bio Program, then the other Party may notify the Controlling Party in writing that it desires to assume responsibility for such Pre-Option Development Activities in the China Territory (where such Party is Brii Bio), or the United States (where such Party is Vir). Such Party may assume responsibility for Pre-Option Development Activities in the China Territory (in the case of Brii Bio), or the United States (in the case of Vir) by delivering an Early Option Trigger Notice for such Program, and the provisions of Section 4.3(d) shall apply with respect to the delivery of the Interim Option Data Set and exercise of the Option, provided that if such Party elects to exercise the Option for such Program on the basis of the Interim Option Data Set in the circumstances set forth in this Section 3.10, and pays the applicable Option exercise fee under Section 10.2, (i) such Program will become a Licensed Program, (ii) such Party will assume all responsibility for the remainder of the Pre-Option Development Activities and any subsequent Development and Commercialization activities for such Licensed Program, and (iii) [***] after the early exercise of such Option in conducting Pre-Option Development Activities relating to the China Territory with respect to a Vir Program and relating to the United States Territory with respect to a Brii Bio Program up to the point of Proof of Concept for such Licensed Program. Notwithstanding the foregoing, if such Party elects not to exercise its [***] from the Controlling Party, then (A) such Option will terminate, and (B) the Controlling Party shall have no further obligation to progress Pre-Option Development Activities for such Program, provided that if such Controlling Party subsequently elects to recommence development activities for such Program in the China Territory (in the case of a Vir Program) or the United States (in the case of a Brii Bio Program) (i.e. that would have been Pre-Option Development Activities if conducted under this Agreement), then at the other Party’s election, such Program will again be a Collaboration Program, and if such Party has remaining Option rights under this Agreement, such Party shall have the right to exercise an Option for such Collaboration Program.

3.11 Ownership of Data and Intellectual Property.

(a) Vir Ownership of Vir Program Data and IP. Notwithstanding anything to the contrary, Vir shall solely own all right, title, and interest in and to all Inventions generated by or on behalf of either Party in the conduct of any Pre-Option Development Activities for a Vir Program (“Vir Pre-Option Inventions”). Brii Bio shall and hereby does assign to Vir all of Brii Bio’s right, title, and interest in and to all Vir Pre-Option Inventions. Brii Bio shall take (and cause its employees, agents, contractors and sublicensees to take) such further actions reasonably requested by Vir to evidence such assignment and to obtain patent and other intellectual property rights protection for such Vir Pre-Option Inventions. Brii Bio shall obligate its Affiliates, sublicensees, and contractors to assign all Vir Pre-Option Inventions to Brii Bio so that Brii Bio can comply with its obligations under this Section 3.11(a).

(b) Brii Bio Ownership of Brii Bio Program Data and IP. Notwithstanding anything to the contrary, Brii Bio shall solely own all right, title, and interest in and to all Inventions generated by or on behalf of either Party in the conduct of any Pre-Option Development Activities for a Brii Bio Program (“Brii Bio Pre-Option Inventions”). Vir shall and hereby does assign to Brii Bio all of Vir’s right, title, and interest in and to all Brii Bio Pre-Option Inventions. Vir shall take (and cause its employees, agents, contractors and sublicensees

EXECUTION VERSION

to take) such further actions reasonably requested by Brii Bio to evidence such assignment and to obtain patent and other intellectual property rights protection for such Brii Bio Pre-Option Inventions. Vir shall obligate its Affiliates, sublicensees, and contractors to assign all Brii Bio Pre-Option Inventions to Vir so that Vir can comply with its obligations under this Section 3.11(b).

3.12 Pre-Option Exclusivity.

(a) Vir Programs. On a Vir Program-by-Vir Program basis, during the Pre-Option Development Period for each Vir Program, and until Brii Bio delivers an Option Exercise Notice for the fourth Vir Program hereunder, Vir shall not, and shall ensure that its Affiliates do not, engage any Third Party to conduct any research or development with respect to such Vir Program in the China Territory without Brii Bio’s prior written consent. Notwithstanding the foregoing, if Brii Bio declines or ceases to conduct Pre-Option Development Activities for such Vir Program in the China Territory pursuant to a Pre-Option Development Plan, then (i) Vir may conduct such Vir Program in the China Territory by itself or through its Affiliates (including the right to subcontract to Third Parties to conduct activities on behalf of Vir or its Affiliates), (ii) Vir shall not have any obligation to report to the JSC in connection with such Vir Program during the Pre-Option Development Period, and (iii) upon achievement of Proof of Concept for such Vir Program, the provisions of Article 4 shall apply to such Vir Program as if Brii Bio had conducted such Pre-Option Development Activities, [***] the Option Data Package for such Vir Program.

(b) Brii Bio Programs. On a Brii Bio Program-by-Brii Bio Program basis, during the Pre-Option Development Period for each Brii Bio Program, and until Vir delivers an Option Exercise Notice for the fourth Brii Bio Program hereunder, Brii Bio and Parent shall not, and shall ensure that its and their Affiliates do not, engage any Third Party to conduct any research or development with respect to such Brii Bio Program in the United States without Vir’s prior written consent. Notwithstanding the foregoing, if Vir declines or ceases to conduct Pre-Option Development Activities for such Brii Bio Program in the United States pursuant to a Pre-Option Development Plan, then (i) Brii Bio or Parent may conduct such Brii Bio Program in the United States by itself or through its Affiliates (including the right to subcontract to Third Parties to conduct activities on behalf of Brii Bio or its Affiliates), (ii) Brii Bio and Parent shall not have any obligation to report to the JSC in connection with such Brii Bio Program during the Pre-Option Development Period, (iii) upon achievement of Proof of Concept for such Brii Bio Program, the provisions of Article 4 shall apply to such Brii Bio Program as if Vir had conducted such Pre-Option Development Activities, [***] the Option Data Package for such Brii Bio Program.

(c) Change of Control. Notwithstanding Section 3.12(a) and Section 3.12(b), if a Third Party becomes an Acquisition Affiliate of a Party, and, as of the closing date of such Change of Control transaction such Acquisition Affiliate is engaged in a program that, but for this Section 3.12(c), would cause a Party to be breach of its exclusivity obligations under Section 3.12(a) or Section 3.12(b), as applicable, then [***] shall not constitute a breach of such Party’s exclusivity obligations set forth in Section 3.12(a) or Section 3.12(b), as applicable; provided that [***]. For the avoidance of doubt, this Section 3.12(c) does not apply if [***] a Change of Control of such Party.

EXECUTION VERSION

ARTICLE 4

OPTION GRANT AND EXERCISE

4.1 Option Grants.

(a) Option Grants to Brii Bio. Promptly upon Brii Bio’s formation, Vir shall grant, and hereby grants to Brii Bio, an exclusive option, exercisable at Brii Bio’s sole discretion during each applicable Brii Bio Option Period, to obtain an exclusive license from Vir for a Vir Program as set forth in Section 5.1 (the “Brii Bio Option”). Brii Bio may exercise the Brii Bio Option for up to four (4) Vir Programs. For clarity, if a Vir Program achieves Proof of Concept, but Brii Bio elects not to exercise a Brii Bio Option for such Vir Program during the Brii Bio Option Period for such Vir Program, then upon the expiration of the applicable Brii Bio Option Period, such Vir Program shall no longer be included within this Agreement, and Vir may proceed to grant rights to develop and commercialize products arising from such Vir Program to Third Parties without further obligations to Brii Bio. For clarity, Vir shall not, and has no obligation to, grant to Parent any Brii Bio Option or other intellectual property rights.

(b) Option Grant to Vir. Brii Bio hereby grants to Vir an exclusive option, exercisable at Vir’s sole discretion during each applicable Vir Option Period, to obtain an exclusive license from Brii Bio for a Brii Bio Program as set forth in Section 5.2 (the “Vir Option”). Vir may exercise one (1) Vir Option for each Brii Bio Option exercised by Brii Bio, such that Vir may exercise a Vir Option for up to a total of four (4) Brii Bio Programs. For clarity, if a Brii Bio Program achieves Proof of Concept, but Vir elects not to exercise a Vir Option for such Brii Bio Program during the Vir Option Period for such Brii Bio Program, then upon the expiration of the applicable Vir Option Period, such Brii Bio Program shall no longer be included within this Agreement, and Brii Bio may proceed to grant rights to develop and commercialize products arising from such Brii Bio Program to Third Parties without further obligations to Vir.

4.2 Option Data Package.

(a) Vir Program Option Data Package. Within [***] days after achievement of Proof of Concept for a Vir Program, Vir shall provide an Option Data Package to Brii Bio. Following receipt of the Option Data Package, until the end of the Brii Bio Option Period, Brii Bio [***] thereof; provided that if [***]; provided, further that if Vir, [***]. In addition, if Vir (or any of its Affiliates) [***] when the Option Data Package was initially delivered to Brii Bio, then Vir shall promptly, but in all cases [***], provide such data, information, reports or correspondence to Brii Bio; provided that, [***] after the date such information is provided. Concurrent with the delivery of an Option Data Package with respect to a Vir Program, Vir shall provide Brii Bio with [***].

(b) Brii Bio Program Option Data Package. Within thirty (30) days after achievement of Proof of Concept for a Brii Bio Program, Brii Bio shall provide an Option Data Package to Vir. Following receipt of the Option Data Package until the end of the Vir Option Period, Vir [***] thereof; provided that if [***]; provided, further that if Brii Bio, [***]. In addition, if Brii Bio (or any of its Affiliates) [***] when the Option Data Package was initially delivered to Vir, then Brii Bio shall promptly, but in all cases [***], provide such data, information, reports or correspondence to Vir; provided that, [***] after the date such information is provided. Concurrent with the delivery of an Option Data Package with respect to a Brii Bio Program, Brii Bio shall provide Vir with [***].

EXECUTION VERSION

4.3 Option Exercise.

(a) Brii Bio Option Exercise. During the Brii Bio Option Term, and on a Vir Program-by-Vir Program basis, at any time prior to the expiration of the applicable Brii Bio Option Period, and on up to four (4) occasions, Brii Bio may exercise its Option in its sole discretion by delivering written notice of such exercise to Vir. Brii Bio shall pay Vir the Option Exercise Fee for such Vir Program set forth in Section 10.2(a) within [***] after delivery of an Option Exercise Notice. [***] and Brii Bio shall assume all responsibility, at Brii Bio’s sole expense, for the further Development, Manufacture, and Commercialization of all Licensed Products arising from such Vir Program in the China Territory in accordance with this Agreement. If Brii Bio fails to provide an Option Exercise Notice before the expiration of the applicable Brii Bio Option Period, then such Option will expire and Vir may freely develop and commercialize, or grant to any Third Party rights to develop and commercialize, products within such Vir Program without further obligation to Brii Bio. Notwithstanding the foregoing, pursuant to the terms of the [***].

(b) Vir Option Exercise. During the Vir Option Term, and on a Brii Bio Program-by-Brii Bio Program basis, at any time prior to the expiration of the applicable Vir Option Period, and on up to four (4) occasions, Vir may exercise its Option in its sole discretion by delivering written notice of such exercise to Brii Bio. Vir shall pay Brii Bio the Option Exercise Fee for such Brii Bio Program set forth in Section 10.2(b) within [***] after delivery of an Option Exercise Notice. [***] and Vir shall assume all responsibility, at Vir’s sole expense, for the further Development, Manufacture, and Commercialization of all Licensed Products arising from such Brii Bio Program in the United States in accordance with this Agreement. If Vir fails to provide an Option Exercise Notice before the expiration of the applicable Vir Option Period, then such Option will expire and Brii Bio may freely develop and commercialize, or grant to any Third Party rights to develop and commercialize, products within such Brii Bio Program without further obligation to Vir.

(c) Ongoing Pre-Option Development Activities. If a Party exercises an Option for a Collaboration Program and there are Pre-Option Development Activities then ongoing under the Pre-Option Development Plan for such Collaboration Program, then the Party conducting such Pre-Option Development Activities shall continue to conduct such activities, at its expense, until completion of all activities that were the responsibility of such Party under the Pre-Option Development Plan. Notwithstanding the foregoing, the Party exercising the Option for such Collaboration Program may elect, by written notice to the other Party, to assume responsibility for the conduct of such Pre-Option Development Activities. In such case, the Parties shall discuss through the JSC (or the applicable JDC, once established) and agree upon a transition of such Pre-Option Development Activities to the Party exercising the Option, provided that the Party originally responsible for such Pre-Option Development Activities shall be responsible for the costs of such Pre-Option Development Activities solely to the extent included in the Pre-Option Development Plan, and not including any costs associated with personnel of the Party exercising the Option that were performing such activities prior to the Option Exercise Date.

EXECUTION VERSION

(d) Early Option Exercise. Either Party may elect to exercise an Option for a Vir Program or Brii Bio Program, as applicable, during the applicable Option Period prior to delivery of a complete Option Data Package pursuant to Section 4.2, including where the Controlling Party elects to [***] Pre-Option Development Activities in accordance with Section 3.10 (an “Early Option Exercise”). If a Party believes in good faith that it may wish to trigger an Early Option Exercise, such Party shall notify the Controlling Party for such Collaboration Program that it wishes to evaluate the exercise of its Option prior to delivery of the Option Data Package (an “Early Option Trigger Notice”). Within [***] following the date of such Early Option Trigger Notice, the Controlling Party will deliver to the requesting Party [***] (the “Interim Option Data Set”). The requesting Party may (i) exercise its Option for such Collaboration Program upon delivery of such Interim Option Data Set, by delivering an Option Exercise Notice within [***] following the receipt of the Interim Option Data Set, provided that such Party [***] prior to exercising such Option, or (ii) elect not to exercise its Option on the basis of the Interim Option Data Set, and to wait to review the full Option Data Package prior to determining whether to exercise its Option for such Collaboration Program. In the case of an election under the foregoing subclause (ii), such Party shall notify the Controlling Party in writing of its decision within such same [***] period, and following such notice, the Controlling Party shall continue to conduct the applicable Pre-Option Development Activities towards generating the complete Option Data Package. If a Party elects to exercise its Option in accordance with Section 4.2 for a Collaboration Program on the basis of the Interim Option Data Set, then [***], (B) the Parties shall complete any ongoing Pre-Option Development Activities in accordance with Section 4.3(c), and (C) if such Collaboration Program [***], such Option exercise [***], provided that, for clarity, there will be [***].

4.4 Option Period Covenants.

(a) Vir Covenants. During the Brii Bio Option Period for each Vir Program, Vir shall not [***] (i) assign, transfer, convey, dispose of, or otherwise encumber (including through lien, charge, security interest, mortgage, encumbrance or otherwise) [***] if such assignment, transfer, conveyance, disposal, or other encumbrance would [***] any of the rights, options, or licenses (including following the exercise of a Brii Bio Option) granted to Brii Bio hereunder, or (ii) license or grant to any Third Party, or [***] if such license or grant would [***] any of the rights, options, or licenses (including following the exercise of a Brii Bio Option) granted to Brii Bio hereunder.

(b) Brii Bio Covenants. During the Vir Option Period for each Brii Bio Program, Brii Bio shall not [***] (i) assign, transfer, convey, dispose of, or otherwise encumber (including through lien, charge, security interest, mortgage, encumbrance or otherwise) [***] if such assignment, transfer, conveyance, disposal, or other encumbrance would [***] any of the rights, options, or licenses (including following the exercise of a Vir Option) granted to Vir hereunder, or (ii) license or grant to any Third Party, or [***] if such license or grant would [***] any of the rights, options, or licenses (including following the exercise of a Vir Option) granted to Vir hereunder.

EXECUTION VERSION

4.5 [***]. On a Licensed Program-by-Licensed Program basis following the exercise of a Vir Option or Brii Bio Option, as applicable, for such Licensed Program, and subject to the term of any agreements between the Controlling Party and any Third Party that existed as of the date of Option exercise for such Licensed Program:

(a) If Vir decides to [***], Vir shall promptly notify Brii Bio of such decision in writing [***] mutually agreed by the Parties. Brii Bio shall notify Vir [***]. If Brii Bio [***], the Parties shall [***]. If the Parties are unable to [***], then Vir may [***] without further obligation to Brii Bio. For clarity, nothing herein [***].

(b) If Brii Bio decides to [***], Brii Bio shall promptly notify Vir of such decision in writing [***] mutually agreed by the Parties. Vir shall notify Brii Bio [***]. If Vir elects to negotiate the terms of such a license or acquisition of rights, the Parties shall [***]. If the Parties are [***], then Brii Bio may [***] without further obligation to Vir. For clarity, nothing herein [***].

For clarity, the [***] this Section 4.5 shall [***].

ARTICLE 5

LICENSE GRANTS POST-OPTION EXERCISE

5.1 License Grants.

(a) License Grants to Brii Bio. Subject to the terms and conditions of this Agreement and effective upon Brii Bio’s payment of the payment of the Option Exercise Fee pursuant to Section 10.2(a), Vir hereby grants to Brii Bio (i) an exclusive (subject to Vir’s retained rights as set forth in Section 5.3(a)), royalty-bearing license, with the right to grant sublicenses solely in accordance with Section 5.2, under the Vir Technology to Develop, make, have made, distribute, use, sell, offer for sale, import and otherwise Commercialize Licensed Products for each Licensed Vir Program in the Field in the China Territory, and (ii) a non-exclusive, worldwide license, with the right to grant sublicenses solely in accordance with Section 5.2, under the Vir Technology to Develop, make, and have made Licensed Products for each Licensed Vir Program for Commercialization in the Field in the China Territory.

(b) License Grants to Vir. Subject to the terms and conditions of this Agreement and effective upon Vir’s payment of the payment of the Option Exercise Fee pursuant to Section 10.2(b), each of Parent and Brii Bio hereby grants to Vir (i) an exclusive (subject to Parent and Brii Bio’s retained rights as set forth in Section 5.3(b)), royalty-bearing license, with the right to grant sublicenses solely in accordance with Section 5.2, under the Brii Bio Technology to Develop, make, have made, distribute, use, sell, offer for sale, import and otherwise Commercialize Licensed Products for each Licensed Brii Bio Program in the Field in the United States, and (ii) a non-exclusive, worldwide license, with the right to grant sublicenses solely in accordance with Section 5.2, under the Brii Bio Technology to Develop, make, and have made Licensed Products for each Licensed Brii Bio Program for Commercialization in the Field in the United States.

EXECUTION VERSION

(c) Limitations on License Grants.

(i) Brii Bio acknowledges and agrees that any licenses granted to Brii Bio or its Affiliates or Sublicensees with respect to the Vir-Alnylam Program are subject to the terms of the Vir-Alnylam Agreement, including with respect to (A) Vir’s obligation to provide Alnylam with a copy of this Agreement, redacted except to the extent applicable to the grant of the sublicense to Brii Bio, (B) reporting obligations to Alnylam in connection with Commercialization of applicable Licensed Products, and (C) compliance with the terms of any upstream license agreements between Alnylam and any Third Party relating to the Vir-Alnylam Program where rights under such agreements are granted to Brii Bio following exercise of the applicable Option.

(ii) Notwithstanding Sections 5.1(a) and 5.1(b), and without limiting the specific terms applicable to the Vir-Alnylam Program under Section 5.1(c)(i), the Parties acknowledge and agree that on a Vir Program-by-Vir Program or Brii Bio Program-by-Brii Bio Program basis, as applicable, (A) any licenses granted by Vir to Brii Bio pursuant to Section 5.1(a) are subject to the terms of any upstream agreements (as such terms are in effect as of the date of the exercise of the Brii Bio Option) between Vir and any Third Party in connection with the Vir Technology applicable to such Vir Program, and (B) any licenses granted by Brii Bio to Vir pursuant to Section 5.1(b) are subject to the terms of any upstream agreements (as such terms are in effect as of the date of the exercise of the Vir Option) between Brii Bio and any Third Party in connection with the Brii Bio Technology applicable to such Brii Bio Program.

5.2 Right to Sublicense. Subject to the terms and conditions of this Agreement, each Party may grant sublicenses of the licenses granted to it in Section 5.1: (a) to its Affiliates, and (b) to Third Parties with the other Party’s prior written consent, such consent not to be unreasonably withheld, conditioned, or delayed. Each sublicense shall be subject to a written agreement that is consistent with the terms and conditions of this Agreement, and Brii Bio and Vir shall each ensure that their sublicensees comply with the terms and conditions of this Agreement. Subject to Section 3.7, each of Vir and Brii Bio may fulfill any of its obligations under this Agreement itself or through its Affiliates and sublicensees, provided however that such Party will remain directly responsible for all its obligations under this Agreement, regardless of whether any such obligation is delegated, subcontracted, or sublicensed to any of its Affiliates or sublicensees. Each of Vir and Brii Bio shall provide the other Party with written notice of any sublicense within [***] days after it becomes effective (including the identity of the sublicensee) and shall provide the other Party with a true and complete copy of each sublicense agreement, subject to such first Party’s right to redact any confidential or proprietary information contained therein that is not necessary for the other Party to determine compliance with this Agreement.

5.3 Retained Rights.

(a) Vir Retained Rights. Notwithstanding the exclusive nature of the license granted to Brii Bio in Section 5.1(a), Vir expressly retains the rights to use the Vir Technology in the Field in the China Territory to (i) perform its obligations under this Agreement, (ii) to conduct research and Development activities under the Vir Global Plan, and (iii) to Manufacture or have Manufactured Licensed Product, in each case whether directly or through its Affiliates, licensees or contractors. For clarity, Vir retains the exclusive right to practice, license and otherwise exploit the Vir Technology outside the scope of the license granted to Brii Bio in Section 5.1(a).

EXECUTION VERSION

(b) Brii Bio Retained Rights. Notwithstanding the exclusive nature of the license granted to Vir in Section 5.1(b), Brii Bio and Parent expressly retain the rights to use the Brii Bio Technology in the Field in the United States to (i) perform its obligations under this Agreement, (ii) to conduct research and Development activities under the Brii Bio Global Plan, and (iii) to Manufacture or have Manufactured Licensed Product, in each case whether directly or through its Affiliates, licensees or contractors. For clarity, Brii Bio and Parent each retain the exclusive right to practice, license and otherwise exploit the Brii Bio Technology outside the scope of the license granted to Vir in Section 5.1(b).

5.4 No Implied Licenses; Negative Covenant. Except as set forth herein, neither Party acquires any license or other intellectual property interest, by implication or otherwise, under any trademarks, Patents, or patent applications of the other Party. Brii Bio and Parent shall not, and shall not permit any of its or their Affiliates or sublicensees to, practice any Vir Technology outside the scope of the license granted to Brii Bio in Section 5.1(a). Vir shall not, and shall not permit any of its Affiliates or sublicensees to, practice any Brii Bio Technology outside the scope of the license granted to Vir in Section 5.1(b).

5.5 Third Party IP for Vir Programs.

(a) Notice. On a Licensed Product-by-Licensed Product basis, if, during the Term following Brii Bio’s exercise of a Brii Bio Option for the applicable Vir Program, either Party identifies intellectual property rights of a Third Party that such Party considers are [***] the Development, Manufacture or Commercialization of such Licensed Products in the Field in the China Territory (“Third Party Vir Program IP”), then such Party shall promptly notify the other Party.

(b) China Territory Rights. [***] shall have the first right [***], but not the obligation, to negotiate with a Third Party to obtain, and to enter into an agreement with such Third Party granting, a license under such Third Party Vir Program IP solely in the China Territory, [***], and whether [***] desires that [***]. If [***] does not wish to [***], then [***] shall so notify [***] in writing, and [***] shall have the right, at its discretion, to negotiate and enter into an agreement with the applicable Third Party for the grant of rights in such Third Party Vir Program IP in the China Territory [***].

(c) Rights Outside the China Territory. If [***] shall have the first right, but not the obligation to negotiate with a Third Party to obtain, and to enter into an agreement with such Third Party granting a license under such Third Party Vir Program IP, on a worldwide basis, [***] licenses granted to it hereunder. If [***] desires to obtain rights under such Third Party Vir Program IP, then the Parties shall reasonably cooperate with respect to the negotiation of such license by [***]. [***]. [***]. [***] shall ensure that such license agreement includes the right for [***] with respect to the China Territory. Notwithstanding the foregoing, [***] may [***]. If [***] of any Third Party Vir Program IP for any given Licensed Program, or for all Licensed Programs, as applicable, then [***] in writing within [***] notice of such Third Party Vir Program IP and if [***] in such Third Party Vir Program IP in the China Territory, such Third Party Vir Program IP will be [***].

EXECUTION VERSION

(d) Payment Responsibility. Vir shall be responsible for any payments to such Third Party that arise from the use of such Third Party Vir Program IP in connection with the Development, Manufacture, and Commercialization of Licensed Products outside the China Territory, and Brii Bio shall be responsible for any payments to such Third Party that arise from the use of such Third Party Vir Program IP in connection with the Development, Manufacture and Commercialization of Licensed Products within the China Territory, provided that with respect to [***]. Notwithstanding the foregoing, if [***] elects not to obtain a license under such Third Party Vir Program IP, or if the Parties agree to [***], and [***] negotiates an agreement with the applicable Third Party with respect to the China Territory pursuant to Section 5.5(b), then Brii Bio shall be responsible for [***] to such Third Party thereunder.

5.6 Third Party IP for Brii Bio Programs.

(a) Notice. On a Licensed Product-by-Licensed Product basis, if, during the Term following Vir’s exercise of a Vir Option for the applicable Brii Bio Program, either Party identifies intellectual property rights of a Third Party that such Party considers are [***] the Development, Manufacture or Commercialization of such Licensed Products in the Field in the United States (“Third Party Brii Bio Program IP”), then such Party shall promptly notify the other Party.

(b) United States Rights. [***] shall have the first right, but not the obligation, to negotiate with a Third Party to obtain, and to enter into an agreement with such Third Party granting, a license under such Third Party Brii Bio Program IP in the United States, [***], and whether [***] desires that [***]. If [***] does not wish to [***], then [***] shall so notify [***] in writing, and [***] shall have the right, at its discretion, to negotiate and enter into an agreement with the applicable Third Party for the grant of rights in such Third Party Brii Bio Program IP in the United States [***].

(c) Rights Outside the United States. If [***] shall have the first right (which may be delegated to Parent), but not the obligation, to negotiate with such Third Party to obtain, and to enter into an agreement with such Third Party granting, a license under such Third Party Brii Bio Program IP on a worldwide basis, [***] licenses granted to it hereunder. If [***] desires to obtain rights under such Third Party Brii Bio Program IP, then the Parties shall reasonably cooperate with respect to the negotiation of such license by [***]. ***]. [***]. [***] shall ensure that such license agreement includes the right for [***] with respect to the United States Territory. Notwithstanding the foregoing, [***] may [***]. If [***] of any Third Party Brii Bio Program IP for any given Licensed Program, or for all Licensed Programs, as applicable, then [***] in writing within [***] notice of such Third Party Brii Bio Program IP and such Third Party Brii Bio Program IP will be [***].

(d) Payment Responsibility. Vir shall be responsible for any payments to a Third Party that arise from the use of Third Party Brii Bio Program IP in connection with the Development, Manufacture and Commercialization of Licensed Products in the United States, and Brii Bio shall be responsible for any payments to a Third Party that arise from the use of

EXECUTION VERSION

Third Party Brii Bio Program IP in connection with the Development, Manufacture and Commercialization of Licensed Products outside the United States in accordance with Section 5.7, provided that with respect to [***]. Notwithstanding the foregoing, if [***] elects not to obtain a license under such Third Party Brii Bio Program IP, or if the Parties agree to [***], and [***] negotiates an agreement with the applicable Third Party with respect to the United States pursuant to Section 5.6(b), then Vir shall be responsible for [***] to such Third Party thereunder.

5.7 Reimbursement of Third Party IP. If a Party is required to make payments to the other Party arising from the use of Third Party Vir Program IP or Third Party Brii Bio Program IP under Section 5.5 or Section 5.6 above (such Party, the “Paying Party”), the Paying Party shall make such payments as follows: [***], the Paying Party shall pay such amounts [***], and (ii) with respect to any royalty payments accruing from a Party’s Development, Manufacture or Commercialization of Licensed Products, the Paying Party shall account [***] in accordance with Section 10.5.

5.8 Non-Compete.

(a) Vir Obligations.

(i) Subject to Section 5.9, on a Licensed Brii Bio Program-by-Licensed Brii Bio Program basis, following the Option Exercise Date for a Licensed Brii Bio Program and thereafter during the Term, Vir shall not, and shall ensure that its Affiliates do not, engage in, independently or for or with any Third Party, any clinical development or commercialization of any product in the United States that is a Competing Product with respect to any Licensed Product being Developed and Commercialized by Vir in the United States under such Licensed Brii Bio Program.

(ii) Subject to Section 5.9, on a Licensed Vir Program-by-Licensed Vir Program basis, at any time during the Term following the exercise of a Brii Bio Option for such Licensed Vir Program, Vir shall not, and shall ensure that its Affiliates do not, engage in, independently or for or with any Third Party, any clinical development or commercialization of any product in the China Territory that is a Competing Product with respect to any Licensed Product being Developed and Commercialized by Brii Bio in the China Territory under such Licensed Vir Program.

(b) Brii Bio Obligations.

(i) Subject to Section 5.9, on a Licensed Vir Program-by-Licensed Vir Program basis, following the Option Exercise Date for a Licensed Vir Program and thereafter during the Term, Brii Bio and Parent shall not, and shall ensure that its and their Affiliates do not, engage in, independently or for or with any Third Party, any clinical development or commercialization of any product in the China Territory that is a Competing Product with respect to any Licensed Product being Developed and Commercialized by Brii Bio or Parent in the China Territory under such Licensed Vir Program.

EXECUTION VERSION

(ii) Subject to Section 5.9, on a Licensed Brii Bio Program-by-Licensed Brii Bio Program basis, at any time during the Term following the exercise of a Vir Option for such Licensed Brii Bio Program, Brii Bio and Parent shall not, and shall ensure that its and their Affiliates do not, engage in, independently or for or with any Third Party, any clinical development or commercialization of any product in the United States that is a Competing Product with respect to any Licensed Product being Developed and Commercialized by Vir in the United States under such Licensed Brii Bio Program.

5.9 Acquisition Products and Programs.

(a) Change of Control. Notwithstanding the restrictions in Section 5.8(a) and Section 5.8(b), if a Third Party becomes an Acquisition Affiliate of a Party, and, as of the closing date of such Change of Control transaction such Acquisition Affiliate is engaged in a program directed to the research, development, manufacture or commercialization of a Competing Product that, if conducted by a Party, would cause such Party to be in breach of its exclusivity obligations set forth in Section 5.8(a) or Section 5.8(b) (such Third Party program, a “Competing Program”), then Section 5.8(a) or Section 5.8(b), as applicable, shall not apply with respect to such Competing Program, and such Acquisition Affiliate may continue such Competing Program after such Change of Control and such continuation shall not constitute a breach of such Party’s exclusivity obligations set forth in Section 5.8(a) or Section 5.8(b), as applicable; provided that such Acquisition Affiliate conducts such Competing Program independently of the activities of this Agreement and does not use or access any intellectual property or Confidential Information of such Party or the other Party for the conduct of such Competing Program.

(b) Acquired Program Prior to Proof of Concept. Notwithstanding the restrictions in Section 5.8(a) and Section 5.8(b), if a Third Party becomes an Affiliate of a Party after the Effective Date but such transaction did not result in a Change of Control of such Party and, as of the closing date of such transaction such Third Party is engaged in a Competing Program that has not yet achieved Proof of Concept, then (i) to the extent permitted pursuant to the terms of the transaction, and if agreed at the JSC, such Competing Program will on the Potential Program List under this Agreement, and may become a Collaboration Program in accordance with Section 3.1, or (ii) to the extent the Competing Program is not permitted, pursuant to the terms of the transaction, to be included as a Collaboration Program under this Agreement, then unless the Parties otherwise agree through the JSC that such Party may continue activities under such Competing Program, such Party and its new Affiliate will be required to complete the Divestiture of such Competing Program. Such Party and its new Affiliate will have [***] from such decision to wind down or complete the Divestiture of such Competing Program, and such Party’s new Affiliate’s conduct of such Competing Program during such [***] period will not be deemed a breach of such Party’s exclusivity obligations set forth in Section 5.8(a) or Section 5.8(b), as applicable; provided that such new Affiliate conducts such Competing Program during such [***] period independently of the activities of this Agreement and does not use or access any intellectual property or Confidential Information of such Party or the other Party for the conduct of such Competing Program. “Divestiture” means the sale or transfer or exclusive license of rights to the Competing Program to a Third Party without receiving a continuing share of profit, royalty payment, or other economic interest in the success of such Competing Program.

EXECUTION VERSION

(c) No Change of Control, Competing Program has Achieved Proof of Concept. Notwithstanding the restrictions in Section 5.8(a) and Section 5.8(b), if a Third Party becomes an Affiliate of a Party after the Effective Date but such transaction did not result in a Change of Control of such Party and, as of the closing date of such transaction such Third Party is engaged in a Competing Program that has achieved Proof of Concept, then [***]. Notwithstanding the foregoing, (A)the Parties shall [***].

5.10 Technology Transfer.

(a) Transfer to Brii Bio. Except for the Manufacturing Technology Transfer, which is addressed in Section 8.3, within [***] after the Option Exercise Date for a Licensed Vir Program, Vir shall provide and transfer to Brii Bio the Vir Know-How and the Vir Patents specifically related to such Licensed Vir Program that exists on the applicable Option Exercise Date and was not previously provided to Brii Bio, and in connection with such transfer, provide Brii Bio with reasonable access to Vir personnel involved in the Development of Licensed Products for such Licensed Vir Program, either in-person at Vir’s facility or by teleconference. Such assistance shall be provided at Vir’s expense, up to [***]. For the avoidance of doubt, unless otherwise agreed by the Parties, Vir personnel are not obligated to travel to Brii Bio’s facilities. Thereafter, during the Term, Vir shall, [***], or Brii Bio’s reasonable request. With respect to any payments for technology transfer hereunder, after [***]. Vir shall invoice Brii Bio on a [***] for the foregoing costs and expenses incurred by Vir, and Brii Bio shall pay the amount invoiced within [***] after the date of any such invoice.

(b) Transfer to Vir. Except for the Manufacturing Technology Transfer, which is addressed in Section 8.3, within [***] after the Option Exercise Date for a Licensed Brii Bio Program, Brii Bio shall provide and transfer to Vir the Brii Bio Know-How and Brii Bio Patents specifically related to such Licensed Brii Bio Program that exists on the applicable Option Exercise Date and was not previously provided to Vir, and in connection with such transfer, provide Vir with reasonable access to Brii Bio personnel involved in the Development of Licensed Products for such Licensed Brii Bio Program, either in-person at Brii Bio’s facility or by teleconference. Such assistance shall be provided at Brii Bio’s expense, up to [***]. For the avoidance of doubt, unless otherwise agreed by the Parties, Brii Bio personnel are not obligated to travel to Vir’s facilities. Thereafter, during the Term, Brii Bio shall, [***], or Vir’s reasonable request. With respect to any payments for technology transfer hereunder, after [***]. Brii Bio shall invoice Vir on a [***] for the foregoing costs and expenses incurred by Brii Bio], and Vir shall pay the amount invoiced within [***] after the date of any such invoice.

ARTICLE 6

POST-OPTION DEVELOPMENT & DATA SHARING

6.1 Responsibilities and Diligence.

(a) For Licensed Vir Programs. Brii Bio shall be responsible for the Development and Commercialization of Licensed Products of each Licensed Vir Program in the Field in the China Territory in accordance with the China Development Plan, and for performing the Development activities assigned to Brii Bio under the Vir Global Plan to support the global Development and registration of Licensed Products for such Licensed Vir Program. Brii Bio

EXECUTION VERSION

shall use Commercially Reasonable Efforts to Develop and obtain Regulatory Approval for at least one (1) Licensed Product for each Licensed Vir Program. Brii Bio shall use Commercially Reasonable Efforts to conduct the tasks assigned to it in the China Development Plan and each Party shall use Commercially Reasonable Efforts to conduct the tasks assigned to it in the Vir Global Plan and achieve the objectives set forth therein. Each Party shall conduct such tasks in a timely, professional manner and in compliance with the China Development Plan and Vir Global Plan, as applicable, and all Applicable Laws, including GLP, GCP, and cGMP.

(b) For Licensed Brii Bio Programs. Vir shall be responsible for the Development and Commercialization of Licensed Products of each Licensed Brii Bio Program in the Field in the United States in accordance with the U.S. Development Plan, and for performing the Development activities assigned to Vir under the Brii Bio Global Plan to support the global Development and registration of Licensed Products for such Licensed Brii Bio Program. Vir shall use Commercially Reasonable Efforts to Develop and obtain Regulatory Approval for at least one (1) Licensed Product for each Licensed Brii Bio Program. Vir shall use Commercially Reasonable Efforts to conduct the tasks assigned to it in the U.S. Development Plan and each Party shall use Commercially Reasonable Efforts to conduct the tasks assigned to it in the Brii Bio Global Plan and achieve the objectives set forth therein. Each Party shall conduct such tasks in a timely, professional manner and in compliance with the U.S. Development Plan and Brii Bio Global Plan, as applicable, and all Applicable Laws, including GLP, GCP, and cGMP.

6.2 Territory Development Plans.

(a) China Development Plan. Except for the activities allocated to Brii Bio under the Vir Global Plan pursuant to Section 6.3(a), all Development by Brii Bio of Licensed Products in a Vir Program in the China Territory under this Agreement shall be conducted on a Licensed Program-by-Licensed Program basis pursuant to a written development plan for such Licensed Program (as amended from time to time in accordance with this Section 6.2(a) and Section 2.3(b), each, a “China Development Plan”). Following the Option Exercise Date for a Vir Program, and [***], Brii Bio shall provide to Vir an initial draft of the China Development Plan for such Vir Program for Vir’s review and comment, which China Development Plan shall contain [***]. Brii Bio shall consider such comments in good faith and incorporate such comments where appropriate. The initial China Development Plan will become effective once submitted to and approved by the JSC. From time to time thereafter, but [***], Brii Bio shall [***]. Once approved by the JSC, the amended China Development Plan shall become effective. In the event of a dispute about the content of the China Development Plan for a given Licensed Program that is unable to be resolved by the JSC, Section 2.3(d) shall apply. For clarity, the China Development Plan and amendments thereto must be consistent with the Vir Global Plan and the Vir Global Plan shall take precedent in case of any conflict or inconsistency between the China Development Plan and the Vir Global Plan.

(b) U.S. Development Plan. Except for the activities allocated to Vir under the Brii Bio Global Plan pursuant to Section 6.3, all Development by Vir of Licensed Products in a Brii Bio Program in the United States under this Agreement shall be conducted on a Licensed Program-by-Licensed Program basis pursuant to a written development plan for such Licensed Program (as amended from time to time in accordance with this Section 6.2(a) and Section 2.3(b), each, a “U.S. Development Plan”). Following the Option Exercise Date for a

EXECUTION VERSION

Licensed Brii Bio Program, and [***], Vir shall provide to Brii Bio an initial draft of the U.S. Development Plan for such Licensed Brii Bio Program for Brii Bio’s review and comment, which U.S. Development Plan shall contain [***]. Vir shall consider such comments in good faith and incorporate such comments where appropriate. The initial U.S. Development Plan will become effective once submitted to and approved by the JSC. From time to time thereafter, but [***], Vir shall [***]. Once approved by the JSC, the amended U.S. Development Plan shall become effective. In the event of a dispute about [***]. For clarity, the U.S. Development Plan and amendments thereto must be consistent with the Brii Bio Global Plan and the Brii Bio Global Plan shall take precedent in case of any conflict or inconsistency between the U.S. Development Plan and the Brii Bio Global Plan.

6.3 Global Development Plans.

(a) Vir Global Plan. Vir shall have the right to conduct the development and commercialization of Licensed Products that are the subject of a Licensed Program outside the China Territory at its sole discretion, provided that concurrent with the delivery of an Option Data Package for a Vir Program, Vir shall provide the JSC with a copy of Vir’s global development plan for the applicable Licensed Products (each, a “Vir Global Plan”), in order to (i) enable Brii Bio to make a decision with respect to whether to exercise a Brii Bio Option, (ii) inform the preparation of the China Development Plan (and its consistency with such Vir Global Plan) for such Licensed Product, and (iii) enable the Parties to agree upon any activities to be conducted by Brii Bio under the China Development Plan that will support Vir’s global development of the applicable Licensed Products under the Vir Global Plan. Vir shall provide the JSC with annual updates to the Vir Global Plan [***]. Without limiting the foregoing, if Vir wishes to make any amendment to the Vir Global Plan with respect to any given Licensed Product, [***].

(b) Brii Bio Global Plan. Brii Bio shall have the right to conduct the development and commercialization of Licensed Products that are the subject of a Licensed Program outside the United States at its sole discretion, provided that concurrent with the delivery of an Option Data Package for a Vir Program, Brii Bio shall provide the JSC with a copy of Brii Bio’s global development plan for the applicable Licensed Products (each, a “Brii Bio Global Plan”), in order to (i) enable Vir to make a decision with respect to whether to exercise a Vir Option, (ii) inform the preparation of the U.S. Development Plan (and its consistency with such Brii Bio Global Plan) for such Licensed Product, and (iii) enable the Parties to agree upon any activities to be conducted by Vir under the U.S. Development Plan that will support Brii Bio’s global development of the applicable Licensed Products under the Brii Bio Global Plan. Brii Bio shall provide the JSC with annual updates to the Brii Bio Global Plan [***]. Without limiting the foregoing, if Brii Bio wishes to make any amendment to the Brii Bio Global Plan with respect to any given Licensed Product, [***].

6.4 Development Costs. On a Licensed Program-by-Licensed Program basis:

(a) Brii Bio shall be solely responsible for the costs and expenses incurred by Brii Bio in the Development of Licensed Products in the China Territory, including the performance of Development activities under the China Development Plan and the Development activities assigned to Brii Bio under the Vir Global Plan;

EXECUTION VERSION

(b) Vir shall be solely responsible for the costs and expenses incurred by Vir in the Development of Licensed Products in the United States, including the performance of Development activities under the U.S. Development Plan and the Development activities assigned to Vir under the Brii Bio Global Plan; and

(c) Except as set forth in (a) or (b), each Party shall be solely responsible for all costs associated with its Development and Commercialization of Licensed Products under the Brii Bio Global Plan (in the case of Brii Bio), or the Vir Global Plan (in the case of Vir).

6.5 Use of Affiliates and Contractors.

(a) Affiliates. Each Party may perform any Development activity related to the other Party’s Program for which it is responsible through an Affiliate of such Party; provided, in each case, that (i) such Affiliate is bound by written agreement to comply with all applicable terms and conditions of this Agreement to the same extent as such Party; (ii) such Party remains fully responsible for the performance of such obligations by such Affiliate and for the compliance of such Affiliate with the terms and conditions of this Agreement; and (iii) any failure of such Affiliate to comply with the terms and conditions of this Agreement shall be deemed a breach of this Agreement by such Party.

(b) Subcontractors. A Party may contract any Development activity related to the other Party’s Program for which it is responsible to a Third Party contract service provider; provided, in each case, that (i) none of the other Party’s rights hereunder are diminished or otherwise adversely affected as a result of such subcontracting; (ii) each such subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information at least as stringent as those undertaken by the parties pursuant to Article 11; [***]; and (iv) such Party is responsible for the performance of such obligations by such subcontractor, for the compliance of such subcontractor with the terms and conditions of this Agreement, and for payment of such subcontractor.

6.6 Development Records. Each Party shall maintain reasonably complete, current and accurate records of all Development activities conducted by or on behalf of such Party, its Affiliates or its sublicensees under Licensed Programs for which such Party has exercised its option pursuant to this Agreement and all data and other information resulting from such activities consistent with its usual practices, in validated computer systems that are compliant with 21 C.F.R. §11, and in accordance with Applicable Laws of both the United States and the China Territory (such records for each Licensed Program, the “Development Records”). Each Party shall obtain the other Party’s written consent prior to destroying any Development Records for any Vir Program (in the case of Brii Bio’s records) or any Brii Bio Program (in the case of Vir’s records). Such Development Records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes. Each Party shall document all non-clinical studies and Clinical Trials in formal written study reports in accordance with Applicable Laws and national and international guidelines (e.g., GCP, GLP, and GMP). Upon each Party’s request, the other Party shall, and shall cause its Affiliates and sublicensees to, (i) provide the requesting Party with copies of such Development Records, and (ii) allow the requesting Party to access, review, and copy such Development Records. [***]. Each Party shall ensure that all Development Records or other documents that it transmits to the other Party electronically under this Agreement are transmitted over secure systems that include adequate encryption safeguards that prevent unauthorized access and maintain data security.

EXECUTION VERSION

6.7 Clinical Trial Audit Rights.

(a) For Licensed Vir Programs. Up to once per Calendar Year (except in the case of any “for cause” audit, which may be conducted more frequently upon Vir’s reasonable request) and upon reasonable prior notice by Vir and at Vir’s cost and expense, Brii Bio shall permit Vir or its representatives to conduct an audit of any Clinical Trial sites engaged by Brii Bio or its Affiliates or sublicensees to conduct Brii Bio’s obligations under [***]. No later than [***] following the completion of any such audit, Vir shall provide Brii Bio with a written summary of Vir’s findings, including any deficiencies or other areas of remediation that Vir identifies during such audit. Brii Bio shall use Commercially Reasonable Efforts to remediate any such deficiencies within [***] following Brii Bio’s receipt of such report, at Brii Bio’s cost and expense. In addition, Brii Bio shall provide Vir with copies of all quality oversight or audit reports, including English translations thereof, prepared in connection with any audit that Brii Bio, its Affiliates, or sublicensees conduct of a Clinical Trial site that Brii Bio, its Affiliates, or sublicensees have engaged or are evaluating to potentially engage to fulfill Brii Bio’s obligations under a Vir Global Plan or a China Development Plan no later than [***] after receiving or preparing, as applicable, any such report.

(b) For Licensed Brii Bio Programs. Up to once per Calendar Year (except in the case of any “for cause” audit, which may be conducted more frequently upon Brii Bio’s reasonable request) and upon reasonable prior notice by Brii Bio and at Brii Bio’s cost and expense, Vir shall permit Brii Bio or its representatives to conduct an audit of any Clinical Trial sites engaged by Vir or its Affiliates or sublicensees to conduct Vir’s obligations under [***]. No later than [***] following the completion of any such audit, Brii Bio shall provide Vir with a written summary of Brii Bio’s findings, including any deficiencies or other areas of remediation that Brii Bio identifies during such audit. Vir shall use Commercially Reasonable Efforts to remediate any such deficiencies within [***] following Vir’s receipt of such report, at Vir’s cost and expense. In addition, Vir shall provide Brii Bio with copies of all quality oversight or audit reports, including English translations thereof, prepared in connection with any audit that Vir, its Affiliates, or sublicensees conduct of a Clinical Trial site that Vir, its Affiliates, or sublicensees have engaged or are evaluating to potentially engage to fulfill Vir’s obligations under a Brii Bio Global Plan or a U.S. Development Plan no later than [***] after receiving or preparing, as applicable, any such report.

6.8 Development Reports. Each Party shall provide the JSC with quarterly written reports summarizing its, its Affiliates’, and its sublicensees’ Development of Licensed Products for all Licensed Programs being conducted by such Party, including a summary of the data, timelines, and results of such Development. Without limiting the foregoing, such reports shall contain sufficient detail to enable each Party to assess the compliance of the reporting Party with its Development obligations hereunder. Such reports shall be Confidential Information of the reporting Party pursuant to Article 11. The reporting Party shall promptly respond to reasonable requests of the JSC or the other Party from time to time for additional information regarding significant Development activities. The Parties shall discuss the status, progress and results of such Development activities at JSC meetings.

EXECUTION VERSION

6.9 Data Exchange and Use. In addition to its adverse event and safety data reporting obligations pursuant to Section 7.3, each Party shall promptly provide the other Party with electronic copies, in a mutually agreed format, of all data and results and all supporting documentation (e.g., protocols, CRFs, analysis plans) Controlled by such Party that are generated by or on behalf of such Party or its Affiliates or sublicensees, if applicable, in the Development of Licensed Products for such other Party’s Program. Brii Bio may use and reference such data and results provided by Vir with respect to any Licensed Brii Bio Programs, without additional consideration, for the purpose of obtaining and maintaining Regulatory Approval and any pricing or reimbursement approvals, as applicable, of Licensed Products for any Licensed Brii Bio Program outside the United States. Vir may use and reference such data and results provided by Brii Bio with respect to any Licensed Vir Program, without additional consideration, for the purpose of obtaining and maintaining Regulatory Approval and any pricing or reimbursement approvals, as applicable, of Licensed Products for any Licensed Vir Program outside the China Territory.

ARTICLE 7

POST-OPTION REGULATORY

7.1 Generally.

(a) Conduct of Activities. After the Option Exercise Date for a Collaboration Program, the Party that exercised the Option shall be responsible, at its sole cost and expense, for all regulatory activities leading up to and including obtaining Regulatory Approvals and any pricing or reimbursement approvals, as applicable, for Licensed Products in such Licensed Program from Regulatory Authorities in the applicable Territory (i.e., the China Territory with respect to Vir Programs for which Brii Bio exercised a Brii Bio Option and the United States with respect to Brii Bio Programs for which Vir exercised a Vir Option). Promptly following the Option Exercise Date for such Collaboration Program and to the extent permitted under Applicable Law, the other Party shall transfer all Regulatory Submissions and Regulatory Approvals for such Collaboration Program to the Party that exercised the Option. The Party that exercised the Option shall reimburse the other Party for all costs (including internal costs at the FTE Rate and out-of-pocket costs) incurred by the other Party in relation to any such transfer. Each Party shall keep the other Party informed of regulatory developments related to Licensed Products for such Licensed Program in the applicable Territory and shall promptly notify the other Party in writing of any decision by any Regulatory Authority in the applicable Territory regarding any Licensed Product for such Licensed Program.

(b) Regulatory Submissions. The Party that exercised the Option shall provide to the other Party for review and comment drafts of all Regulatory Submissions for a Licensed Program in the applicable Territory a reasonable amount of time prior to submission (as appropriate for the applicable Regulatory Submission), but at least [***] prior to submission if the applicable Regulatory Authority does not require a response in a shorter time period. The Party that exercised the Option providing the Regulatory Submissions shall consider in good faith any comments received from the other Party. In addition, the Party that exercised the

EXECUTION VERSION

Option shall notify the other Party of any comments or other correspondences related to such Regulatory Submissions submitted to or received from any Regulatory Authority in the applicable Territory with respect to such Licensed Program and shall provide the other Party with copies thereof as soon as reasonably practicable, but in all events within [***] after submission or receipt if the applicable Regulatory Authority does not require a response in a shorter time period. If any such Regulatory Submission, comment or correspondence is not in English, Brii Bio shall also provide Vir with a certified English translation within [***] after submission or receipt if requested by Vir; provided that Vir shall be responsible for the costs incurred by Brii Bio in obtaining such certified translation. The other Party may review and comment on such Regulatory Submissions and [***]. Notwithstanding the anything to the contrary in this Section 7.1(b), with respect to applications for a New Drug Application (as defined by the FDA or CFDA, as applicable) or a Biologics License Application (as defined by the FDA, and the equivalent in the China Territory) or supplemental applications of either of the foregoing, the Party making such Regulatory Submission shall keep the JDC of the applicable Collaboration Program reasonably informed of the process of preparing such Regulatory Submissions so that the other Party may expeditiously review and provide comments to such Regulatory Submissions, and such other Party shall use reasonable efforts to provide such comments within [***] after receipt of such Regulatory Submissions.

(c) Meetings. The Party that exercised the Option shall provide the other Party with notice no later than [***] hours after receiving notice of any meeting or discussion with any Regulatory Authority in the applicable Territory related to any Licensed Product for such Licensed Program. The Party that exercised the Option shall lead any such meeting or discussion, provided, however, that the other Party or its designee may attend and participate in the portion of such meeting or discussion applicable to the Licensed Product in the applicable Territory. If the other Party elects not to attend such meeting or discussion, the Party that exercised the Option shall provide the other Party with a written summary of the applicable portion of such meeting or discussion promptly following such meeting or discussion.

(d) Further Assurances. The Parties shall work together and take all actions, including amending this Agreement, as necessary, to give effect to a Party’s rights and obligations as the Party responsible, as permitted and to the extent described herein, for the Development, Manufacture, and Commercialization of the Licensed Products for each Licensed Program in the applicable Territory. The other Party shall provide support and assistance to the Party that exercised the Option, as may be reasonably requested by such Party, in preparing, obtaining and maintaining Regulatory Submissions and Regulatory Approvals for Licensed Products in a Licensed Program in the applicable Territory, and in the activities in support thereof, including providing documents or other materials required by Applicable Law or requested by a Regulatory Authority and otherwise assisting the Party that exercised the Option with answering questions from Regulatory Authorities.

(e) Licensed Vir Programs. Notwithstanding anything to the contrary in this Section 7.1, if, and solely for so long as, Brii Bio is not permitted under Applicable Law in the China Territory to make Regulatory Submissions and to obtain and maintain Regulatory Approvals for Licensed Products for a Vir Program in the China Territory, then this Section 7.1(e) shall apply in addition to the foregoing provisions of Section 7.1 and, in the event of conflict between this Section 7.1(e) and the rest of this Section 7.1, this Section 7.1(e) shall

EXECUTION VERSION

control. Brii Bio shall conduct regulatory activities (and any and all regulatory activities delegated to Brii Bio in this Agreement in connection with the Development and Commercialization of Licensed Products for a Licensed Vir Program in the China Territory) as the express and authorized regulatory agent of record for Vir in the China Territory. Brii Bio shall incorporate all reasonable comments received from Vir to any Regulatory Submissions to which Vir provides comment pursuant to Section 7.1(b). Vir shall own and hold all Regulatory Submissions, Regulatory Approvals, and any pricing or reimbursement approvals, as applicable, for Licensed Products for all Vir Programs in the China Territory for the benefit of Brii Bio, and shall, promptly upon Brii Bio’s request, provide access to and copies of such Regulatory Submissions, Regulatory Approvals, and any pricing or reimbursement approvals to Brii Bio, as applicable. Vir shall cooperate with Brii Bio in obtaining any Regulatory Approvals and any pricing or reimbursement approvals, as applicable, for a Licensed Product in a Licensed Vir Program in the China Territory by providing, to the extent Controlled by Vir, prompt access to Regulatory Approvals, Regulatory Submissions, clinical data, and other data, information, and documentation for Licensed Products, both inside and outside of the China Territory. [***]. In addition, if following a change in Applicable Law during the Term, Brii Bio is permitted to own and hold the Regulatory Submissions, Regulatory Approvals and any pricing or reimbursement approvals, as applicable, held by Vir for Licensed Products for a Vir Program in the China Territory, then, promptly following Brii Bio’s request, Vir shall transfer such Regulatory Submissions and Regulatory Approvals for such Vir Program to Brii Bio. Brii Bio shall reimburse Vir for all costs (including internal costs at the FTE Rate and out-of-pocket costs) incurred by Vir in relation to any such transfer.

7.2 Right of Reference. Each Party hereby grants to the other Party the right of reference to all Regulatory Submissions pertaining to Licensed Products for such first Party’s Programs submitted by or on behalf of such Party or its Affiliates. Each Party shall bear its own costs and expenses associated with providing the other Party with the right of reference pursuant to this Section 7.2.

(a) Licensed Vir Programs. Brii Bio may use such right of reference to Vir’s Regulatory Submissions for Vir Programs solely for the purpose of seeking, obtaining and maintaining Regulatory Approval and any pricing or reimbursement approvals, as applicable, of Licensed Products for Vir Programs in the Field in the China Territory. Vir may use the right of reference to Brii Bio’s Regulatory Submissions for Vir Programs, if any, solely for the purpose of seeking, obtaining and maintaining regulatory approval of Licensed Products for a Vir Program outside the China Territory.

(b) Licensed Brii Bio Programs. Vir may use such right of reference to Brii Bio’s Regulatory Submissions for Licensed Brii Bio Programs solely for the purpose of seeking, obtaining and maintaining Regulatory Approval and any pricing or reimbursement approvals, as applicable, of Licensed Products for Licensed Brii Bio Programs in the Field in the United States. Brii Bio may use the right of reference to Vir’s Regulatory Submissions for Licensed Brii Bio Programs, if any, solely for the purpose of seeking, obtaining and maintaining regulatory approval of Licensed Products for a Licensed Brii Bio Program outside the United States.

EXECUTION VERSION

7.3 Adverse Events Reporting.

(a) Safety Agreement. Promptly following the Option Exercise Date for the first Program, but in no event later than [***] thereafter, Brii Bio and Vir shall develop and agree in a written agreement to worldwide safety and pharmacovigilance procedures for the Parties with respect to Licensed Products, such as safety data sharing and exchange, adverse events reporting and prescription events monitoring (the “Safety Agreement”). Such Safety Agreement shall describe the obligations of both Parties with respect to the coordination of collection, investigation, reporting, and exchange of information between the Parties concerning adverse events or any other safety issue of any significance and product quality and product complaints involving adverse events, in each case with respect to all Licensed Products for all Programs for which a Party exercises an Option and sufficient to permit each Party and its Affiliates, licensees, or sublicensees to comply with its legal and regulatory obligations with respect thereto. The Parties shall promptly update the Safety Agreement if required by changes in legal or regulatory requirements. Each Party shall comply with its respective obligations under the Safety Agreement and shall cause its Affiliates, licensees, and sublicensees to comply with such obligations.

(b) Licensed Vir Programs.

(i) Brii Bio shall report to the applicable Regulatory Authorities in the China Territory all quality complaints, applicable adverse events, and safety data related to Licensed Products in a Vir Program for all Clinical Trials conducted in the China Territory under the China Development Plan or the Vir Global Plan, as well as responding to safety issues and to all requests of Regulatory Authorities related to Licensed Products in a Vir Program in the China Territory. Brii Bio shall provide to Vir access to Brii Bio’s adverse event database for the China Territory for such Licensed Vir Programs. Vir shall maintain a global pharmacovigilance database (including serious adverse events (SAEs) and suspected unexpected serious adverse reactions (SUSARs) for Clinical Trials conducted under the Global Development Plan at Vir’s cost and expense, and Brii Bio shall use such database and related processes for the handling and reporting of SAEs and SUSARs for Clinical Trials for a Licensed Vir Program conducted in the China Territory. If there is no development of Licensed Products for such Licensed Vir Program outside of the China Territory, then Brii Bio shall maintain an adverse event database for Clinical Trials conducted in the China Territory under the China Development Plan for such Licensed Vir Program, at its sole cost and expense, and Brii Bio shall provide to Vir access to Brii Bio’s pharmacovigilance database for the China Territory for such Licensed Vir Program.

(ii) Brii Bio shall comply with all Applicable Laws governing adverse events in the China Territory. Brii Bio shall notify Vir in a timely manner and in any event within [***] hours of receiving notice from a Regulatory Authority, independent review committee, data safety monitoring board or another similar clinical trial or post-marketing monitoring body alleging significant concern regarding a patient safety issue or other material information relevant to the safety or efficacy of Licensed Products in a Vir Program.

EXECUTION VERSION

(c) Licensed Brii Bio Programs.

(i) Vir shall report to the applicable Regulatory Authorities in the United States all quality complaints, applicable adverse events, and safety data related to Licensed Products in a Licensed Brii Bio Program for all Clinical Trials conducted in the United States under the U.S. Development Plan or the Brii Bio Global Plan, as well as responding to safety issues and to all requests of Regulatory Authorities related to Licensed Products in a Licensed Brii Bio Program in the United States. Vir shall provide to Brii Bio access to Vir’s adverse event database for the United States for such Licensed Brii Bio Programs. Brii Bio shall maintain a global pharmacovigilance database (including serious adverse events (SAEs) and suspected unexpected serious adverse reactions (SUSARs) for Clinical Trials conducted under the Global Development Plan at Brii Bio’s cost and expense, and Vir shall use such database and related processes for the handling and reporting of SAEs and SUSARs for Clinical Trials for a Licensed Brii Bio Program conducted in the United States. If there is no development of Licensed Products for such Licensed Brii Bio Program outside of the United States, then Vir shall maintain an adverse event database for Clinical Trials conducted in the United States under the U.S. Development Plan for such Licensed Brii Bio Program, at its sole cost and expense, and Vir shall provide to Brii Bio access to Vir’s pharmacovigilance database for the United States for such Licensed Brii Bio Program.

(ii) Vir shall comply with all Applicable Laws governing adverse events in the United States. Vir shall notify Brii Bio in a timely manner and in any event within [***] hours of receiving notice from a Regulatory Authority, independent review committee, data safety monitoring board or another similar clinical trial or post-marketing monitoring body alleging significant concern regarding a patient safety issue or other material information relevant to the safety or efficacy of Licensed Products in a Licensed Brii Bio Program.

7.4 Safety and Regulatory Audits.

(a) Licensed Vir Programs. Upon reasonable prior notice to Brii Bio, Vir or its representatives may conduct an audit of safety and regulatory systems, procedures or practices of Brii Bio, its Affiliates, sublicenses, or subcontractors (including Clinical Trial sites) relating to Licensed Products of a Vir Program. Brii Bio shall promptly notify Vir of any inspection of Brii Bio, its Affiliates, sublicenses, or subcontractors (including Clinical Trial sites) by any Regulatory Authority relating to Licensed Products of a Vir Program and shall provide Vir with all information pertinent thereto. Vir may be present at any such inspection. Brii Bio shall also permit Regulatory Authorities outside the China Territory to conduct inspections of Brii Bio, its Affiliates, sublicenses, or subcontractors (including Clinical Trial sites) relating to Licensed Products of a Vir Program, and shall ensure that such Affiliates, and shall use Commercially Reasonable Efforts to ensure that such sublicensees and subcontractors, permit such inspections. Brii Bio shall provide Vir with a written summary in English of any findings of a Regulatory Authority following a regulatory audit within [***] following any such audit, and shall provide Vir with an unredacted copy of any report issued by such Regulatory Authority, including a English translation thereof, as soon as reasonably practicable, but in all events within [***] following such audit.

(b) Licensed Brii Bio Programs. Upon reasonable prior notice to Vir, Brii Bio or its representatives may conduct an audit of safety and regulatory systems, procedures or practices of Vir, its Affiliates, sublicenses, or subcontractors (including Clinical Trial sites) relating to Licensed Products of a Licensed Brii Bio Program. Vir shall promptly notify Brii Bio of any inspection of Vir, its Affiliates, sublicenses, or subcontractors (including Clinical Trial sites) by any Regulatory Authority relating to Licensed Products of a Licensed Brii Bio Program

EXECUTION VERSION

and shall provide Brii Bio with all information pertinent thereto. Brii Bio may be present at any such inspection. Vir shall also permit Regulatory Authorities outside the United States to conduct inspections of Vir, and its Affiliates, sublicensees, or subcontractors (including Clinical Trial sites) relating to Licensed Products of a Licensed Brii Bio Program, and shall ensure that such Affiliates, and shall use Commercially Reasonable Efforts to ensure that such sublicensees and subcontractors, permit such inspections. Vir shall provide Brii Bio with a written summary in English of any findings of a Regulatory Authority following a regulatory audit within [***] following any such audit, and shall provide Brii Bio with an unredacted copy of any report issued by such Regulatory Authority, including a English translation thereof, as soon as reasonably practicable, but in all events within [***] following such audit.

7.5 No Harmful Actions. If either Party believes that the other Party is taking or intends to take any action with respect to a Licensed Product for the other Party’s Program in such other Party’s Territory that could have a material adverse impact upon the regulatory status of any Licensed Product in its respective territory, then such Party may bring the matter to the attention of the JSC and the Parties shall discuss in good faith a resolution to such concern. Without limiting the foregoing, unless the Parties otherwise agree (or unless otherwise set forth in a Global Development Plan): (a) neither Party shall communicate with any Regulatory Authority having jurisdiction outside of its respective Territory with respect to any Licensed Product, unless so ordered by such Regulatory Authority, in which case such Party shall immediately notify the other Party of such order; and (b) neither Party shall submit any Regulatory Submissions or seek regulatory approvals for any Licensed Product in the other Party’s respective Territory.

7.6 Notice of Regulatory Action.

(a) Licensed Vir Programs. If any Regulatory Authority takes or gives notice of its intent to take any regulatory action with respect to any activity of Brii Bio relating to any Licensed Product of a Licensed Vir Program, then Brii Bio shall notify Vir of such contact, inspection, or notice or action within [***] hours thereof. Vir may review and comment on any responses to Regulatory Authorities that pertain to a Licensed Product of a Licensed Vir Program. The costs and expenses of any regulatory action in the China Territory shall be borne solely by Brii Bio. Brii Bio shall, and shall ensure that its Affiliates and sublicensees will, maintain adequate records to permit the Parties to trace the distribution, sale and use of Licensed Products of a Licensed Vir Program in the China Territory. In addition, each Party shall promptly notify the other of any information it receives regarding any threatened or pending action, inspection or communication by or from a Third Party that would reasonably be expected to materially affect the Development of Licensed Products of a Licensed Vir Program.

(b) Licensed Brii Bio Programs. If any Regulatory Authority takes or gives notice of its intent to take any regulatory action with respect to any activity of Vir relating to any Licensed Product of a Licensed Brii Bio Program, then Vir shall notify Brii Bio of such contact, inspection, or notice or action within [***] hours thereof. Brii Bio may review and comment on any responses to Regulatory Authorities that pertain to a Licensed Product of a Licensed Brii Bio Program. The costs and expenses of any regulatory action in the United States shall be borne solely by Vir. Vir shall, and shall ensure that its Affiliates and sublicensees will, maintain adequate records to permit the Parties to trace the distribution, sale and use of Licensed Products of a Licensed Brii Bio Program in the United States. In addition, each Party shall promptly notify the other of any information it receives regarding any threatened or pending action, inspection or communication by or from a Third Party that would reasonably be expected to materially affect the Development of Licensed Products of a Licensed Brii Bio Program.

EXECUTION VERSION

ARTICLE 8

MANUFACTURING

8.1 Supply for Pre-Option Development Activities and Post-Option Development.

(a) For Vir Programs. Subject to Section 8.3, Vir shall have the sole right, either by itself or through a Third Party contract manufacturer, to Manufacture and supply to Brii Bio (i) all Products required by Brii Bio for use in connection with Pre-Option Development Activities in the China Territory under the Pre-Option Development Plan and (ii) all Licensed Products required by Brii Bio for Development use following the exercise of the Brii Bio Option in the China Territory under the China Development Plan and for Brii Bio’s Development-related responsibilities under the Vir Global Plan. Vir shall supply the Product or Licensed Product pursuant to this Section 8.1(a) at [***]. Vir shall invoice Brii Bio for the applicable Product or Licensed Product upon delivery in accordance this Section 8.1(a) and Brii Bio shall pay the amount invoiced within [***] after the date of the invoice. Delivery shall take place [***]. Brii Bio shall obtain all licenses or other authorizations for the exportation and importation of such Product or Licensed Product, and Brii Bio shall contract for shipment and insurance of such Product or Licensed Product from Vir’s or its contract manufacturer’s facility, at Brii Bio’s cost and expense. Brii Bio shall also be responsible for the clinical packaging, labeling, QC/QA/QP final release, storage, customs clearance and distribution of such Product or Licensed Product, at Brii Bio’s cost and expense.

(b) For Brii Bio Programs. Subject to Section 8.3, Brii Bio shall have the sole right, either by itself or through a Third Party contract manufacturer, to Manufacture and supply to Vir (i) all Products required by Vir for use in connection with Pre-Option Development Activities in the United States under the Pre-Option Development Plan and (ii) all Licensed Products required by Vir for Development use following the exercise of the Vir Option in the United States under the U.S. Development Plan and for Vir’s Development-related responsibilities under the Brii Bio Global Plan. Brii Bio shall supply the Product or Licensed Product pursuant to this Section 8.1(a) at [***]. Brii Bio shall invoice Vir for the applicable Product or Licensed Product upon delivery in accordance this Section 8.1(a) and Vir shall pay the amount invoiced within [***] after the date of the invoice. Delivery shall take place [***]. Vir shall obtain all licenses or other authorizations for the exportation and importation of such Product or Licensed Product, and Vir shall contract for shipment and insurance of such Product or Licensed Product from Brii Bio’s or its contract manufacturer’s facility, at Vir’s cost and expense. Vir shall also be responsible for the clinical packaging, labeling, QC/QA/QP final release, storage, customs clearance and distribution of such Product or Licensed Product, at Vir’s cost and expense.

EXECUTION VERSION

(c) Development Supply and Quality Agreements. Within [***], the Parties shall enter into (i) a master supply agreement (“Development Master Supply Agreement”) and (ii) a master quality agreement (“Development Master Quality Agreement”) describing the general terms and conditions of Manufacture and supply of Products or Licensed Products pursuant to Section 8.1(a) and Section 8.1(b). The terms and conditions of the Development Master Supply Agreement and Development Master Quality Agreement will be commercially reasonable and consistent with industry standards and the terms of this Agreement, as well as, if applicable, each Party’s agreements with its Third Party contract manufacturers. At least [***] prior to commencing any Pre-Option Development Activities or Development activities for a Collaboration Program, the Parties shall enter into a separate work order under the applicable Development Master Supply Agreement and the Development Master Quality Agreement for the Manufacture and supply of Product or Licensed Product for such Pre-Option Development Activities or Development activities, as applicable.

(d) Audits of Facilities where Licensed Product is Manufactured. Notwithstanding the supply rights and obligations of Licensed Products following exercise of an Option in Section 8.1(a) and Section 8.1(b), the Party being supplied with Licensed Product may conduct due diligence, including by conducting on-site audits, of the facilities where Licensed Product is Manufactured for the purpose of ascertaining conformance with Applicable Law and assessing operational capabilities and performance to supply Licensed Product. If a Party reasonably determines after conducting such due diligence that such Manufacturing facility is unable to meet (i) the applicable specifications for the Licensed Product, (ii) Applicable Law (including cGMP), or (iii) such Party’s supply needs for Development of such Licensed Product, then such Party may [***].

8.2 Commercial Supply.

(a) For Licensed Vir Programs. Unless Brii Bio elects to initiate a Manufacturing Technology Transfer pursuant to Section 8.3, the Parties shall [***] for a Vir Program on the principal terms of a commercial supply agreement (the “Vir Commercial Supply Agreement”) and a quality agreement (“Vir Commercial Quality Agreement”) pursuant to which Brii Bio may purchase commercial supply of a Licensed Product for such Licensed Vir Program from Vir at [***] to fulfill Brii Bio’s obligations under this Agreement, which terms shall be [***]. At Brii Bio’s request, the Parties shall negotiate such Vir Commercial Supply Agreement and Vir Commercial Quality Agreement in accordance with such agreed-upon terms and conditions.

(b) For Licensed Brii Bio Programs. Unless Vir elects to initiate a Manufacturing Technology Transfer pursuant to Section 8.3, the Parties shall [***] for a Licensed Brii Bio Program on the principal terms of a commercial supply agreement (the “Brii Bio Commercial Supply Agreement”) and quality agreement (“Brii Bio Commercial Quality Agreement”) pursuant to which Vir may purchase commercial supply of a Licensed Product for such Licensed Brii Bio Program from Brii Bio at [***] to fulfill Vir’s obligations under this Agreement, which terms shall be [***]. At Vir’s request, the Parties shall negotiate such Brii Bio Commercial Supply Agreement and Brii Bio Commercial Quality Agreement in accordance with such agreed-upon terms and conditions.

EXECUTION VERSION

8.3 Transfer of Manufacturing Responsibility.

(a) Transfer. Following the Option Exercise Date for a Licensed Program, [***], at such Party’s cost and expense, subject to and only after such Party’s completion of any studies or testing required by and receipt of any qualifications and Regulatory Approvals from any Regulatory Authorities or other Governmental Authorities necessary to Manufacture such Licensed Product. Such Party shall be required to ensure that its Manufacturing Process with respect to a Licensed Product is in accordance with the specifications with respect to such Licensed Product, Applicable Laws, including cGMP and ICH Guidelines, and any published regulatory guidance or procedures applicable to the Manufacture, testing, release and distribution of such Licensed Product.

(b) Manufacturing Technology Transfer Agreement. If the Parties mutually agree that such Manufacturing responsibility should be transferred to the Party exercising the Option, then within [***] following such determination, the Parties shall negotiate in good faith and enter into a Manufacturing Technology Transfer agreement (the “Manufacturing Technology Transfer Agreement”), which will set forth the terms and conditions of the Manufacturing Technology Transfer on commercially reasonable terms, consistent with industry standards and the terms of this Agreement. As part of the technology transfer, the Party transferring Manufacturing responsibilities (the “Transferring Party”) shall transfer to the Party assuming responsibility for such Manufacture, or its designated Affiliates or mutually agreed Third Party contractors, (each, an “Assuming Party”) such Transferring Party’s [***]. In addition, upon the request the Assuming Party [***] the applicable Licensed Product.

(c) Activities. The Parties shall initiate and use Commercially Reasonable Efforts to promptly transfer to the Assuming Party, in accordance with the Manufacturing Technology Transfer Agreement, the Transferring Party’s Manufacturing Process and technology that is [***]. The Transferring Party shall make its personnel available on a reasonable basis to consult with the Assuming Party, at [***].

(d) Limitations. Notwithstanding the provisions of this Section 8.3, the Transferring Party shall not be required to perform a Manufacturing Technology Transfer to (i) any Third Party manufacturer that is then in material breach of any agreement with the Transferring Party or its Affiliate, or that, [***], (ii) [***], or (iii) [***]. The Transferring Party shall notify the Assuming Party promptly following identification of a potential Third Party manufacturer by the Assuming Party of any basis that the Transferring Party would not conduct such Manufacturing Technology Transfer and the Parties shall work in good faith to address any such concerns.

(e) Existing Contract Manufacturers. If an Assuming Party requests a Manufacturing Technology Transfer to a Third Party manufacturer that is already a Third Party manufacturer of the Licensed Product for such stage of the supply chain, promptly after the Assuming Party’s written request, the Transferring Party shall use Commercially Reasonable Efforts to facilitate the Assuming Party’s efforts to enter into an agreement with such Third Party for the Manufacture and supply of such Licensed Product. The Assuming Party shall be solely responsible for contracting with such Third Party manufacturer (and any other Third Party manufacturer to whom the Transferring Party has initiated a Manufacturing Technology Transfer) for the supply of such Licensed Product and the Transferring Party shall have no obligations under such agreement between the Assuming Party and such Third Party manufacturer.

EXECUTION VERSION

ARTICLE 9

POST-OPTION COMMERCIALIZATION

9.1 Commercialization Diligence.

(a) Brii Bio Responsibilities. Brii Bio shall be responsible for, and shall use Commercially Reasonable Efforts to, Commercialize each Licensed Product in a Licensed Vir Program that obtains Regulatory Approval in the Field in the China Territory. Brii Bio shall conduct all Commercialization of Licensed Products in a Licensed Vir Program in the Field in the China Territory in accordance with the Commercialization Plan for such Licensed Product, at its sole cost and expense.

(b) Vir Responsibilities. Vir shall be responsible for, and shall use Commercially Reasonable Efforts to, Commercialize each Licensed Product in a Licensed Brii Bio Program that obtains Regulatory Approval in the Field in the United States. Brii Bio shall conduct all Commercialization of Licensed Products in a Licensed Brii Bio Program in the Field in the United States in accordance with the Commercialization Plan for such Licensed Product, at its sole cost and expense.

9.2 Commercialization Plans. The Commercialization Plan with respect to Licensed Products in each Licensed Program shall contain in reasonable detail the major Commercialization activities, including revenue targets, planned for such Licensed Product in the China Territory (in the case of Brii Bio) and the United States (in the case of Vir), and the estimated timelines for achieving such activities. Each Party shall deliver an initial draft of each Commercialization Plan to the JSC for review no later than [***] for a Licensed Product in such Licensed Program. Thereafter, and until the First Commercial Sale of such Licensed Product, such Party shall provide an updated Commercialization Plan to the JSC for review on an annual basis.

9.3 Coordination of Commercialization Activities.

(a) The Parties recognize that they may benefit from the coordination of certain activities in support of the Commercialization of Licensed Products in and outside the China Territory and the United States. As such, the Parties shall coordinate such activities where appropriate, which may include scientific and medical communication and product positioning.

(b) Each Party shall keep the other Party timely informed on the status of any application for pricing or reimbursement approval for Licensed Products in the other Party’s Program in such first Party’s Territory, including any discussion with Regulatory Authority with respect thereto. Each Party may determine the price of Licensed Products in the other Party’s Program sold in such first Party’s Territory and neither Party may direct, control or approve the pricing of Licensed Products in the other Party’s Territory.

EXECUTION VERSION

(c) Each Party acknowledges that the other Party may decide to develop and adopt certain distinctive colors, logos, images, symbols, and trademarks to be used in connection with the Commercialization of Licensed Products in such Party’s Program on a global basis (such branding elements, collectively, the “Global Brand Elements”). Vir shall own all rights in such Global Brand Elements for all Licensed Vir Programs, and shall grant Brii Bio the exclusive right to use such Global Brand Elements in connection with the Commercialization of Licensed Products in Licensed Vir Programs in the China Territory. Brii Bio shall Commercialize Licensed Products in the Licensed Vir Program in the China Territory in a manner consistent with the Global Brand Elements. Brii Bio shall own all rights in such Global Brand Elements for all Licensed Brii Bio Programs, and shall grant Vir the exclusive right to use such Global Brand Elements in connection with the Commercialization of Licensed Products in Licensed Brii Bio Programs in the United States. Vir shall Commercialize Licensed Products in the Licensed Brii Bio Program in the United States in a manner consistent with the Global Brand Elements.

9.4 Diversion. Each Party covenants and agrees that it shall not, and shall ensure that its Affiliates and sublicensees shall not, [***]; provided that each Party is not responsible for [***]. If a Party or its Affiliates or sublicensees receive an order for Licensed Products from a prospective purchaser located in the other Party’s Territory, such Party shall [***].

ARTICLE 10

PAYMENTS

10.1 Equity. In partial payment for the options, licenses, and other rights granted by Vir to Brii Bio under this Agreement, on or near the Effective Date, Parent, Brii Bio and Vir shall enter into the Share Purchase Agreement, under which Vir shall receive, and Brii Bio shall pay to Vir, fully paid, non-assessable shares of Parent (the “Shares”) in accordance with the terms set forth therein. Parent agrees to timely contribute, sell, or transfer to Brii Bio the Shares for Brii Bio’s payment to Vir. This Agreement shall terminate automatically if an investment of [***] at the initial Series A Closing (as defined in the Share Purchase Agreement) does not occur on or before July 31, 2018, and the Share Purchase Agreement is terminated in accordance with its terms.

10.2 Option Exercise Fee.

(a) Brii Bio Option Payments. Within [***] days after the Option Exercise Date for each Licensed Vir Program, Brii Bio shall pay to Vir for each such Licensed Vir Program a one-time option exercise payment of [***] if such Licensed Vir Program is a High-Commercial Potential Program, (ii) [***] if such Licensed Vir Program is a Mid-Commercial Potential Program, or (iii) [***] if such Licensed Vir Program is a Low-Commercial Potential Program.

(b) Vir Option Payments. Within [***] days after the Option Exercise Date for each Licensed Brii Bio Program, Vir shall pay to Brii Bio for each such Licensed Brii Bio Program a one-time option exercise payment of [***] if such Licensed Brii Bio Program is a High-Commercial Potential Program, (ii) [***] if such Licensed Brii Bio Program is a Mid-Commercial Potential Program, or (iii) [***] if such Licensed Brii Bio Program is a Low-Commercial Potential Program.

EXECUTION VERSION

10.3 Development Milestone Payments.

(a) Brii Bio Milestone Payments. On a Licensed Product-by-Licensed Product basis, Brii Bio shall notify Vir in writing of the achievement by or on behalf of Brii Bio, its Affiliates, or sublicensees of the milestone event set forth in this Section 10.3(a) promptly after the occurrence thereof. In partial consideration of the rights granted herein, Brii Bio shall pay Vir the non-refundable, non-creditable milestone payment set forth in the table below within [***] after the first achievement of such milestone event by or on behalf of Brii Bio, its Affiliates or sublicensees.

[***]

(b) Vir Milestone Payments. On a Licensed Product-by-Licensed Product basis, Vir shall notify Brii Bio in writing of the achievement by or on behalf of Vir, its Affiliates, or sublicensees of the milestone event set forth in this Section 10.3(b) promptly after the occurrence thereof. In partial consideration of the rights granted herein, Vir shall pay Brii Bio the non-refundable, non-creditable milestone payment set forth in the table below within thirty (30) days after the first achievement of such milestone event by or on behalf of Brii Bio, its Affiliates or sublicensees.

[***]

(c) Milestone Conditions. Each milestone payment set forth in this Section 10.3 is payable only once for each Licensed Product, regardless of the number of times it is achieved by such Licensed Product.

10.4 Sales Milestone Payments.

(a) Brii Bio Payments to Vir. In partial consideration of the rights granted herein, and subject to the remainder of this Section 10.4, and on a Licensed Vir Program-by-Licensed Vir Program basis, Brii Bio shall pay to Vir the following milestone payments within [***] days after the first achievement by or on behalf of Brii Bio, its Affiliates, or sublicensees of the milestone events set forth in this Section 10.4(a).

[***]

(b) Vir Payments to Brii Bio. In partial consideration of the rights granted herein, and subject to the remainder of this Section 10.4, and on a Licensed Brii Bio Program-by-Licensed Brii Bio Program basis, Vir shall pay to Brii Bio the following milestone payments within [***] days after the first achievement by or on behalf of Vir, its Affiliates, or sublicensees of the milestone events set forth in this Section 10.4(b).

[***]

EXECUTION VERSION

(c) Milestone Conditions. If annual Net Sales for all Licensed Products within a Program in a given Calendar Year exceed more than one applicable threshold set forth in Section 10.4(a) or Section 10.4(b), then all corresponding milestone payments are payable for such Calendar Year.

10.5 Royalty Payments.

(a) Royalty Rates for Licensed Products Generally. On a Collaboration Program-by-Collaboration Program basis, for Licensed Products arising from such Collaboration Program (excluding Licensed Products arising from the Vir-Alnylam Program, which are subject to Section 10.5(b)), during the Royalty Term for Licensed Products arising from such Collaboration Program and subject to Sections 10.5(c) and 10.5(d), (i) Brii Bio shall make quarterly, non-refundable, non-creditable royalty payments to Vir on Net Sales of the applicable Licensed Products sold in the China Territory calculated by multiplying the applicable royalty rate set forth below by the aggregate amount of Net Sales of all Licensed Products arising from such Collaboration Program sold in the China Territory in the applicable Calendar Quarter, and (ii) Vir shall make quarterly, non-refundable, non-creditable royalty payments to Brii Bio on Net Sales of all the applicable Licensed Products sold in the United States calculated by multiplying the applicable royalty rate set forth in TABLE 10.5(A) by the aggregate amount of Net Sales of all Licensed Products arising from such Collaboration Program sold in the United States in the applicable Calendar Quarter.

TABLE 10.5(A)

For that portion of annual Net Sales of the applicable Licensed Products arising from a single Collaboration Program in the applicable Territory	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]

(b) Royalty Rates for Licensed Products from Vir-Alnylam Program. For Licensed Products arising from the Vir-Alnylam Program, during the Royalty Term for an applicable Licensed Product and subject to Sections 10.5(c) and 10.5(d), Brii Bio shall make quarterly, non-refundable, non-creditable royalty payments to Vir on Net Sales of the applicable Licensed Products sold in the China Territory calculated by multiplying the applicable royalty rate set forth in TABLE 10.5(B) by the aggregate amount of Net Sales of all Licensed Products arising from the Vir-Alnylam Program sold in the China Territory in the applicable Calendar Quarter.

TABLE 10.5(B)

For that portion of annual Net Sales of all Licensed Products arising from the Vir-Alnylam Program in the China Territory	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]

EXECUTION VERSION

(c) Royalty Term. The royalty payments payable under this Section 10.5 shall be payable on a Licensed Product-by-Licensed Product basis and Territory-by-Territory basis from the First Commercial Sale of such Licensed Product in such region until the latest of: (i) ten (10) years after the First Commercial Sale of such Licensed Product in such country, (ii) the expiration or abandonment of the last-to-expire Valid Claim in such country that Covers such Licensed Product, and (iii) the expiration of Regulatory Exclusivity for the Licensed Product in such Territory (the “Royalty Term”).

(d) Royalty Reductions.

(i) No Valid Claim. In each Calendar Quarter during the Royalty Term for a particular Licensed Product of a Program and country in which there is no Valid Claim, the paying Party shall pay royalties to the other Party for such Licensed Product and country at a rate that is reduced by [***] of the royalty rates set forth in Section 10.5(a).

(ii) Generic Reduction. If, in a Territory during the Royalty Term for a Licensed Product, sales of all Generic Products to such Licensed Product in such Territory in a Calendar Quarter exceed [***]. All such determinations of the unit volume of sales shall be based upon [***].

(iii) Anti-Stacking. If the paying Party is required to obtain a license to any Third Party Patent with respect to a Licensed Product that is reasonably necessary to avoid infringement of such Third Party Patent by such Licensed Product in such Party’s Territory, then, during the Royalty Term, such Party may deduct from any royalty payments to the other Party under Section 10.5(a), [***] of any payments made by such first Party or its Affiliates or sublicensees to Third Parties in connection with the grant of any such license.

(iv) Cumulative Deductions. In no circumstances will the royalties payable to the Controlling Party under this Section 10.5 in any Calendar Year be reduced, as a result of Section 10.5(d)(i)–(iii), below the [***]. The paying Party may carry forward to subsequent Calendar Quarters any deductions that it was not able to deduct as a result of the foregoing proviso.

(e) Royalty Reports and Payments. After the First Commercial Sale of any Licensed Product in the paying Party’s Territory, within [***] days after each Calendar Quarter, the paying Party shall provide the other Party with a report that contains the following information for the applicable Calendar Quarter, on a product-by-product basis (i) the amount of gross sales of Licensed Products, (ii) an itemized calculation of Net Sales showing separately each type of reductions provided for in the definition of “Net Sales,” and (iii) a calculation of the royalty payment due on such sales in Dollars, including the exchange rate. Promptly following the delivery of the applicable quarterly report, the license-granting Party shall invoice the paying Party for the royalties due to the license-granting Party with respect to Net Sales by the paying Party, its Affiliates, and their respective sublicensees for such Calendar Quarter, and the paying Party shall pay such amounts to the license-granting Party in Dollars within [***] days following the paying Party’s receipt of such invoice.

EXECUTION VERSION

10.6 Payments to Third Parties. Subject to Section 5.5 and Section 5.6, each Party shall be solely responsible for any payments due to Third Parties under any agreement entered into by such Party.

10.7 Determination of Commercial Potential.

(a) Pre-Option Exercise JSC Discussions. No later than [***] months prior to the anticipated date of achievement of Proof of Concept by a Collaboration Program, or at such other time as determined by the JSC, the Parties shall discuss in good faith at the JSC the market potential for the anticipated first Product arising from such Collaboration Program.

(b) Initial Assessment of Commercial Potential. For each Licensed Program, the Party exercising an Option shall include with the Option Exercise Notice a [***] such Licensed Program. Such commercial assessment will be [***]. Based on such assessment, the applicable Program will be classified as (i) a Low-Commercial Potential Program, (ii) a Mid-Commercial Potential Program, or (iii) a High-Commercial Potential Program (such determination, the “Commercial Potential”). Subject to Section 10.7(c) and Section 10.7(d), any Commercial Potential designation made by a Party under this Section 10.7(b) shall apply to the Option Exercise Fee due to the other Party under Section 10.2 and the milestone payments due to the other Party under Section 10.4. For clarity, a Commercial Potential designation for a given Licensed Program shall apply to [***] Licensed Program.

(c) [***] Assessment of Commercial Potential. If, at any time [***] a Licensed Product, a Party’s good faith commercial assessment of the Commercial Potential for the applicable Licensed Product changes, so that such Licensed Product would fall within a different classification of Commercial Potential, then such Party shall give prompt [***] written notice to the other Party of such updated assessment of Commercial Potential for such Licensed Product, including [***]. If such updated assessment resulted in the Commercial Potential designation changing upwards from (i) Low-Commercial Potential Program to either a Mid-Commercial Potential Program or a High-Commercial Potential Program, or (ii) a Mid-Commercial Potential Program to a High-Commercial Potential Program, then [***]. If such updated assessment resulted in the Commercial Potential designation changing downwards from (A) a High-Commercial Potential Program to either a Mid-Commercial Potential Program or Low-Commercial Potential Program, or (B) a Mid-Commercial Potential Program to a Low-Commercial Potential Program, then [***]. For clarity, any revised Commercial Potential designation made by a Party under this Section 10.7(c) shall apply to the milestone payments due to the other Party under Section 10.4.

(d) [***].

(i) [***]. Notwithstanding a Party’s assessment of [***] any Licensed Product under a Licensed Program [***] then applicable to such Licensed Program, such Party shall promptly notify the other Party of such occurrence and, within [***] had been made by such Party at the time of Option Exercise Notice and the [***] pursuant to Section 10.2 and this Section 10.7(d) and (B) [***].

EXECUTION VERSION

(ii) [***]. Notwithstanding a Party’s assessment of [***] Licensed Product in such Licensed Program, the [***], and the [***], subject to Section 10.5(d)(iv), the Party who made such [***]. For clarity, if the JSC [***], and there shall be [***] this Section 10.7(d).

10.8 Currency; Exchange Rate. All payments to be made by Brii Bio to Vir or Vir to Brii Bio under this Agreement shall be made in Dollars by electronic funds transfer in immediately available funds to a bank account designated in writing by Vir or Brii Bio, as applicable. Conversion of Net Sales recorded in local currencies shall be converted to Dollars at the exchange rate set forth in The Wall Street Journal or any successor thereto for the last day of the Calendar Quarter in which the applicable payment obligation became due and payable.

10.9 Late Payments. Any payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement shall bear interest at a rate equal to the lesser of (a) [***] as published by The Wall Street Journal or any successor thereto on the first day of each Calendar Quarter in which such payments are overdue and (b) [***], in each case calculated on the number of days such payment is delinquent, compounded monthly.

10.10 Financial Records and Audits. Each Party shall maintain complete and accurate records in sufficient detail to permit the other Party to confirm the accuracy of the amount of royalty payments and other amounts payable under this Agreement, and such records shall be maintained for at least [***] following the Calendar Quarter to which such records apply. Upon reasonable prior notice, such records shall be open during regular business hours for a period of [***] from the creation of individual records for examination by an independent certified public accountant selected by the examining Party and reasonably acceptable to the other Party for the sole purpose of verifying for the examining Party the accuracy of the financial reports furnished by the other Party (the “Examined Party”) pursuant to this Agreement or of any payments made, or required to be made by such Examined Party, pursuant to this Agreement. Such audits shall not occur more often than once each Calendar Year. Such auditor shall not disclose the Examined Party’s Confidential Information to the examining Party or to any Third Party, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by the Examined Party or the amount of payments by the Examined Party under this Agreement. The Examined Party shall pay any amounts shown to be owed to the examining Party within [***] after the accountant’s report, plus interest (as set forth in Section 10.9) from the original due date. The examining Party shall bear the full cost of such audit unless such audit reveals an underpayment by the Examined Party of more than [***]of the amount actually due for the time period being audited, in which case the Examined Party shall reimburse the examining Party for the costs for such audit.

10.11 Taxes

(a) Taxes on Income. Except as set forth in this Section 10.11 or Section 10.12, each Party shall be solely responsible for the payment of any and all Taxes levied on account of all payments it receives under this Agreement.

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(b) Tax Cooperation. The Parties shall cooperate with one another in accordance with Applicable Laws and use reasonable efforts to minimize Tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by each Party to the other Party under this Agreement. To the extent either Party (the “Paying Party”) is required to deduct and withhold Taxes on any payment to the other Party (the “Recipient”), the Paying Party shall (i) pay the amount of such Taxes to the proper Governmental Authority in a timely manner, and (ii) promptly transmit to the Recipient an official tax certificate or other evidence of such payment sufficient to enable the Recipient to claim such payment of Taxes on the Recipient’s applicable tax returns. The Paying Party shall provide the Recipient with advance notice prior to withholding any Taxes from payments payable to the Recipient and shall provide the Recipient with a commercially reasonable period of time to claim an exemption or reduction in otherwise applicable Taxes. The Recipient shall provide the Paying Party any tax forms that may be reasonably necessary for the Paying Party to not withhold Tax or to withhold Tax at a reduced rate under an applicable bilateral income tax treaty, to the extent the Paying Party is legally able to do so. The Recipient shall use reasonable efforts to provide any such tax forms to the Paying Party in advance of the due date. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Laws, of withholding Taxes or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Paying Party if the Paying Party is the Party bearing such withholding Tax under this Section 10.11.

(c) Transfers and Assignments. Notwithstanding anything to the contrary in this Agreement, if the Paying Party assigns, transfers, or otherwise disposes of some or all of its rights and obligations to any Person and if, as a result of such action, the withholding or deduction of Tax required by Applicable Laws with respect to payments under this Agreement is increased, then any amount payable to the Recipient under this Agreement shall be increased to take into account such withheld Taxes as may be necessary so that, after making all required withholdings (including withholdings on the withheld amounts), the Recipient receives an amount equal to the sum it would have received had no such withholding been made.

(d) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes, and any conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated hereby, if any, shall be borne and paid by the Paying Party. The Paying Party shall prepare and timely file all tax returns required to be filed in respect of any such Taxes. The Parties shall reasonably cooperate in accordance with Applicable Laws to minimize transfer Taxes in connection with this Agreement.

10.12 Blocked Currency. If by Applicable Law in a country or region in the applicable Territory, conversion into Dollars or transfer of funds of a convertible currency to the United States becomes restricted, forbidden or substantially delayed, then Brii Bio shall promptly notify Vir and, thereafter, amounts accrued in such country or region under this Article 10 shall be paid to Vir (or its designee) in such country or region in local currency by deposit in a local bank designated by Vir and to the credit of Vir.

EXECUTION VERSION

ARTICLE 11

CONFIDENTIALITY; PUBLICATION

11.1 Duty of Confidence. Subject to the other provisions of this Article 11:

(a) Except to the extent expressly authorized by this Agreement, all Confidential Information of a Party (the “Disclosing Party”) shall be maintained in confidence and otherwise safeguarded, and not published or otherwise disclosed, by the other Party (the “Receiving Party”) and its Affiliates for the Term and [***] thereafter;

(b) the Receiving Party may only use any Confidential Information of the Disclosing Party for the purposes of performing its obligations or exercising its rights under this Agreement; and

(c) a Receiving Party may disclose Confidential Information of the Disclosing Party to: (i) such Receiving Party’s Affiliates, licensees and sublicensees; and (ii) employees, directors, agents, contractors, consultants and advisors of the Receiving Party and its Affiliates and sublicensees, in each case to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement; provided that such Persons are bound by legally enforceable obligations to maintain the confidentiality of the Disclosing Party’s Confidential Information in a manner consistent with the confidentiality provisions of this Agreement; provided that each Party shall remain responsible for any failure by its Affiliates, licensees and sublicensees, and its and its Affiliates’ and licensees’ and sublicensees’ respective employees, directors, agents, consultants, advisors, and contractors, to treat such Confidential Information as required under this Section 11.1 (as if such Affiliates, licensees, sublicensees employees, directors, agents, consultants, advisors and contractors were Parties directly bound to the requirements of this Section 11.1).

11.2 Exemptions. Information of a Disclosing Party will not be deemed to be Confidential Information of such Disclosing Party to the extent that the Receiving Party can demonstrate through competent evidence that such information:

(a) is known by the Receiving Party or any of its Affiliates without an obligation of confidentiality at the time of its receipt from the Disclosing Party, and not through a prior disclosure by or on behalf of the Disclosing Party, as documented by the Receiving Party’s business records;

(b) is generally available to the public before its receipt from the Disclosing Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure by the Disclosing Party and other than through any act or omission of the Receiving Party or any of its Affiliates or disclosees in breach of this Agreement;

(d) is subsequently disclosed to the Receiving Party or any of its Affiliates without obligation of confidentiality by a Third Party who may rightfully do so and is not under a conflicting obligation of confidentiality to the Disclosing Party; or

(e) is developed by the Receiving Party or any of its Affiliates independently and without use of or reference to any Confidential Information received from the Disclosing Party, as documented by the Receiving Party’s business records.

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No combination of features or disclosures shall be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party, unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

11.3 Authorized Disclosures. Notwithstanding the obligations set forth in Section 11.1 and Section 11.5, a Party may disclose the other Party’s Confidential Information (including this Agreement and the terms herein) to the extent such disclosure is reasonably necessary in the following situations:

(a) (i) the prosecution and maintenance of Patents as contemplated by this Agreement; (ii) regulatory filings and other filings with Governmental Authorities (including Regulatory Authorities), as necessary for the Development or Commercialization of a Licensed Product; or (iii) subject to Section 11.6, complying with Applicable Laws, including regulations promulgated by securities exchanges;

(b) disclosure of this Agreement, its terms and the status and results of Pre-Option Development, Development, or Commercialization activities to actual or bona fide potential investors, acquirors, (sub)licensees, lenders and other financial or commercial partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, (sub)license, debt transaction or collaboration; provided that in each such case on the condition that such Persons are bound by confidentiality and non-use obligations consistent with this Agreement or customary for such type and scope of disclosure;

(c) such disclosure is required by judicial or administrative process, provided that in such event such Party shall promptly notify the other Party in writing of such required disclosure and provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Article 11, and the Party disclosing Confidential Information pursuant to Applicable Laws or court order shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order, to ensure the continued confidential treatment of such Confidential Information; or

(d) disclosure pursuant to Section 11.5 and Section 11.6.

Notwithstanding the foregoing, in the event a Party is required or permitted to make a disclosure of the other Party’s Confidential Information pursuant to Section 11.3(a)(ii) or Section 11.3(a)(iii), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use reasonable efforts to secure confidential treatment of such information. In any event, each Party agrees to take all reasonable action to avoid disclosure of Confidential Information of the other Party hereunder.

Nothing in Section 11.1 or this Section 11.3 shall limit either Party in any way from disclosing to any Third Party such Party’s U.S. or foreign income Tax treatment and the U.S. or foreign income Tax structure of the transactions relating to such Party that are based on or derived from this Agreement, as well as all materials of any kind (including opinions or other Tax analyses) relating to such Tax treatment or Tax structure, except to the extent that nondisclosure of such matters is reasonably necessary in order to comply with applicable securities laws.

EXECUTION VERSION

11.4 Publications.

(a) For Vir Programs. Brii Bio shall not publicly present or publish any Clinical Trial data, non-clinical data or any associated results or conclusions generated by or on behalf of Brii Bio for any Vir Program pursuant to this Agreement (each such proposed presentation or publication, a “Brii Bio Publication”), except in accordance with Vir’s global publication strategy with respect to Products and Licensed Products, and subject to the additional limitations set forth in this Section 11.4(a). If Brii Bio desires to publicly present or publish a Publication, Brii Bio shall provide Vir with a copy of such proposed Publication at least [***] prior to the earlier of its presentation or intended submission for publication; provided that in the case of abstracts, this period shall be at least [***] (such applicable period, the “Review Period”). Brii Bio shall not submit or present any Publication until (i) Vir has provided written comments during such Review Period on the material in such Publication or (ii) the applicable Review Period has elapsed without written comments from Vir, in which case Brii Bio may proceed and the Publication will be considered approved in its entirety. If Brii Bio receives written comments from Vir during the applicable Review Period, it shall consider the comments of Vir in good faith, but will retain the sole authority to submit the manuscript for Publication; provided that Brii Bio shall (A) delete any Confidential Information of Vir that Vir identifies for deletion in Vir’s written comments, (B) [***], and (C) delay such Publication for a period of up to an additional [***] after the end of the applicable Review Period to enable Vir to draft and file a Patent with respect to any subject matter to be made public in such Publication and to which Vir has the applicable intellectual property rights to file such Patent. Brii Bio shall provide Vir a copy of the Publication at the time of the submission or presentation. Brii Bio shall acknowledge the contributions of Vir and the employees of Vir in all Publications as scientifically appropriate. Brii Bio shall require its Affiliates, sublicensees and contractors to comply with the obligations of this Section 11.4(a) as if they were Brii Bio, and shall be liable for their non-compliance.

(b) For Brii Bio Programs. Vir shall not publicly present or publish any Clinical Trial data, non-clinical data or any associated results or conclusions generated by or on behalf of Vir for any Brii Bio Program pursuant to this Agreement (each such proposed presentation or publication, a “Vir Publication”), except in accordance with Brii Bio’s global publication strategy with respect to Products and Licensed Products, and subject to the additional limitations set forth in this Section 11.4(b). If Vir desires to publicly present or publish a Publication, Vir shall provide Brii Bio with a copy of such proposed Publication at least [***] prior to the earlier of its presentation or intended submission for publication; provided that in the case of abstracts, this period shall be at least [***]. Vir shall not submit or present any Publication until (i) Brii Bio has provided written comments during such Review Period on the material in such Publication or (ii) the applicable Review Period has elapsed without written comments from Brii Bio, in which case Vir may proceed and the Publication will be considered approved in its entirety. If Vir receives written comments from Brii Bio during the applicable Review Period, it shall consider the comments of Brii Bio in good faith, but will retain the sole authority to submit the manuscript for Publication; provided that Vir shall (A) delete any Confidential Information of Brii Bio that Brii Bio identifies for deletion in Brii Bio’s written

EXECUTION VERSION

comments, (B) [***], and (C) delay such Publication for a period of up to an additional [***] after the end of the applicable Review Period to enable Brii Bio to draft and file a Patent with respect to any subject matter to be made public in such Publication and to which Brii Bio has the applicable intellectual property rights to file such Patent. Vir shall provide Brii Bio a copy of the Publication at the time of the submission or presentation. Vir shall acknowledge the contributions of Brii Bio and the employees of Brii Bio in all Publications as scientifically appropriate. Vir shall require its Affiliates, sublicensees and contractors to comply with the obligations of this Section 11.4(b) as if they were Vir, and shall be liable for their non-compliance.

11.5 Publication and Listing of Clinical Trials. Each Party shall comply, with respect to the listing of Clinical Trials or the publication of Clinical Trial results with respect to Products or Licensed Products and to the extent applicable to its activities conducted under this Agreement, with (a) the Pharmaceutical Research and Manufacturers of America (PhRMA) Guidelines on the listing of Clinical Trials and the Publication of Clinical Trial results, and (b) any Applicable Law or applicable court order, stipulations, consent agreements and settlements entered into by such Party; provided that any listings or publications made pursuant to this Section 11.5 shall be considered a Publication hereunder and shall be subject to Section 11.4.

11.6 Publicity; Use of Names.

(a) The material terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in Section 11.3 and this Section 11.6. The Parties have agreed on a joint press release announcing this Agreement, which is attached hereto as Exhibit 11.6, to be issued by the Parties on such date and time as may be agreed by the Parties. No other disclosure of the existence or the terms of this Agreement may be made by either Party or its Affiliates except as provided in Section 11.3 and this Section 11.6.

(b) Notwithstanding Section 11.6(a), each Party may publicly disclose the achievement of milestones under this Agreement by the other Party. After a Publication has been made available to the public, each Party may post such Publication or a link to it on its corporate web site without the prior written consent of the other Party.

(c) A Party may disclose this Agreement in securities filings with the Securities and Exchange Commission (the “SEC”) or equivalent foreign agency to the extent required by Applicable Laws. In such event, the Party seeking such disclosure shall prepare a draft confidential treatment request and proposed redacted version of this Agreement to request confidential treatment for this Agreement, and the other Party agrees to promptly (and in any event, no more than [***] after receipt of such confidential treatment request and proposed redactions) give its input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the time lines prescribed by Applicable Laws. The Party seeking such disclosure shall reasonably consider any comments thereto provided by the other Party within such [***] period.

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(d) Each Party acknowledges that the other Party may be legally required to make public disclosures (including in filings with Governmental Authorities) of certain terms of or material developments or material information generated under this Agreement and agrees that each Party may make such disclosures as required by Applicable Laws, provided that the Party seeking such disclosure (i) receives advice from counsel that it is legally required to make such public disclosure and (ii) if practicable and permitted by Applicable Laws, first provides the other Party a copy of the proposed disclosure, and reasonably considers any comments thereto provided by the other Party within [***] after the receipt of such proposed disclosure.

(e) Other than the press release set forth in Exhibit 11.6 and the public disclosures permitted by Section 11.6(b), the portions of any news release or other public announcement relating to this Agreement or the performance hereunder that would disclose information other than that already in the public domain, shall first be reviewed and approved by both Parties (with such approval not to be unreasonably withheld, conditioned, or delayed), except as required by Applicable Laws.

(f) After a disclosure pursuant to Section 11.6(d) or issuance of a press release (including the initial press release) or other public announcement pursuant to Section 11.6(a) that has been reviewed and approved by the other Party, the disclosing Party may make subsequent public disclosures reiterating such information without having to obtain the other Party’s prior consent and approval.

(g) Each Party may use the other Party’s name and logo in presentations, its website, collateral materials and corporate overviews to describe the collaboration relationship, as well as in taglines of press releases issued pursuant to this Section 11.6; provided that each Party shall use the other Party’s corporate name only in such manner that the distinctiveness, reputation, and validity of any trademarks and corporate or trade names of such other Party shall not be impaired, and consistent with best practices used by such first Party for its other collaborators.

11.7 Attorney-Client Privilege. Neither Party is waiving, nor shall be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges or the like as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, such privileges and protections. The Parties: (a) share a common legal and commercial interest in such disclosure that is subject to such privileges and protections; (b) are or may become joint defendants in proceedings to which the information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either Party become subject to any actual or threatened proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Effective Date both the Receiving Party and the Disclosing Party may assert such protections and privileges. Notwithstanding the foregoing, nothing in this Section 11.7 shall apply with respect to a dispute between the Parties (including their respective Affiliates).

EXECUTION VERSION

ARTICLE 12

REPRESENTATIONS, WARRANTIES, AND COVENANTS

12.1 Representations, Warranties of Each Party. Each Party represents and warrants to the other as of the Effective Date that: (a) it is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation; (b) it has full corporate power and authority to execute and deliver this Agreement, and has taken all corporate action required by law and its organizational documents to authorize the execution and delivery of this Agreement; (c) this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, bank moratorium, or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity); (d) all consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained; (e) the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not conflict with or result in a breach of any provision of its organizational documents, result in a breach of any agreement to which it is a party; or violate any law; and (f) neither such Party nor to the actual knowledge of such Party any employee, agent or subcontractor of such Party involved or to be involved in any activities performed hereunder has been (i) convicted of an offense related to any federal or state health care program; (ii) excluded from participation as a provider under any Federal or State health care program or (iii) debarred under subsection (a) or (b) of Section 306 of the Federal Food, Drug and Cosmetic Act (21 U.S.C. §335a). Each Party further represents and warrants that (A) there are no legal claims, judgments or settlements against or owed by such Party or any of its Affiliates, or pending or, to such Party’s actual knowledge, threatened, legal claims or litigation, in each case, relating to antitrust, anti-competition, anti-bribery or corruption violations, and (B) such Party has, or can readily obtain, sufficient technical, clinical, and regulatory expertise to perform all of its obligations pursuant to this Agreement, including its obligations relating to Pre-Option Development, Development, Manufacturing, Commercialization, and obtaining Regulatory Approvals.

12.2 Representations and Warranties of Brii Bio as of the Option Exercise Date of each Vir Option. On a Licensed Brii Bio Program-by-Licensed Brii Bio Program basis, Brii Bio represents and warrants to Vir that as of the Option Exercise Date for a Brii Bio Program:

(a) it has the right under the Brii Bio Technology applicable to such Licensed Brii Bio Program to grant the Vir Option under Section 4.1(a) and the license under Section 3.3(a), and it has not granted to any Third Party any license or right with respect to the Brii Bio Technology that conflicts with such Vir Option or the license under Section 3.3(a) for such Licensed Brii Bio Program;

(b) to the knowledge of Brii Bio, the issued patents in the Brii Bio Patents applicable to such Licensed Brii Bio Program are valid and enforceable without any claims, challenges, oppositions, interference or other proceedings pending or threatened in writing;

(c) to Brii Bio’s knowledge, Brii Bio has not committed any act, or omitted to commit any act, that may cause the Brii Bio Patents to expire prematurely or be declared invalid or unenforceable;

EXECUTION VERSION

(d) except to the extent not yet due, all necessary and material application, registration, maintenance and renewal fees in respect of the Brii Bio Patents applicable to such Licensed Brii Bio Program have been paid and, except to the extent not yet due, all necessary documents and certificates have been filed with the relevant agencies for the purpose of maintaining such Brii Bio Patents;

(e) (i) Brii Bio has obtained, or caused its Affiliates to obtain, assignments from the inventors of all rights and embodiments in and to the Brii Bio Technology that is applicable to such Licensed Brii Bio Program and solely owned by Brii Bio or its Affiliates, (ii) all such assignments are valid and enforceable, and (iii) the inventorship of the Brii Bio Patents that are solely owned by Brii Bio or its Affiliates is properly identified on each issued patent or patent application in such Brii Bio Patents;

(f) Brii Bio has taken reasonable precautions consistent with industry practices to preserve the confidentiality of the Brii Bio Know-How applicable to such Licensed Brii Bio Program; and

(g) Brii Bio has complied with all Applicable Laws applicable to the prosecution and maintenance of the Brii Bio Patents applicable to such Licensed Brii Bio Program; and

(h) there are no agreements or arrangements to which Brii Bio or any of its Affiliates is a party relating to the Brii Bio Technology applicable to such Licensed Brii Bio Program that would limit the rights granted to Vir under this Agreement.

12.3 Representations and Warranties of Vir as of the Date of Exercise of each Brii Bio Option. On a Licensed Vir Program-by-Licensed Vir Program basis, Vir represents and warrants to Brii Bio that as of the Option Exercise Date for a Brii Bio Program:

(a) it has the right under the Vir Technology applicable to such Licensed Vir Program to grant the Brii Bio Option under Section 4.1(a) and the license under Section 3.3(a), and it has not granted to any Third Party any license or right with respect to the Vir Technology that conflicts with such Brii Bio Option or the license under Section 3.3(a) for such Licensed Vir Program;

(b) to the knowledge of Vir, the issued patents in the Vir Patents applicable to such Licensed Vir Program are valid and enforceable without any claims, challenges, oppositions, interference or other proceedings pending or threatened in writing;

(c) to Vir’s knowledge, Vir has not committed any act, or omitted to commit any act, that may cause the Vir Patents to expire prematurely or be declared invalid or unenforceable;

(d) except to the extent not yet due, all necessary and material application, registration, maintenance and renewal fees in respect of the Vir Patents applicable to such Licensed Vir Program have been paid and, except to the extent not yet due, all necessary documents and certificates have been filed with the relevant agencies for the purpose of maintaining such Vir Patents;

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(e) (i) Vir has obtained, or caused its Affiliates to obtain, assignments from the inventors of all rights and embodiments in and to the Vir Technology that is applicable to such Licensed Vir Program and solely owned by Vir or its Affiliates, (ii) all such assignments are valid and enforceable, and (iii) the inventorship of the Vir Patents that are solely owned by Vir or its Affiliates is properly identified on each issued patent or patent application in such Vir Patents;

(f) Vir has taken reasonable precautions consistent with industry practices to preserve the confidentiality of the Vir Know-How applicable to such Licensed Vir Program; and

(g) Vir has complied with all Applicable Laws applicable to the prosecution and maintenance of the Vir Patents applicable to such Licensed Vir Program; and

(h) there are no agreements or arrangements to which Vir or any of its Affiliates is a party relating to the Vir Technology applicable to such Licensed Vir Program that would limit the rights granted to Brii Bio under this Agreement.

12.4 Covenants of Brii Bio. Brii Bio covenants to Vir during the Term that:

(a) in the course of performing its obligations or exercising its rights under this Agreement, Brii Bio shall comply with all Applicable Laws, including, as applicable, cGMP, GCP, and GLP standards, and shall not employ or engage any Person who has been debarred by any Regulatory Authority, or, to Brii Bio’s knowledge, is the subject of debarment proceedings by a Regulatory Authority; and

(b) Brii Bio shall only engage Clinical Trial sites to perform Clinical Trials under this Agreement that conduct Clinical Trials in compliance with Applicable Laws, including GCP and the ICH Guidelines, and are approved by the CFDA.

12.5 Covenants of Vir. Vir covenants to Brii Bio during the Term that:

(a) in the course of performing its obligations or exercising its rights under this Agreement, Vir shall comply with all Applicable Laws, including, as applicable, cGMP, GCP, and GLP standards, and shall not employ or engage any Person who has been debarred by any Regulatory Authority, or, to Vir’s knowledge, is the subject of debarment proceedings by a Regulatory Authority; and

(b) Vir shall only engage Clinical Trial sites to perform Clinical Trials under this Agreement that conduct Clinical Trials in compliance with Applicable Laws, including GCP and the ICH Guidelines, and are approved by the FDA.

12.6 NO OTHER WARRANTIES. EXCEPT AS EXPRESSLY STATED IN THIS Article 12, (A) NO REPRESENTATION, CONDITION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF VIR OR BRII BIO; AND (B) ALL OTHER CONDITIONS AND WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE ARE EXPRESSLY EXCLUDED, INCLUDING ANY CONDITIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

EXECUTION VERSION

12.7 Compliance with Anti-Corruption Laws.

(a) Notwithstanding anything to the contrary in this Agreement, each Party agrees that: (i) it shall not, in the performance of this Agreement, perform any actions that are prohibited by local and other anti-corruption laws (including the provisions of the United States Foreign Corrupt Practices Act, collectively “Anti-Corruption Laws”) that may be applicable to one or both Parties; (ii) it shall not, in the performance of this Agreement, directly or indirectly, make any payment, or offer or transfer anything of value, or agree or promise to make any payment or offer or transfer anything of value, to a government official or government employee, to any political party or any candidate for political office or to any other Third Party with the purpose of influencing decisions related to either Party or its business in a manner that would violate Anti-Corruption Laws; (iii) it will, no later than sixty (60) days following the end of each Calendar Year, verify in writing that to the best of such Party’s knowledge, there have been no violations of Anti-Corruption Laws by such Party, its Affiliates or sublicensees, or persons employed by or subcontractors used by such Party or its Affiliates or sublicensees in the performance of this Agreement, or shall provide details of any exception to the foregoing; and (iv) it shall maintain records (financial and otherwise) and supporting documentation related to the subject matter of this Agreement in order to document or verify compliance with the provisions of this Section 12.7, and upon request of the other Party, up to once per year and upon reasonable advance notice, shall provide the other Party or its representative with access to such records for purposes of verifying compliance with the provisions of this Section 12.7.

(b) Each Party represents and warrants that, to its knowledge, neither such Party nor any of its Affiliates, or its or their directors, officers, employees, distributors, agents, representatives, sales intermediaries or other Third Parties acting on behalf of such Party or any of its Affiliates: (i) has taken any action in violation of any applicable Anti-Corruption Laws; or (ii) has corruptly offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Public Official (as defined in Section 12.7(d)), for the purposes of: (1) influencing any act or decision of any Public Official in his or her official capacity; (2) inducing such Public Official to do or omit to do any act in violation of his or her lawful duty; (3) securing any improper advantage; or (4) inducing such Public Official to use his or her influence with a government, governmental entity, or commercial enterprise owned or controlled by any government (including state-owned or controlled veterinary, laboratory or medical facilities) in obtaining or retaining any business whatsoever.

(c) Each Party further represents and warrants that, as of the Effective Date, none of the officers, directors or employees of such Party or of any of its Affiliates or agents acting on behalf of such Party or any of its Affiliates, in each case that are employed or reside outside the United States, is a Public Official.

(d) For purposes of this Section 12.7, “Public Official” means (i) any officer, employee or representative of any regional, federal, state, provincial, county or municipal government or government department, agency or other division; (ii) any officer, employee or representative of any commercial enterprise that is owned or controlled by a government, including any state-owned or controlled veterinary, laboratory or medical facility; (iii) any officer, employee or representative of any public international organization, such as the African Union, the International Monetary Fund, the United Nations or the World Bank; and (iv) any person acting in an official capacity for any government or government entity, enterprise or organization identified above.

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ARTICLE 13

INDEMNIFICATION

13.1 By Brii Bio. Brii Bio shall indemnify and hold harmless Vir, its Affiliates, and its and their respective directors, officers, employees and agents (individually and collectively, the “Vir Indemnitees”) from and against all costs, fees, expenses, losses, liabilities and damages (including reasonable attorneys’ fees and costs) incurred in connection with any claims, demands, actions or other proceedings by any Third Party (individually and collectively, “Losses”) to the extent arising from (a) of the negligence or material breach by Brii Bio of its obligations under a Pre-Option Development Plan for any Product in a Vir Program in the China Territory, (b) the Development, Manufacture, or Commercialization of any Product or Licensed Product (including Licensed Products of a Brii Bio Program outside the United States and actions related to Brii Bio’s role as the authorized regulatory agent of record for Vir pursuant to this Agreement) by or on behalf of Brii Bio or any of its Affiliates or sublicensees (excluding Vir, its Affiliates, and sublicensees), (c) Brii Bio’s actions (or omissions) in the performance of its obligations with respect to Regulatory Submissions and interactions with Regulatory Authorities, in each case, as an agent of Vir in the China Territory, (d) the negligence or willful misconduct of Brii Bio or its Affiliates or sublicensees, (e) Brii Bio’s breach of any of its representations or warranties made in or pursuant to this Agreement or any covenants or obligations set forth in or entered into pursuant to this Agreement, or (f) failure of Brii Bio or its Affiliates or sublicensees to abide by any Applicable Laws, in each case of clauses (a) through (f) above, except to the extent such Losses arise out of a Vir Indemnitee’s negligence or willful misconduct, breach of this Agreement, or material failure to abide by any Applicable Laws.

13.2 By Vir. Vir shall indemnify and hold harmless Brii Bio, its Affiliates, and their directors, officers, employees and agents (individually and collectively, the “Brii Bio Indemnitees”) from and against all Losses to the extent arising from (a) of the negligence or material breach by Vir of its obligations under a Pre-Option Development Plan for any Product in a Brii Bio Program in the United States, (b) the Development, Manufacture, or Commercialization of any Product or Licensed Product (including Licensed Products of a Vir Program outside the China Territory) by or on behalf of Vir or any of its Affiliates or sublicensees (excluding Brii Bio, its Affiliates, and sublicensees), (c) the negligence or willful misconduct of Vir or its Affiliates or sublicensees, (d) Vir’s breach of any of its representations or warranties made in or pursuant to this Agreement or any covenants or obligations set forth in or entered into pursuant to this Agreement, or (e) failure of Vir or its Affiliates or sublicensees to abide by any Applicable Laws, in each case of clauses (a) through (e) above, except to the extent such Losses arise out of a Brii Bio Indemnitee’s negligence or willful misconduct, breach of this Agreement, or material failure to abide by any Applicable Laws.

13.3 Indemnification Procedure. If either Party is seeking indemnification under Section 13.1 or Section 13.2 (the “Indemnified Party”), it shall inform the other Party (the “Indemnifying Party”) of the claim giving rise to the obligation to indemnify within ten (10) Business Days after receiving written notice of the claim (it being understood and agreed, however, that the failure or delay by an Indemnified Party to give such notice of a claim shall not

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affect the indemnification provided hereunder except to the extent the Indemnifying Party is actually and materially prejudiced as a result of such failure or delay to give notice). The Indemnifying Party may assume the defense of any such claim for which it is obligated to indemnify the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party may participate, at its own expense and with counsel of its choice, in the defense of any claim that has been assumed by the Indemnifying Party. Neither Party shall have the obligation to indemnify the other Party in connection with any settlement made without the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If the Parties cannot agree as to the application of Section 13.1 or Section 13.2 as to any claim, pending resolution of the dispute pursuant to Article 16, the Parties may conduct separate defenses of such claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 13.1 or Section 13.2 upon resolution of the underlying claim.

13.4 [***]. Each Indemnified Party shall take and shall procure that its Affiliates take all such reasonable steps and action as are reasonably necessary or as the Indemnifying Party may reasonably require in order to [***].

13.5 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 13.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 13.1 OR SECTION 13.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS OBLIGATIONS HEREUNDER RELATING TO [***].

13.6 Insurance. Each shall procure and maintain insurance, including product liability insurance, with respect to its activities hereunder that is consistent with normal business practices of prudent companies similarly situated at all times during which any Product or Licensed Product is being clinically tested in human subjects or commercially distributed or sold in the applicable Territory. Each Party shall provide the other Party with evidence of such insurance upon request and shall provide the other Party with written notice at least sixty (60) days prior to the cancellation, non-renewal or material changes in such insurance. Such insurance shall not be construed to create a limit of the insured Party’s liability with respect to its indemnification obligations under this Article 13.

ARTICLE 14

INTELLECTUAL PROPERTY

14.1 Inventions.

(a) Ownership. Subject to Section 3.11 (which governs ownership of Inventions arising prior to the Option Exercise Date for any Program), ownership of all Inventions will be assigned based on inventorship, as determined in accordance with the rules of

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inventorship under United States patent laws. Each Party owns all Inventions that are made solely by its and its Affiliates’ employees, agents, and independent contractors (including any employees, agents and independent contractors of any third party service provider working on behalf of such Party and its Affiliates) during the performance of activities under this Agreement (“Sole Inventions”). The Parties jointly own all Inventions that are made jointly by the employees, agents, and independent contractors of one Party and its Affiliates together with the employees, agents, and independent contractors of the other Party and its Affiliates (“Joint Inventions”). Patents claiming the Joint Inventions are “Joint Patents”. Each Party owns an undivided one-half interest in the Joint Inventions (including all intellectual property contained therein such as the Joint Patents), without a duty of accounting or an obligation to seek consent from the other Party, for the exploitation or license of the Joint Inventions (subject to the licenses granted to the other Party under this Agreement). For clarity, each Party shall retain any and all income that it obtains from its exploitation or license of the Joint Inventions without any obligation to share the income with the other Party.

(b) Disclosure. Each Party shall promptly disclose to the other Party all Inventions, including all invention disclosures or other similar documents submitted to such first Party by its or its Affiliates’ employees, agents, or independent contractors relating thereto, and shall also promptly respond to reasonable requests from the receiving Party for additional information relating thereto.

(c) Non-Exclusive License.

(i) Licensed Vir Programs. Brii Bio shall and hereby does grant to Vir a worldwide non-exclusive, perpetual, irrevocable, sublicensable through multiple tiers, royalty-free license under all of Brii Bio’s Sole Inventions, and all intellectual property contained therein, that relate specifically to the Licensed Product in a Vir Program, solely for Vir’s use in the development, Manufacture or commercialization of any Product or Licensed Product of the Vir Program.

(ii) Licensed Brii Bio Programs. Vir shall and hereby does grant to Brii Bio a worldwide non-exclusive, perpetual, irrevocable, sublicensable through multiple tiers, royalty-free license under all of Vir’s Sole Inventions, and all intellectual property contained therein, that relate specifically to the Licensed Product in a Brii Bio Program, solely for Brii Bio’s use in the development, Manufacture or commercialization of any Product or Licensed Product of the Brii Bio Program.

14.2 Patent Prosecution.

(a) Vir Patents.

(i) As between the Parties, following the exercise of an Option for a given Licensed Vir Program, Vir has the first right to file, prosecute and maintain all Vir Patents throughout the world at Vir’s cost and expense. Vir shall consult with Brii Bio and keep Brii Bio reasonably informed of the status of the Vir Patents applicable to Licensed Vir Programs in the China Territory and shall promptly provide Brii Bio with all material correspondence received from any patent authority in the China Territory in connection therewith. In addition, Vir shall

EXECUTION VERSION

promptly provide Brii Bio with drafts of all proposed material filings and correspondence to any patent authority in the China Territory with respect to Vir Patents applicable to Licensed Vir Programs for Brii Bio’s review and comment prior to the submission of such proposed filings and correspondences, and Vir shall incorporate all of Brii Bio’s reasonable comments in such proposed filings and correspondences; provided that Vir shall not submit such proposed filings and correspondences without Brii Bio’s consent provided that Brii Bio shall provide its comments on such proposed filings and correspondences no later than [***] before any final deadline set by the applicable patent authority in the China Territory for making such submission. Notwithstanding the foregoing, [***].

(ii) Vir shall notify Brii Bio of any decision to cease prosecution or maintenance of any Vir Patents that Cover a Licensed Product in the China Territory. Vir shall provide such notice at least [***] prior to any filing or payment due date, or any other due date that requires action, in connection with such Vir Patents applicable to Licensed Vir Programs in the China Territory. In such event, unless Vir [***], and subject to the terms relating to prosecution and maintenance of such Vir Patents in any license granted to Vir by any Third Party with respect to such Vir Patents, Brii Bio may, at its discretion and at its sole expense, continue prosecution or maintenance of such Vir Patents applicable to Licensed Vir Programs in the China Territory. Brii Bio’s assumption of responsibility for prosecution or maintenance of such Vir Patents applicable to Licensed Vir Programs shall not change the Parties’ respective rights and obligations under this Agreement with respect to such Vir Patent other than those expressly set forth in this Section 14.2(a)(ii).

(b) Brii Bio Patents.

(i) As between the Parties, following the exercise of an Option for a given Licensed Brii Bio Program, Brii Bio has the first right to file, prosecute and maintain all Brii Bio Patents that are specific to such Licensed Brii Bio Program in all countries of the world. Brii Bio shall keep Vir reasonably informed of the status of the Brii Bio Patents that Cover a Licensed Product in the United States and shall promptly provide Vir with all material correspondence received from any patent authority in the United States in connection therewith. In addition, Brii Bio shall promptly provide Vir with drafts of all proposed material filings and correspondence to any patent authority in the United States with respect to Brii Bio Patents applicable to Licensed Brii Bio Programs for Vir’s review and comment prior to the submission of such proposed filings and correspondences, and Brii Bio shall incorporate all of Vir’s reasonable comments in such proposed filings and correspondences; provided that Brii Bio shall not submit such proposed filings and correspondences without Vir’s consent provided that Vir shall provide its comments on such proposed filings and correspondences no later than [***] before any final deadline set by the applicable patent authority in the United States for making such submission. Notwithstanding the foregoing, [***].

(ii) Brii Bio shall notify Vir of any decision to cease prosecution or maintenance of any Brii Bio Patents that Cover a Licensed Product in the United States. Brii Bio shall provide such notice at least [***] prior to any filing or payment due date, or any other due date that requires action, in connection with such Brii Bio Patents that Cover a Licensed Product in the United States. In such event, unless Brii Bio [***], and subject to the terms relating to prosecution and maintenance of such Brii Bio Patents in any license granted to Brii Bio by any

EXECUTION VERSION

Third Party with respect to such Brii Bio Patents, Vir may, at its discretion and at its sole expense, continue prosecution or maintenance of such Brii Bio Patents applicable to Licensed Brii Bio Programs in the United States. Vir’s assumption of responsibility for prosecution or maintenance of such Brii Bio Patents applicable to Licensed Brii Bio Programs shall not change the Parties’ respective rights and obligations under this Agreement with respect to such Brii Bio Patent other than those expressly set forth in this Section 14.2(b)(ii).

(c) Joint Patents. If any Joint Patents are created hereunder, at either Party’s request, the Parties shall discuss a mutually acceptable filing and prosecution strategy for any Joint Patents within [***] for the corresponding Joint Invention, provided that absent such agreement, Brii Bio shall control the prosecution and maintenance of any Joint Patents in the China Territory and Vir shall control the prosecution and maintenance of any Joint Patents in the United States, as set forth in this Agreement. Unless the Parties’ agree in writing on an alternative arrangement, Brii Bio shall be responsible for all costs of filing, prosecution, and maintenance of Joint Patents in the China Territory and Vir shall be responsible for all costs of filing, prosecution, and maintenance of Joint Patents in the United States.

(d) Cooperation. Each Party shall provide the other Party all reasonable assistance and cooperation in the filing, prosecution, and maintenance efforts under this Section 14.2, including providing any necessary powers of attorney and executing (including causing its inventors to execute) any other required documents or instruments for such prosecution.

14.3 Patent Enforcement.

(a) Notice. Each Party shall notify the other within [***] of becoming aware of any alleged or threatened infringement by a Third Party of (i) any of the Vir Patents in the China Territory, (ii) any of the Brii Bio Patents and Vir Patents in the China Territory, which infringement of such Brii Bio Patents and Vir Patents adversely affects or is expected to adversely affect any Licensed Product in the China Territory, (iii) any of the Brii Bio Patents in the United States and any of the Vir Patents in the United States, which infringement of such Vir Patents adversely affects or is expected to adversely affect and Licensed Product in the United States and, in each case, any related declaratory judgment or patent invalidation process or equivalent action alleging the invalidity, unenforceability or non-infringement of any Vir Patents or Brii Bio Patents (collectively “Product Infringement”). For clarity, Product Infringement excludes any adversarial prosecution and maintenance proceedings.

(b) Enforcement Rights.

(i) Vir Programs Prior to Option Exercise. Prior to the Option Exercise Date for a Vir Program, Vir shall have the sole right, at its discretion, to bring and control any legal action to enforce Vir Patents and Joint Patents which filing, prosecution and maintenance are controlled by Vir pursuant to Section 14.2(c).

EXECUTION VERSION

(ii) Vir Programs After Option Exercise. After the Option Exercise Date for a Vir Program, Brii Bio shall have the first right to bring and control any legal action to enforce Vir Patents and Joint Patents arising from such Licensed Vir Program against any Product Infringement in the China Territory at its own expense as it reasonably determines appropriate, and Brii Bio shall consider in good faith the interests of Vir in such enforcement of the Vir Patents and Joint Patents arising from such Licensed Vir Program. If Brii Bio or its designee fails to abate such Product Infringement in the China Territory or to file an action to abate such Product Infringement in the China Territory within [***] after a written request from Vir to do so, or after becoming aware of such Product Infringement, or if Brii Bio discontinues the prosecution of any such action after filing without abating such infringement, then Vir may enforce the Vir Patents or Joint Patents arising from such Licensed Vir Program, as applicable, against such Product Infringement in the China Territory at its own expense as it reasonably determines appropriate provided that [***].

(iii) Brii Bio Programs Prior to Option Exercise. Prior to the Option Exercise Date for a Brii Bio Program, Brii Bio shall have the sole right, at its discretion, to bring and control any legal action to enforce Brii Bio Patents and Joint Patents which filing, prosecution and maintenance are controlled by Brii Bio pursuant to Section 14.2(c).

(iv) Brii Bio Programs After Option Exercise. After the Option Exercise Date for a Brii Bio Program, Vir shall have the first right to bring and control any legal action to enforce Brii Bio Patents and Joint Patents arising from such Licensed Brii Bio Program against any Product Infringement in the United States at its own expense as it reasonably determines appropriate, and Vir shall consider in good faith the interests of Brii Bio in such enforcement of the Brii Bio Patents and Joint Patents arising from such Licensed Brii Bio Program. If Vir or its designee fails to abate such Product Infringement in the United States or to file an action to abate such Product Infringement in the United States within [***] after a written request from Vir to do so, or after becoming aware of such Product Infringement, or if Vir discontinues the prosecution of any such action after filing without abating such infringement, then Brii Bio may enforce the Brii Bio Patents or Joint Patents arising from such Licensed Brii Bio Program, as applicable, against such Product Infringement in the United States at its own expense as it reasonably determines appropriate provided that [***].

(c) Cooperation. At the request of the Party bringing an action related to Product Infringement, the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required by Applicable Law to pursue such action, at each such Party’s sole cost and expense.

(d) Recoveries. Any recoveries resulting from an enforcement action relating to a claim of Product Infringement shall be first applied against payment of each Party’s costs and expenses in connection therewith in proportion. Any such recoveries in excess of such costs and expenses shall be, [***].

EXECUTION VERSION

14.4 Infringement of Third Party Rights.

(a) Notice.

(i) If any Licensed Product used or sold by Brii Bio, its Affiliates or sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of a Patent or other rights in the China Territory that are owned or controlled by such Third Party, Brii Bio shall promptly notify Vir within [***] after receipt of such claim or assertion and such notice shall include a copy of any summons or complaint (or the equivalent thereof) received regarding the foregoing. Thereafter, the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action and may, if appropriate, agree on and enter into a “common interest agreement” wherein the Parties agree to their shared, mutual interest in the outcome of such potential dispute. The Parties shall assert and not waive the joint defense privilege with respect to any communications between the Parties in connection with the defense of such claim or assertion.

(ii) If any Licensed Product used or sold by Vir, its Affiliates or sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of a Patent or other rights in the United States that are owned or controlled by such Third Party, Vir shall promptly notify Brii Bio within [***] after receipt of such claim or assertion and such notice shall include a copy of any summons or complaint (or the equivalent thereof) received regarding the foregoing. Thereafter, the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action and may, if appropriate, agree on and enter into a “common interest agreement” wherein the Parties agree to their shared, mutual interest in the outcome of such potential dispute. The Parties shall assert and not waive the joint defense privilege with respect to any communications between the Parties in connection with the defense of such claim or assertion.

(b) Defense.

(i) Brii Bio shall be solely responsible for the defense of any such infringement claims brought against Brii Bio, at Brii Bio’s cost and expense; provided that Brii Bio shall not agree to any settlement, consent to judgment or other voluntary final disposition in connection with such defense action without Vir’s consent if such settlement, consent to judgment or other voluntary final disposition would (A) result in the admission of any liability or fault on behalf of Vir, (B) result in or impose any payment obligations upon Vir, or (C) subject Vir to an injunction or otherwise limit Vir’s ability to take any actions or refrain from taking any actions under this Agreement or with respect to any Licensed Product. Brii Bio shall keep Vir informed on the status of such defense action, and Vir may participate and be separately represented in such defense action at its sole option and at its own expense.

(ii) Vir shall be solely responsible for the defense of any such infringement claims brought against Vir, at Vir’s cost and expense; provided that Vir shall not agree to any settlement, consent to judgment or other voluntary final disposition in connection with such defense action without Brii Bio’s consent if such settlement, consent to judgment or other voluntary final disposition would (A) result in the admission of any liability or fault on behalf of Brii Bio, (B) result in or impose any payment obligations upon Brii Bio, or (C) subject Brii Bio to an injunction or otherwise limit Brii Bio’s ability to take any actions or refrain from taking any actions under this Agreement or with respect to any Licensed Product. Vir shall keep Brii Bio informed on the status of such defense action, and Brii Bio may participate and be separately represented in such defense action at its sole option and at its own expense.

EXECUTION VERSION

14.5 Patents Licensed From Third Parties. Each Party’s rights under this Article 14 with respect to the prosecution and enforcement of any Vir Patent that is licensed by Vir from a Third Party shall be subject to the rights of such Third Party to prosecute and enforce such Patent. Each Party’s rights under this Article 14 with respect to the prosecution and enforcement of any Brii Bio Patent that is licensed by Brii Bio from a Third Party shall be subject to the rights of such Third Party to prosecute and enforce such Patent.

14.6 Product Trademarks.

(a) Vir Programs. Brii Bio may brand Licensed Products in the China Territory using trademarks, logos, and trade names it determines appropriate for such Licensed Products, which may vary by region or within a region (the “Brii Bio Product Marks”); provided, however, that Brii Bio shall provide Vir with a reasonable opportunity to review and provide comments on each proposed Brii Bio Product Mark, shall give due consideration to Vir’s comments before selecting any Brii Bio Product Mark, and shall not use any trademarks or house marks of Vir (including Vir’s corporate name) or any trademark confusingly similar thereto without Vir’s prior written consent. Brii Bio shall own all rights in the Brii Bio Product Marks in the China Territory and shall register and maintain the Brii Bio Product Marks in the China Territory that it determines reasonably necessary, at Brii Bio’s cost and expense.

(b) Brii Bio Programs. Vir may brand Licensed Products in the United States using trademarks, logos, and trade names it determines appropriate for such Licensed Products, which may vary by region or within a region (the “Vir Product Marks”); provided, however, that Vir shall provide Brii Bio with a reasonable opportunity to review and provide comments on each proposed Vir Product Mark, shall give due consideration to Brii Bio’s comments before selecting any Vir Product Mark, and shall not use any trademarks or house marks of Brii Bio (including Brii Bio’s corporate name) or any trademark confusingly similar thereto without Brii Bio’s prior written consent. Vir shall own all rights in the Vir Product Marks in the United States and shall register and maintain the Vir Product Marks in the United States that it determines reasonably necessary, at Vir’s cost and expense.

14.7 Patent Marking. Each Party shall mark all Licensed Products in accordance with the applicable patent marking laws, and shall require all of its Affiliates and sublicensees to do the same. To the extent permitted by Applicable Laws, each Party shall indicate on the product packaging, advertisement, and promotional materials that such Licensed Product is in-licensed from the other Party.

ARTICLE 15

TERM AND TERMINATION

15.1 Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with this Article 15, shall continue until this Agreement has expired or been terminated with respect to all Collaboration Programs hereunder (the “Term”). With respect to each Collaboration Program, this Agreement shall begin on the date that such Program becomes a Collaboration Program and, unless earlier terminated in accordance with this Article 15, shall continue with respect to such Collaboration Program (a) if the Party with the right to exercise the Option with respect to such Collaboration Program has not exercised such Option prior to such expiration, until the expiration of the Option Period for such Collaboration Program, or (b) if the Option is exercised for such Collaboration Program, until the expiration of the last-to-expire Royalty Term for any and all Licensed Products within such Collaboration Program.

EXECUTION VERSION

15.2 Termination.

(a) Termination by Brii Bio for Convenience. At any time, Brii Bio may terminate its rights and obligations with respect to any Vir Program or Licensed Vir Program by providing written notice of termination to Vir, which notice includes an effective date of termination at least (i) thirty (30) days after the date of the notice if Brii Bio has not exercised the Brii Bio Option with respect to such Vir Program or (ii) one hundred eighty (180) days after the date of the notice if Brii Bio has exercised the Brii Bio Option with respect to such Licensed Vir Program, provided that such exercise of the Brii Bio Option shall still count towards the up to the four (4) Brii Options available to Brii Bio under this Agreement. For clarity, this Section 15.2(a) does not give Brii Bio the right to terminate Vir’s rights and obligations with respect to any Brii Bio Program or Licensed Brii Bio Program, and an election by Brii Bio to terminate its rights and obligations with respect to any Vir Program or Licensed Vir Program has no effect on Vir’s rights and obligations with respect to any Brii Bio Program or Licensed Brii Bio Program.

(b) Termination by Vir for Convenience. At any time, Vir may terminate its rights and obligations with respect to any Brii Bio Program or Licensed Brii Bio Program by providing written notice of termination to Brii Bio, which notice includes an effective date of termination at least (i) thirty (30) days after the date of the notice if Vir has not exercised the Vir Option with respect to such Brii Bio Program or (ii) one hundred eighty (180) days after the date of the notice if Vir has exercised the Vir Option with respect to such Licensed Brii Bio Program, provided that such exercise of the Vir Option shall still count towards the up to four (4) Vir Options available to Vir under this Agreement. For clarity, this Section 15.2(b) does not give Vir the right to terminate Brii Bio’s rights and obligations with respect to any Vir Program or Licensed Vir Program, and an election by Vir to terminate its rights and obligations with respect to any Brii Bio Program or Licensed Brii Bio Program has no effect on Brii Bio’s rights and obligations with respect to any Vir Program or Licensed Vir Program.

(c) Termination for Material Breach. This Agreement may be terminated in its entirety, or on Program-by- Program basis as set forth below, at any time during the Term upon written notice by either Party if the other Party materially breaches this Agreement and such breach has not been cured within sixty (60) days (or thirty (30) days for failure to make payment) after notice requesting cure of such breach; provided that, if the material breach in question relates to a particular Program, but not to the entire Agreement, then the Agreement may only be terminated with respect to such Program and not in its entirety. If the allegedly breaching Party in good faith disputes such material breach and provides written notice of that dispute to the other Party within the applicable period set forth above, the matter shall be addressed under the dispute resolution provisions in Article 16, and the termination shall not become effective unless and until it has been determined under Article 16 that the allegedly breaching Party is in material breach of this Agreement.

EXECUTION VERSION

(d) Termination for Insolvency. Each Party may terminate this Agreement upon delivery of written notice to the other Party in the event that (i) such other Party files in any court or agency pursuant to any statute or regulation of any jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of such other Party or its assets, (ii) such other Party is served with an involuntary petition against it in any insolvency proceeding and such involuntary petition has not been stayed or dismissed [***] of its filing, or (iii) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors.

(e) Termination for Failure to Meet Certain Conditions. This Agreement will terminate automatically (a) if the Share Purchase Agreement is terminated in the circumstances set forth in Section 10.1, or (b) if the conditions set forth in Section 17.1 are not met [***] following the Execution Date.

(f) Full Force and Effect During Notice Period. This Agreement shall remain in full force and effect until the expiration of the applicable termination notice period, provided that if any milestone event is achieved during the termination notice period, then such milestone payment shall not be payable by the terminating Party.

15.3 Effect of Expiration. Upon expiration of this Agreement with respect to a Collaboration Program pursuant to clause (a) of Section 15.1 (but not pursuant to clause (b) thereof), the applicable license granted pursuant to Section 3.3 and the Option with respect to such Program shall automatically terminate. Upon expiration of this Agreement pursuant to clause (b) of Section 15.1, the applicable license granted under Section 5.1 shall become non-exclusive, royalty-free, fully-paid, irrevocable and perpetual.

15.4 Effect of Termination Prior to Exercise of Option. Upon any termination of this Agreement with respect to a Collaboration Program prior to a Party’s exercise of the Option with respect to such Collaboration Program, such Option and all licenses and rights granted by either party to the other party pursuant to this Agreement with respect to such Program shall automatically terminate and revert to the granting party, and all other rights and obligations of the parties under this Agreement shall terminate with respect to such Collaboration Program.

15.5 Effect of Termination After Exercise of Option. Upon any termination of this Agreement with respect to a Collaboration Program after a Party’s exercise of the Option with respect to such Program, the following will apply:

(a) Licenses.

(i) If such Collaboration Program is a Vir Program, the licenses and all other rights granted by Vir to Brii Bio under the Vir Technology with respect to the Licensed Products that are the subject of such Vir Program (the “Terminated Vir Program Products”) shall terminate and all sublicenses granted by Brii Bio shall also terminate. In addition, upon the termination of this Agreement with respect to such Vir Program, except in the case of termination for Vir material breach (where the grant of the following license shall be at Brii Bio’s option), [***]. As [***].

EXECUTION VERSION

(ii) If such Collaboration Program is a Brii Bio Program, the licenses and all other rights granted by Brii Bio to Vir under the Brii Bio Technology with respect to the Licensed Products that are the subject of such Brii Bio Program (the “Terminated Brii Bio Program Products”) shall terminate and all sublicenses granted by Vir shall also terminate. In addition, upon the termination of this Agreement with respect to such Brii Bio Program, except in the case of termination for Brii Bio material breach (where the grant of the following license shall be at Vir’s option), [***]. As [***].

(b) Regulatory Submissions.

(i) If such Program is a Vir Program, upon Vir’s written request, Brii Bio shall provide Vir with copies of all Regulatory Submissions for Licensed Products included in such Vir Program. [***]. In addition, upon Vir’s written request, [***]. The Parties shall discuss and establish appropriate arrangements with respect to safety data exchange, provided that Vir will assume all safety and safety database activities no later than six months after termination.

(ii) If such Program is a Brii Bio Program, upon Brii Bio’s written request, Vir shall provide Brii Bio with copies of all Regulatory Submissions for Licensed Products included in such Brii Bio Program. [***]. In addition, upon Brii Bio’s written request, [***]. The Parties shall discuss and establish appropriate arrangements with respect to safety data exchange, provided that Brii Bio will assume all safety and safety database activities no later than six months after termination.

(c) Trademarks.

(i) If such Program is a Vir Program, Brii Bio shall transfer and assign, and shall ensure that its Affiliates transfer and assign, to Vir, [***], all Brii Bio Product Marks relating to any Licensed Product in such Vir Program and any applications therefor (excluding any such marks that include, in whole or part, any corporate name or logos of Brii Bio or its Affiliates or sublicensees). Brii Bio shall also transfer to Vir [***] for any Licensed Product in such Vir Program.

(ii) If such Program is a Brii Bio Program, Vir shall transfer and assign, and shall ensure that its Affiliates transfer and assign, to Brii Bio, [***], all Vir Product Marks relating to any Licensed Product in such Brii Bio Program and any applications therefor (excluding any such marks that include, in whole or part, any corporate name or logos of Vir or its Affiliates or sublicensees). Vir shall also transfer to Brii Bio [***] for any Licensed Product in such Brii Bio Program.

(d) Inventory.

(i) If such Program is a Vir Program, at Vir’s election and request, Brii Bio shall transfer to Vir or its designee some or all inventory of Licensed Products in such Vir Program (including all final product, bulk drug substance, intermediates, works-in-process, formulation materials, reference standards, drug product clinical reserve samples, packaged retention samples, and the like) then in the possession or control of Brii Bio, its Affiliates or sublicensees; provided that [***].

EXECUTION VERSION

(ii) If such Program is a Brii Bio Program, at Brii Bio’s election and request, Vir shall transfer to Brii Bio or its designee some or all inventory of Licensed Products in such Brii Bio Program (including all final product, bulk drug substance, intermediates, works-in-process, formulation materials, reference standards, drug product clinical reserve samples, packaged retention samples, and the like) then in the possession or control of Vir, its Affiliates or sublicensees; provided that [***].

(e) Wind Down and Transition.

(i) If the terminated Program is a Licensed Vir Program, Brii Bio shall be responsible, at its own cost and expense, for the wind-down of Brii Bio’s, its Affiliates’ and its sublicensees’ Development, Manufacture and Commercialization activities for Licensed Products in such Vir Program. Brii Bio shall, and shall cause its Affiliates and sublicensees to, reasonably cooperate with Vir to facilitate orderly transition of the Development, Manufacture and Commercialization of Licensed Products in such Vir Program to Vir or its designee, including with respect to the conduct of any Clinical Trial that is ongoing as of the effective date of termination.

(ii) If the terminated Program is a Licensed Brii Bio Program, Vir shall be responsible, at its own cost and expense, for the wind-down of Vir’s, its Affiliates’ and its sublicensees’ Development, Manufacture and Commercialization activities for Licensed Products in such Brii Bio Program. Vir shall, and shall cause its Affiliates and sublicensees to, reasonably cooperate with Brii Bio to facilitate orderly transition of the Development, Manufacture and Commercialization of Licensed Products in such Brii Bio Program to Brii Bio or its designee, including with respect to the conduct of any Clinical Trial that is ongoing as of the effective date of termination.

15.6 Return of Confidential Information. Upon expiration or termination of this Agreement with respect to a Program, the Receiving Party shall return or destroy, at the Disclosing Party’s election, all tangible materials comprising, bearing, or containing any Confidential Information of the Disclosing Party that are in the Receiving Party’s or its Affiliates’ or sublicensees’ possession or control and provide written certification of such destruction; provided that the Receiving Party may retain one copy of such Confidential Information for its legal archives, and provided further, that the Receiving Party shall not be required to destroy electronic files containing such Confidential Information that are made in the ordinary course of its business information back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information.

15.7 Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Without limiting the foregoing, the provisions of Sections 3.9 (solely with respect to amounts owed as of the effective date of termination), 3.11, 5.4, 6.9, 7.3(b), 7.3(c), 7.6, 10.5(e) (with respect to amounts owed as of the effective date of termination), 10.8 (with respect to amounts owed as of the effective date of termination), 10.9 (with respect to amounts owed as of the effective date of termination), 10.10, 10.11, 10.12 (with respect to amounts owed as of the effective date of termination), 12.6, 14.1(a), 14.1(c), 15.3, 15.4, 15.5, 15.6, 15.7, and 15.9, and Article 1, Article 11 (excluding Section 11.4) and Article 13, Article 16 and Article 17 (excluding Sections 17.1 and 17.2) shall survive the expiration or termination of this Agreement.

EXECUTION VERSION

15.8 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement by a Party to the other, are and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties and their respective Related Parties, as sublicensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code and any foreign counterpart thereto. The Parties further agree that that upon commencement of a bankruptcy proceeding by or against a Party (the “Bankrupt Party”) under the U.S. Bankruptcy Code, the other Party (the “Non-Bankrupt Party”) will be entitled to a complete duplicate of, or complete access to (as the Non- Bankrupt Party deems appropriate), all such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments of such intellectual property will be promptly delivered to the Non-Bankrupt Party (a) upon any such commencement of a bankruptcy proceeding and upon written request by the Non-Bankrupt Party, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of the Bankrupt Party and upon written request by the Non-Bankrupt Party. The Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including any trustee) agrees not to interfere with the exercise by the Non-Bankrupt Party or its Related Parties of its rights and licenses to such intellectual property and such embodiments of intellectual property in accordance with this Agreement, and agrees to assist the Non-Bankrupt Party and its Related Parties in obtaining such intellectual property and such embodiments of intellectual property in the possession or control of Third Parties as reasonably necessary or desirable for the Non-Bankrupt Party to exercise such rights and licenses in accordance with this Agreement. The foregoing provisions are without prejudice to any rights the Non-Bankrupt Party may have arising under the U.S. Bankruptcy Code or other Laws.

15.9 Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as agreed to otherwise herein.

ARTICLE 16

DISPUTE RESOLUTION

16.1 General. The Parties recognize that a dispute may arise relating to this Agreement (a “Dispute”). Any Dispute, including Disputes that may involve the Affiliates of any Party, shall be resolved in accordance with this Article 16.

16.2 Negotiation; Escalation. The Parties shall negotiate in good faith and use reasonable efforts to settle any Dispute under this Agreement. Any Dispute as to the breach, enforcement, interpretation or validity of this Agreement shall be referred to the Executive Officers for attempted resolution. If the Executive Officers are unable to resolve such Dispute within [***] of such Dispute being referred to them, then, upon the written request of either Party to the other Party, the Dispute shall be subject to arbitration in accordance with Section 16.3.

EXECUTION VERSION

16.3 Arbitration.

(a) Submission. If a Dispute that cannot be resolved between the Parties or the Executive Officers as set forth in Section 16.2, either Party may institute binding arbitration with respect to such dispute in accordance with this Section 16.3 upon written notice to the other Party (an “Arbitration Notice”) and seek remedies as may be available. Any dispute unresolved under this Section 16.3 shall be settled by binding arbitration administered by JAMS (or any successor entity thereto) and in accordance with the Comprehensive Arbitration Rules and Procedures then in effect and the Expedited Procedures contained therein, as modified in this Section 16.3 (the “Rules”), except to the extent such rules are inconsistent with this Section 16.3, in which case this Section 16.3 shall control. The proceedings and decisions of the arbitrator shall be confidential, final and binding on the Parties, and judgment upon the award of such arbitrator may be entered in any court having jurisdiction thereof.

(b) Selection and Process. Upon receipt of an Arbitration Notice by a Party, the applicable dispute shall be resolved by final and binding arbitration before [***]. Any Arbitrator chosen hereunder shall have educational training and industry experience sufficient to demonstrate a reasonable level of scientific, financial, medical and industry knowledge relevant to the particular dispute. Each Party shall promptly select one Arbitrator each, which selections shall in no event be made later than [***] after receipt of the Arbitration Notice. The third Arbitrator shall be chosen promptly by mutual agreement of the Arbitrators chosen by the Parties, but in no event later than [***] after the date that the last of such Arbitrators was appointed. The arbitration proceedings shall take place in San Francisco, California, in the English language.

(c) Decision. The Arbitrators’ decision and award will be made within [***] of the filing of the arbitration demand, and the Arbitrators will agree to comply with this schedule before accepting appointment; provided that this time limit may be extended by agreement of the Parties or by the Arbitrators. The Arbitrators shall be [***], but shall not be authorized to reform, modify, or materially change this Agreement. The Arbitrators will, within [***] after the conclusion of the hearing, issue a written award and statement of decision describing the material facts and the grounds for the conclusions on which the award is based, including the calculation of any damages awarded. The decision of the Arbitrators will be final, conclusive and binding on the Parties and enforceable by any court of competent jurisdiction. The Arbitrators shall be required to render the decision in writing and to comply with, and the award shall be limited by, any express provisions of this Agreement relating to damages or the limitation thereof. All arbitration proceedings and decisions of the Arbitrators under this Section 16.3 are the Confidential Information of both Parties under Article 11.

(d) Costs and Expenses. Each Party shall bear its own costs and expenses (including legal fees and expenses) relating to the arbitration proceeding, except that the fees of the Arbitrators and other related costs of the arbitration shall be shared equally by the Parties, unless the Arbitrators determine that a Party has incurred unreasonable expenses due to vexatious or bad faith positions taken by the other Party, in which event the Arbitrators may make an award of all or any portion of such expenses (including legal fees and expenses) so incurred.

EXECUTION VERSION

(e) Conduct during Arbitration. During the period of time that any arbitration proceeding is pending under this Agreement, (i) the Parties shall continue to comply with all those terms and provisions of this Agreement that are not the subject of the pending arbitration proceeding, and (ii) in the event that the subject of the dispute relates to the exercise by a Party of a termination right hereunder, including in the case of a material breach of this Agreement, the effectiveness of such termination shall be stayed until the conclusion of the proceedings under this Section 16.3.

16.4 Equitable Relief; Intellectual Property Disputes. Notwithstanding anything to the contrary in this Article 16, any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any patent rights or trademark rights shall be submitted to a court of competent jurisdiction in the country in which such patent rights or trademark rights were granted or arose. Nothing in this Article 16 will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.

ARTICLE 17

MISCELLANEOUS

17.1 Certain Conditions to Effectiveness. The rights and obligations of each of the Parties shall become effective upon the fulfilment of each of the following obligations:

(a) Promptly, and no later than [***] following the Effective Date, Parent shall establish, or cause to be established, as a wholly owned subsidiary of Parent organized under the law of the Cayman Islands;

(b) Parent shall deliver to Vir a unanimous written consent or minutes of a meeting of the Board of Directors of Brii Bio, approving Brii Bio’s entry into this Agreement and performance of all Brii Bio’s obligations under this Agreement, (ii) written confirmation by Brii Bio that all of the representations and warranties set forth in Section 12.1 made by Brii Bio are true and correct on and as of the Effective Date, and (iii) a copy of this Agreement, duly authorized and executed by Brii Bio;

(c) Parent shall have contributed, sold or transferred to Bri Bio the Shares and Brii Bio shall deliver to Vir reasonable written documentation reflecting Bri Bio’s acquisition of the Shares; and

(d) Parent and Brii Bio shall each have fulfilled their obligations under the Share Purchase Agreement and Section 10.1 of this Agreement.

EXECUTION VERSION

17.2 Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances (except for a strike, lockout or labor disturbance with respect to the non-performing Party’s respective employees or agents), fire, floods, earthquakes or other acts of God, or any generally applicable action or inaction by any governmental authority (but excluding any government action or inaction that is specific to such Party, its Affiliates or sublicensees, such as revocation or non-renewal of such Party’s license to conduct business), or omissions or delays in acting by the other Party. The affected Party shall notify the other Party in writing of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake and continue diligently all reasonable efforts necessary to cure such force majeure circumstances or to perform its obligations despite the ongoing circumstances.

17.3 Assignment. This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party; provided that each Party may assign its rights to receive payments under this Agreement to one or more Entities without consent of the other Party, and either Party may, without consent of the other Party, assign this Agreement and its rights and obligations hereunder (a) in whole or in part to an Affiliate of such Party, or (b) in whole to its successor-in-interest in connection with the sale of all or substantially all of its assets, whether in a merger, acquisition, or similar transaction. Any attempted assignment not in accordance with this Section 17.2 shall be null and void and of no legal effect. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respected successors and permitted assigns.

17.4 Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provisions adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions that, insofar as practical, implement the purposes of this Agreement.

17.5 Notices. All notices that are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by electronic mail (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Vir:

[***]

and a copy to (which shall not constitute notice):

[***]

EXECUTION VERSION

If to Brii Bio:

[***]

and a copy to (which shall not constitute notice):

[***]

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given (a) when delivered if personally delivered or sent by electronic mail on a Business Day (or if delivered or sent on a non-Business Day, then on the next Business Day), (b) on the Business Day after dispatch if sent by nationally-recognized overnight courier, or (c) on the fifth Business Day following the date of mailing if sent by mail.

17.6 Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the breach thereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the internal laws of the State of New York, including its statutes of limitations.

17.7 Entire Agreement; Amendments. This Agreement, together with the Exhibits hereto (including the Share Purchase Agreement), contains the entire understanding of the Parties with respect to the collaboration and the licenses granted hereunder. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the collaboration and the licenses granted hereunder are superseded by the terms of this Agreement. The Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties. The Parties agree that, effective as of the Effective Date, that certain Mutual Non-Disclosure Agreement between Vir and Brii Bio dated as of [***] (the “Confidentiality Agreement”) is superseded by this Agreement, and that disclosures made prior to the Effective Date pursuant to the Confidentiality Agreement are subject to the confidentiality and non-use provisions of this Agreement. The foregoing shall not be interpreted as a waiver of any remedies available to either Party or its Affiliates as a result of any breach, prior to the Effective Date, by the other Party or its Affiliates of such Party’s or its Affiliate’s obligations pursuant to the Confidentiality Agreement.

17.8 Headings. The captions to the several Articles, Sections, and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections of this Agreement.

17.9 Independent Contractors. It is expressly agreed that Vir and Brii Bio are independent contractors and that the relationship between the two Parties does not constitute a partnership, joint venture, or agency. Neither Vir nor Brii Bio has the authority to make any statements, representations or commitments of any kind, or to take any action that is binding on the other Party without the prior written consent of the other Party.

EXECUTION VERSION

17.10 Waiver. Any waiver of any provision of this Agreement shall be effective only if in writing and signed by Vir and Brii Bio. No express or implied waiver by a Party of any default under this Agreement will be a waiver of a future or subsequent default. The failure or delay of any Party in exercising any rights under this Agreement will not constitute a waiver of any such right, and any single or partial exercise of any particular right by any Party will not exhaust the same or constitute a waiver of any other right provided in this Agreement.

17.11 Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

17.12 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Laws.

17.13 Business Day Requirements. If any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business Day, then such notice or other action or omission shall be deemed to be required to be taken on the next occurring Business Day.

17.14 Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and to do all such other acts, as necessary or appropriate in order to carry out the purposes and intent of this Agreement.

17.15 Construction. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (d) any reference herein to any person shall be construed to include the person’s successors and assigns, (e) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (f) all references herein to Sections or Exhibits shall be construed to refer to Sections or Exhibits of this Agreement, and references to this Agreement include all Exhibits hereto, (g) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (h) provisions that require that a Party, the Parties or any committee hereunder “agree”, “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (i) references to any specific law, rule or regulation, or Section, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (j) the word “or” is disjunctive but not necessarily exclusive.

EXECUTION VERSION

17.16 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each Party may rely on the delivery of executed electronic copies of counterpart execution pages of this Agreement and such electronic copies shall be legally effective to create a valid and binding agreement among the Parties.

17.17 Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement, and any dispute proceeding related to or arising hereunder, shall be in the English language. If there is a discrepancy between any translation of this Agreement and this Agreement, this Agreement shall prevail.

{Signature Page Follows}

EXECUTION VERSION

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Collaboration, Option, and License Agreement to be executed by their duly authorized representatives as of the Effective Date.

VIR BIOTECHNOLOGY, INC.		BIIG THERAPEUTICS LIMITED (DBA BRII BIOSCIENCES LIMITED)

By:	/s/ Jay Parrish	By:	/s/ Zhi Hong
Name:	Jay Parrish	Name:	Zhi Hong
Title:	CBO	Title:	CEO

BRII BIOSCIENCES OFFSHORE LIMITED

By:	/s/ Zhi Hong
Name:	Zhi Hong
Title:	CEO

EXECUTION VERSION

EXHIBIT 1.48

Included Vir Programs

1.	All Programs Controlled by Vir as of the Effective Date where the Target is HBV, including the Vir-Alnylam Program.

2.	[***]

3.	[***]

EXECUTION VERSION

EXHIBIT 1.87

Share Purchase Agreement

EXECUTION VERSION

EXHIBIT 11.6

Joint Press Release

EXECUTION VERSION

Brii Biosciences Launches to Bring Innovative Medicines to Chinese Patients

•	Committed funding of $260M includes ARCH Venture Partners, 6 Dimensions Capital, Boyu Capital, Yunfeng Capital, Sequoia Capital, and Blue Pool Capital

•	Exclusive agreement with Vir Biotechnology grants greater China rights for up to four infectious disease assets

•	Partnership with Alibaba Group’s AliHealth to better identify and educate patients, and better connect them to clinics, healthcare resources and medicines

Shanghai, China and Durham, NC, United States, May 24, 2018 – Brii Bio, a company committed to serving patients’ needs and improving public health in China, today announced its launch with significant partnerships and financing.

Brii Bio aims to accelerate the development and delivery of breakthrough medicines in China through partnerships, best-in-class research and development, and the disruptive application of digital and data insight.

“The pace of innovation has accelerated over the past decade, resulting in dramatically better treatments and cures for life-threatening diseases, but the reach of those innovations in China has been limited,” said Co-Founder, President and CEO Dr. Zhi Hong. “Delivering innovative medicines to Chinese patients constitutes not just a market opportunity but an opportunity to significantly improve public health. China needs faster, affordable access to new therapies, and has the public health infrastructure and advanced digital and data technologies to enable that at scale.”

Brii, which stands for breakthrough innovation and insight, launches with three foundational and strategic partnerships that will accelerate infectious disease drug development and commercialization in China and leverage technology and data to drive improvements to the Chinese health care system and outcomes for patients. These include:

•

A partnership with Vir Biotechnology, a leading U.S.-based biotech working to find cures for infectious diseases, that grants Brii Bio options on exclusive greater China rights for up to four assets in Vir’s infectious diseases portfolio. This therapeutic pipeline holds the potential to prevent, treat and cure a wide range of infectious diseases.

•

A first-of-its-kind digital and data insight partnership with AliHealth, the health care arm of Alibaba Group to collaborate and explore disruptive approaches to optimize clinical and commercial development efforts by capturing value evidence and improving patients’ experience with new therapies. This partnership will also explore ways to accelerate the uptake of new medicines and support appropriate use of new medicines.

“China faces significant medical needs in the prevention, treatment, and cure of serious infectious diseases, yet presents challenges for pharmaceutical innovation,” said Vir CEO George Scangos, Ph.D. “Brii Bio combines a highly successful leadership team, clinical skills and understanding of Chinese medical and cultural needs. We are happy to be their partner in accelerating the development of medicines for infectious diseases, not only in China, but globally.”

“Only by providing better health care solutions and broader access to innovative medicines can we deliver real benefits to more patients,” said AliHealth Chairman Eddie Wu. “The partnership between AliHealth and Brii Bio can bring our cutting edge consumer platforms and digital data capabilities to optimizing the life cycle of medicine discovery, development and delivery. With improved efficiency, we will deliver more affordable and patient friendlier innovations to China.”

EXECUTION VERSION

In addition to the Vir and AliHealth partnerships, Brii Bio has entered into a memorandum of understanding with WuXi AppTec and WuXi Biologics for priority access to WuXi’s research and development capabilities.

WuXi’s mission has always been to build a technology and capability platform to enable anyone and any company to discover, develop and manufacture healthcare products to benefit patients,” said Dr. Ge Li, Chairman of WuXi AppTec Group .. “I share Brii Bio’s mission to improve public health in China, and many of the leadership team members had already delivered some of the biggest medicines in our industry. I look forward to supporting them.”

Brii Bio’s initial funding was led by ARCH Venture Partners, 6 Dimensions Capital, Boyu Capital, Yunfeng Capital, Sequoia Capital, and Blue Pool Capital.

“By bringing together clinically differentiated assets with a world-class team, partners and funders, Brii Bio represents a long-term investment in building a leading independent biotech company in China and in the country’s public health,” said ARCH Venture Partners co-founder and Managing Director Robert Nelsen.

The company is headquartered in the People’s Republic of China and the United States, with offices in Shanghai, Beijing, San Francisco and Durham, North Carolina. Co-Founder, President and CEO Zhi Hong, PhD previously served as Senior Vice President and Head of the Infectious Diseases Therapy Area Unit at GlaxoSmithKline (GSK) for 11 years and is recognized as the key architect of GSK’s comeback in the Infectious Diseases R&D and HIV business.

Company Leadership

The Brii Bio leadership team includes recognized industry leaders with a strong track record of discovering and developing novel medicines.

•	Li Yan, MD, PhD, Chief Medical Officer—previously served in senior roles at GSK and Merck;

•	Lianhong Xu, PhD, SVP and Head of Medicinal Chemistry—co-invented several blockbuster antiviral therapies at Gilead Sciences;

•	Jean-Luc Girardet, PhD, SVP and Head of Pharmaceutical Sciences—discovered and launched new gout drugs at Ardea Biosciences (AstraZeneca);

•	Qing Zhu, PhD, VP and Head of Biopharmaceutical Research—brings a decade of biopharma experience at MedImmune to the new role;

•	Lisa Beck, VP of Business Development—brings over 20 years’ transactional experience and was most recently at Alexion Pharmaceuticals.

•	James Klein, interim Chief Financial Officer – brings 20 years of experience as CFOs of several biotech and pharma companies including Triangle Pharmaceuticals.

Strategic Advisors

•	John Maraganore, PhD, CEO of Alnylam Pharmaceuticals

•	Moncef Slaoui, PhD, Former Chairman of Global Research and Development and Chairman of Vaccines division at GSK

•	David D. Ho, MD, Scientific Director and Chief Executive Officer of the Aaron Diamond AIDS Research Center at the Rockefeller University

EXECUTION VERSION

•	Thomas Daniel, MD, former President of Research & Early Development at Celgene

•	Chen Dong, PhD, Dean, School of Medicine at Tsinghua University (Beijing)

•	Clay Thorp, General Partner of Hatteras Venture Partners

Board of Directors

•	Leon Chen, CEO and founder of 6 Dimensions Capital

•	Zhi Hong, Co-Founder, President and CEO of Brii Bio

•	Robert Nelsen, Co-founder and Managing Director of ARCH Venture Partners

•	George Scangos, CEO of Vir Biotechnology

•	Neil Shen, Founding and Managing Partner of Sequoia China

•	Sean Tong, Co-founder and Managing Partner of Boyu Capital

•	David Yu, Co-founder and Chairman of Yunfeng Capital

About Brii Biosciences

Brii Biosciences (Brii Bio) is a company committed to serving patients’ needs and improving public health in China. Founded in early 2018 with operations in the People’s Republic of China and the United States, the company focuses on accelerating innovation and optimizing access to the latest medicines for Chinese patients. Brii Bio helps global partners drive growth and improve return on investment through better understanding of Chinese health care systems and access to the world’s second largest pharmaceutical market. The company’s focus is treatments for chronic illnesses with significant burdens, including infectious diseases, liver and lung diseases, and other illnesses. For more information, visit www.briibio.com.

Media contact

Morgan Warners (US)

+1 202-337-0808

mwarners@gpg.com

Michael Wang, PhD. (China)

michael.wang@briibio.com